UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]	Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ X ]	Preliminary Proxy Statement

[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required

[ X ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11(c)(1)

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.0001 per share of China Security & Surveillance Technology, Inc. (“common stock”)

	(2)	Aggregate number of securities to which transaction applies:

68,013,595 shares of common stock issued and outstanding as of May 27, 2011 (consisting of the 89,722,023 shares of common stock outstanding as of May 27, 2011 minus 21,708,428 shares held by Guoshen Tu, certain management members of the registrant and their respective affiliates (the “Rollover Shares”)*), and (ii) 12,864 shares of common stock underlying outstanding warrants as of May 27, 2011 with an exercise price below $6.50 per share.

* The Rollover Shares are being contributed to Rightmark Holdings Limited immediately prior to the consummation of the merger.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(c)(1) and the Securities and Exchange Commission Fee Rate Advisory #5 for Fiscal Year 2011 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $442,110,236. The maximum aggregate value of the transaction was calculated based upon the sum of (1) 68,013,595 shares of common stock issued and outstanding as of May 27, 2011 (consisting of the 89,722,023 shares of common stock outstanding as of May 27, 2011 minus the Rollover Shares) multiplied by $6.50 per share and (2) the product of 12,864 shares of common stock underlying outstanding warrants as of May 27, 2011 multiplied by $1.70 per share (which is the difference between the $6.50 per share merger consideration and the exercise price of $4.80 per share). The filing fee equals the product of $0.0001161 multiplied by the maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction: $442,110,236

	(5)	Total fee paid: $51,329

[ ]	Fee paid previously with preliminary materials.

[ X ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid: $521.85

	(2)	Form, Schedule or Registration Statement No.: Form S-3

	(3)	Filing party: China Security & Surveillance Technology, Inc.

	(4)	Date Filed: March 10, 2010

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

[        ], 2011

To the Stockholders of China Security & Surveillance Technology, Inc.:

You are cordially invited to attend an annual meeting of stockholders of China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”) to be held at [    ] local time on [     ], 2011, at [                 ].

At the annual meeting, you will be asked to consider and vote upon a proposal to adopt an Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2011 (the “merger agreement”), among the Company, Rightmark Holdings Limited, a British Virgin Islands company (“Parent”), Rightmark Merger Sub Limited, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and solely for the purposes of Section 6.15 therein, Mr. Guoshen Tu (“Mr. Tu”), the Chairman and Chief Executive Officer of the Company. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed and are beneficially owned by Mr. Tu.

If the merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive $6.50 in cash, without interest. We refer to this amount as the “per share merger consideration.” The following shares of Company common stock will not be converted into the right to receive the per share merger consideration in connection with the merger: (a) shares owned by Parent or Merger Sub, (b) shares contributed to Parent by the Rollover Stockholders (as defined below) immediately prior to the effective time of the merger and (c) shares owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the Delaware General Corporation Law.

The merger agreement provides that, each share of Company common stock that, immediately prior to the effective time of the merger, is subject to vesting and/or forfeiture restrictions under the equity incentive plan adopted by the board of directors of the Company on February 7, 2007 and subsequently amended in February 2010 shall become fully vested immediately prior to the effective time, and each such share shall be treated as a share of Company common stock.

At the effective time, each warrant to purchase shares of Company common stock issued that is outstanding at the effective time shall be canceled and, in exchange therefor, the surviving corporation shall pay to each former holder of any such canceled warrant immediately following the effective time an amount in cash (without interest) equal to the product of (i) the excess of the per share merger consideration over the exercise price per share of Company common stock of such warrant and (ii) the number of shares of Company common stock subject to such warrant; provided, that if the exercise price per share of Company common stock of any such warrant is equal to or greater than the per share merger consideration, such warrant shall be canceled without any cash payment being made in respect thereof. See “The Merger Agreement—Treatment of Common Stock, Restricted Shares and Company Warrants” beginning on page 64 for additional information.

A special committee of our board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders, and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders adopt the merger agreement. Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee, deemed it advisable and in the best interests of the Company and our stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders and recommended that our stockholders adopt the merger agreement at the annual meeting. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement.

The merger cannot be completed unless the merger agreement is adopted by (i) stockholders holding at least a majority of the outstanding shares of Company common stock at the close of business on the record date and (ii) stockholders holding at least a majority of the outstanding shares of the Company’s common stock at the close of business on the record date, other than shares owned, directly or indirectly, by Parent, Merger Sub, Rollover Stockholders or any of their respective affiliates. More information about the merger is contained in the accompanying proxy statement and copy of the Amended and Restated Agreement and Plan of Merger is attached thereto as Annex A.

In considering the recommendation of the special committee and the board of directors, you should be aware that some of the Company’s directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Mr. Tu, the Chairman and Chief Executive Officer of the Company, and Wing Khai Yap (also known as Terence Yap), the Chief Financial Officer and a director of the Company, Lizhong Wang, Zhongxin Xie, Lingfeng Xiong, Li Fang, Ying Zhang, Zhiming Wu, Daobin Sang, Guohui Cao, Po Kwai Chow, Yang Zhao, Yujuan Guan, Zhuo Gong, Xihong Dai, Qiaomin Wu, Kaicheng Cheng, Lei Wang and Xiaosheng Tong, each of whom is a member of the Company’s management team or the nominee of a member of the Company's management team (collectively, the “Rollover Stockholders”), beneficially own approximately 24.20% of the total number of outstanding shares of Company common stock. The Rollover Stockholders are parties to the rollover agreement described in the accompanying proxy statement and have agreed with Parent to contribute to Parent the shares of Company common stock owned by them in exchange for equity securities of Intelligent One Limited, a British Virgin Islands company (“Intelligent One”) that beneficially owns all of the share capital of Parent, immediately prior to the completion of the merger, or, if agreed between Parent and a Rollover Stockholder, in exchange for an amount in cash equal to $6.50 per share multiplied by the number of shares of Company common stock held by such Rollover Stockholder. The accompanying proxy statement includes additional information regarding certain interests of the Company’s directors and officers that may be different from, or in addition to, the interests of our stockholders generally.

Also as part of the annual meeting, you are being asked to vote upon (1) the election of five persons to the board of directors of the Company; (2) the ratification of the selection by our Audit Committee of GHP Horwath, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; (3) the approval, on an advisory basis, of executive compensation; (4) approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation; and (5) such other business as may properly come before the meeting or any adjournment thereof.

We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. Whether or not you plan to attend the annual meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

We appreciate your continued support of the Company.

Sincerely,

Guoshen Tu
Chairman of the Board and Chief Executive Officer

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [   ], 2011 and is first being mailed to stockholders on or about [  ], 2011.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD [ ], 2011

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of China Security & Surveillance Technology, Inc. (the “Company,” “we,” “us” or “our”) will be held at [   ] local time on [   ], 2011, at [                    ], for the following purposes:

1.

To adopt the Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2011 (the “merger agreement”), with Rightmark Holdings Limited, a British Virgin Islands company (“Parent”), Rightmark Merger Sub Limited, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the purposes of Section 6.15 therein, Mr. Guoshen Tu, the Chairman and Chief Executive Officer of the Company, providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed and are beneficially owned by Mr. Guoshen Tu;

2.

To approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement;

3.	To elect five persons to the board of directors of the Company;

4.	To ratify the selection by our Audit Committee of GHP Horwath, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

5.	To have an advisory vote on executive compensation;

6.	To have an advisory vote on the frequency of holding an advisory vote on executive compensation; and

7.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached thereto as Annex A.

A special committee of our board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders, and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders adopt the merger agreement. Our board of directors, acting on the unanimous recommendation of the special committee, deemed it advisable and in the best interests of the Company and our stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders and recommended that our stockholders adopt the merger agreement at the annual meeting. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement.

Guoshen Tu, the Chairman and Chief Executive Officer of the Company, and Wing Khai Yap (Terence), the Chief Financial Officer and a director of the Company, Lizhong Wang, Zhongxin Xie, Lingfeng Xiong, Li Fang, Ying Zhang, Zhiming Wu, Daobin Sang, Guohui Cao, Po Kwai Chow, Yang Zhao, Yujuan Guan, Zhuo Gong, Xihong Dai, Qiaomin Wu, Kaicheng Cheng, Lei Wang and Xiaosheng Tong, each a member of the Company’s management team or the nominee of a member of the Company’s management team (collectively, the “Rollover Stockholders”) beneficially own approximately 24.20% of the total number of outstanding shares of Company common stock. The Rollover Stockholders are parties to the rollover agreement described in the accompanying proxy statement and have agreed with Parent to contribute to Parent shares of Company common stock owned by them in exchange for equity securities of Intelligent One Limited, a British Virgin Islands company (“Intelligent One”) that beneficially owns all of the share capital of Parent, immediately prior to the completion of the merger or, if agreed between Parent and a Rollover Stockholder, in exchange for an amount in cash equal to $6.50 per share multiplied by the number of shares of Company common stock held by such Rollover Stockholder.

Only stockholders of record at the close of business on [   ], 2011 are entitled to notice of and to vote at the annual meeting and at any and all adjournments or postponements thereof.

The adoption of the merger agreement requires the affirmative vote of (i) stockholders holding at least a majority of the outstanding shares of Company common stock at the close of business on the record date and (ii) stockholders holding at least a majority of the outstanding shares of the Company’s common stock at the close of business on the record date, other than shares owned, directly or indirectly, by Parent, Merger Sub, the Rollover Stockholders or any of their respective affiliates. The approval of the adjournment of the annual meeting requires the affirmative vote of the holders of at least a majority of the shares of the Company common stock present and entitled to vote at the annual meeting as of the record date, whether or not a quorum is present.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. Whether or not you plan to attend the annual meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

Company stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the fair value of their shares in lieu of receiving the per share merger consideration if the merger closes but only if they perfect their appraisal rights by complying with the required procedures under Delaware law, which are summarized in the accompanying proxy statement.

If you plan to attend the annual meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the annual meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date.

By Order of the Board of Directors,

Samuel Lo
Corporate Secretary

Shenzhen, China

[         ], 2011

Important Notice of Internet Availability

This proxy statement, the Notice of Annual Meeting of Stockholders, and a form of the Proxy Card for the annual meeting to be held on [ ], 2011 are available free of charge at www.myproxyonline.com/CSR.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OF COMPANY COMMON STOCK BY TELEPHONE, OVER THE INTERNET, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD, BY SIGNING AND DATING IT AND RETURNING IT PROMPTLY. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Company common stock can be voted at the annual meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the annual meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the annual meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to adopt the merger agreement and the proposal to adjourn the annual meeting, if necessary and appropriate, to solicit additional proxies.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call our Corporate Secretary at (+86) 755-8351-0888.

i

Material PRC Tax Consequences	55
Delisting and Deregistration of the Company Common Stock	56
Litigation Relating to the Merger and Other Legal Proceedings	56
THE ANNUAL MEETING	58
Date, Time and Place	58
Purpose of the Annual meeting	58
Recommendation of Our Board of Directors and Special Committee	58
Record Date; Stockholders Entitled to Vote; Quorum	59
Vote Required	59
Stock Ownership and Interests of Certain Persons	60
Voting Procedures	60
Other Business	61
Revocation of Proxies	61
Rights of Stockholders Who Object to the Merger	61
Solicitation of Proxies	62
Assistance	62
PROPOSAL ONE - ADOPTION OF THE MERGER AGREEMENT	63
THE MERGER AGREEMENT	63
Explanatory Note Regarding the Merger Agreement	63
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws	63
Closing and Effective Time of the Merger	63
Treatment of Common Stock, Restricted Stock and Company Warrants	64
Exchange and Payment Procedures	64
Representations and Warranties	65
Conduct of Business Prior to Closing	69
Parent Forbearance	70
Access to Information	70
Alternative Takeover Proposals	70
Indemnification; Directors’ and Officers’ Insurance	72
Financing	73

No Knowledge of Inaccuracies	74
Employee Matters	74
Conditions to the Merger	74
Termination	75
Termination Fees and Reimbursement of Expenses	76
Fees and Expenses	77
Remedies	77
Amendment; Waiver of Conditions	77
COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	77
Changes in Control	79
Securities Authorized for Issuances under Equity Compensation Plans	79
COMMON STOCK TRANSACTION INFORMATION	79
Purchases by Company	79
Prior Public Offerings	79
APPRAISAL RIGHTS	80
SELECTED FINANCIAL INFORMATION	84
Selected Historical Financial Information	84
Ratio of Earnings to Fixed Charges	84
Net Book Value per Share of Company Common Stock	84
MARKET PRICE AND DIVIDEND INFORMATION	85
PROPOSAL TWO—ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING	85
PROPOSAL THREE—ELECTION OF DIRECTORS	86
Director Selection	86
Information Concerning Nominees and Incumbent Directors and Executive Officers	87
General Information	88
CORPORATE GOVERNANCE	89
Corporate Governance Guidelines	89
The Board and Committees of the Board	89

Governance Structure	89
The Board’s Role in Risk Oversight	90
Independent Directors	90
Audit Committee	91
Compensation Committee	92
Nominating and Governance Committee	93
Material Changes to Director Nomination Procedures	93
Board, Committee and Annual Meeting Attendance	93
Amended and Restated Code of Ethics	94
Communication with Directors or Non-Management Directors	94
Report of the Audit Committee	94
EXECUTIVE COMPENSATION	95
Compensation Discussion and Analysis	95
Objectives of our executive compensation program	95
How executive compensation is determined	96
The key elements of our executive compensation program	98
Other benefits	99
Change in control and employment agreements	99
Compensation Committee Report	99
Compensation Policies	99
Summary Compensation Table	100
Grants of Plan-Based Awards	100
Outstanding Equity Awards at Fiscal Year End	101
Option Exercises and Stock Vested	101
Employment Agreements	101
Potential Payments Upon Termination of Employment or Change of Control	101
Non-Management Directors’ Compensation	102
Compensation Committee Interlocks and Insider Participation	103

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	103
Transactions with Related Persons	103
Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons	103
PROPOSAL FOUR—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	104
Independent Registered Public Accounting Firm’s Fees	104
Pre-Approval Policies and Procedures	105
PROPOSAL FIVE—ADVISORY VOTE ON EXECUTIVE COMPENSATION	105
PROPOSAL SIX—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION	105
STOCKHOLDER PROPOSALS AND NOMINATIONS	106
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	107
WHERE YOU CAN FIND MORE INFORMATION	107
ANNEX A: MERGER AGREEMENT	A-1
ANNEX B: FINANCIAL ADVISOR OPINION	B-1
ANNEX C: DELAWARE GENERAL CORPORATION LAW SECTION 262	C-1

v

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD [    ], 2011

PROXY STATEMENT

This proxy statement contains information related to an annual meeting of stockholders of China Security & Surveillance Technology, Inc. (the “Company,” “we,” “us” or “our”) which will be held at [ ] local time on [ ], 2011, at [ ] and any adjournments or postponements thereof. We are furnishing this proxy statement to stockholders of China Security & Surveillance Technology, Inc. as part of the solicitation of proxies by the Company’s board of directors for use at the annual meeting. This proxy statement is dated [ ], 2011 and is first being mailed to stockholders on or about [ ], 2011.

SUMMARY TERM SHEET RELATED TO THE MERGER

This summary term sheet highlights selected information in this proxy statement regarding the merger and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the annual meeting. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page 107. In this proxy statement, the terms “we,” “us,” “our,” “CSST” and the “Company” refer to China Security & Surveillance Technology, Inc. and its subsidiaries. We refer to Intelligent One Limited as “Intelligent One,” Rightmark Holdings Limited as “Parent” and Rightmark Merger Sub Limited as “Merger Sub.” We refer to Wing Khai Yap (Terence), Lizhong Wang, Zhongxin Xie, Lingfeng Xiong, Li Fang, Ying Zhang, Zhiming Wu, Daobin Sang, Guohui Cao, Po Kwai Chow, Yang Zhao, Yujuan Guan, Zhuo Gong, Xihong Dai, Qiaomin Wu, Kaicheng Cheng, Lei Wang and Xiaosheng Tong, each of whom is a member of the Company’s management or the nominee of a member of the Company’s management team, and together with Guoshen Tu (“Mr. Tu”), as the “Rollover Stockholders” and Parent, Merger Sub and the Rollover Stockholders, collectively as the “Tu Parties.” When we refer to the “merger agreement” we mean either the Agreement and Plan of Merger, dated as of April 20, 2011, or the Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2011, as applicable, each among the Company, Parent, Merger Sub and Mr. Tu (solely for the purposes of Section 6.15 therein).

The Parties (page 18)

China Security & Surveillance Technology, Inc. is a leading integrated surveillance and safety solutions provider in China. Through its indirect Chinese subsidiaries, the Company is primarily engaged in the manufacturing, distributing, installing and servicing of surveillance and safety products, systems and services, and developing surveillance and safety related software in China. Both Parent and Merger Sub were formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Both Parent and Merger Sub were formed and are beneficially owned by Mr. Tu.

Mr. Tu, the Chairman and Chief Executive Officer of the Company, beneficially owns approximately 20.9% of the total number of outstanding shares of Company common stock.

The Rollover Stockholders, including Mr. Tu, beneficially own approximately 24.20% of the total number of outstanding shares of Company common stock. The Rollover Stockholders have agreed with Parent to contribute to Parent the shares of Company common stock owned by them (the “Rollover Shares”) in exchange for equity securities of Intelligent One immediately prior to the completion of the merger pursuant to a letter agreement (the “rollover agreement”) or, if and to the extent, agreed between Parent and a Rollover Stockholder, in exchange for an amount in cash equal to $6.50 per share multiplied by the number of the relevant Rollover Shares.

Overview of the Transaction (page 21)

The Company, Parent, Merger Sub and Mr. Tu entered into the merger agreement on April 20, 2011, as amended and restated by the merger agreement entered into by the parties on May 3, 2011. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “merger”). The Company, as the surviving corporation, will continue to do business under the name “China Security & Surveillance Technology, Inc.” following the merger. Both Parent and Merger Sub were formed and are beneficially owned by Mr. Tu. The following will occur in connection with the merger:

  each share of Company common stock issued and outstanding immediately prior to the merger (other than shares owned by Parent, Merger Sub and their affiliates, the Rollover Stockholders and holders of the Dissenting Shares (as such term is defined in this proxy statement)) will be converted into the right to receive the per share merger consideration, as described below;

  each share of Company common stock that, immediately prior to the effective time of the merger, is subject to vesting and/or forfeiture restrictions under the equity incentive plan adopted by the board of directors of the Company on February 7, 2007 and subsequently amended in February 2010 shall become fully vested immediately prior to the effective time, and each such share shall be treated as a share of Company common stock;

  each warrant to purchase shares of Company common stock issued that is outstanding at the effective time shall be canceled and, in exchange therefor, the surviving corporation shall pay to each former holder of any such canceled warrant immediately following the effective time an amount in cash (without interest) equal to the product of (i) the excess of the per share merger consideration over the exercise price per share of Company common stock of such warrant and (ii) the number of shares of Company common stock subject to such warrant; provided, that if the exercise price per share of Company common stock of any such warrant is equal to or greater than the per share merger consideration, such warrant shall be canceled without any cash payment being made in respect thereof. See “The Merger Agreement—Treatment of Common Stock, Restricted Shares and Company Warrants” beginning on page 64 for additional information; and

  all shares of Company common stock so converted will, at the closing of the merger, be canceled, and each holder of a certificate (or evidence of shares in book-entry form) representing any shares of Company common stock shall cease to have any rights with respect thereto, except the right to receive the per share merger consideration upon surrender of such certificate (if such shares are certificated).

Following and as a result of the merger:

  Company stockholders (other than the Rollover Stockholders) will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

  shares of Company common stock will no longer be listed on The New York Stock Exchange (“NYSE”) or NASDAQ Dubai, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

  the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated.

The Annual Meeting (page 58)

The annual meeting will be held on [ ], 2011 at [ ]. At the annual meeting, you will be asked to, among other things, adopt the merger agreement. See “Questions and Answers About the Annual Meeting and the Merger” for additional information on the annual meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (page 59)

You may vote at the annual meeting if you owned any shares of Company common stock at the close of business on [  ], 2011, the record date for the annual meeting. On that date, there were [  ] shares of Company common stock outstanding and entitled to vote at the annual meeting. You may cast one vote for each share of Company common stock that you owned on that date. Adoption of the merger agreement requires the affirmative vote of (i) stockholders holding at least a majority of the outstanding shares of the Company’s common stock at the close of business on the record date and (ii) stockholders holding at least a majority of the outstanding shares of the Company’s common stock at the close of business on the record date other than shares owned, directly or indirectly, by Parent, Merger Sub, the Rollover Stockholders or any of their respective affiliates. Assuming 89,722,023 shares of Company common stock are outstanding on the record date, approximately 34,006,798 shares of Company common stock owned by unaffiliated stockholders must be voted in favor of the proposal to adopt the merger agreement in order for the proposal to be approved pursuant to the approval requirement set forth in (ii). See “The Annual Meeting” beginning on page 58 for additional information.

Merger Consideration

If the merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive $6.50 in cash, without interest. We refer to this amount as the “per share merger consideration.” Common stock owned by Parent or Merger Sub and shares of Company common stock contributed to Parent by the Rollover Stockholders will be canceled without payment of per share merger consideration. Shares of Company common stock owned by stockholders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the Delaware General Corporation Law (“DGCL”) will be canceled without payment of per share merger consideration and such stockholders will instead be entitled to appraisal rights under the DGCL.

A paying agent will send written instructions for surrendering your certificates representing shares of Company common stock (if your shares of Company common stock are certificated) and obtaining the per share merger consideration after we have completed the merger. Do not return your stock certificates with your proxy card and do not forward your stock certificates to the paying agent prior to receipt of the written instructions. If you hold uncertificated shares of Company common stock (i.e., you hold your shares in book-form entry), you will automatically receive your per share merger consideration as soon as practicable after the effective time of the merger without any further action required on your part. See “The Merger Agreement—Treatment of Common Stock, Restricted Shares and Company Warrants” and “The Merger Agreement—Exchange and Payment Procedures” beginning on page 64 for additional information.

Treatment of Restricted Stock and Company Warrants (page 64)

The merger agreement provides that, each share of Company common stock that, immediately prior to the effective time of the merger, is subject to vesting and/or forfeiture restrictions under the equity incentive plan adopted by the board of directors of the Company on February 7, 2007 and subsequently amended in February 2010 shall become fully vested immediately prior to the effective time, and each such share shall be treated as a share of Company common stock.

At the effective time, each warrant to purchase shares of Company common stock issued that is outstanding at the effective time shall be canceled and, in exchange therefor, the surviving corporation shall pay to each former holder of any such canceled warrant immediately following the effective time an amount in cash (without interest) equal to the product of (i) the excess of the per share merger consideration over the exercise price per share of Company common stock of such warrant and (ii) the number of shares of Company common stock subject to such warrant; provided, that if the exercise price per share of Company common stock of any such warrant is equal to or greater than the per share merger consideration, such warrant shall be canceled without any cash payment being made in respect thereof. See “The Merger Agreement—Treatment of Common Stock, Restricted Shares and Company Warrants” beginning on page 64 for additional information.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger (page 30)

Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement. Our board of directors and the special committee believe that the merger is fair to our stockholders. For a discussion of the material factors considered by our board of directors and the special committee in determining to recommend the adoption of the merger agreement and in determining that the merger is fair to our stockholders, see “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 30 for additional information.

Positions of the Tu Parties Regarding the Fairness of the Merger (page 43)

Each of the Tu Parties believes that the merger is fair to our stockholders, other than the Rollover Stockholders. Their belief is based upon the factors discussed under the captions, “Special Factors Relating to the Merger—Positions of the Tu Parties Regarding the Fairness of the Merger” beginning on page 43 and “Special Factors—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 30.

Opinion of Imperial Capital, Financial Advisor to the Special Committee (page 36)

In connection with the merger, the special committee received a written opinion from Imperial Capital, LLC (“Imperial Capital”), financial advisor to the special committee, as to the fairness, from a financial point of view and as of the date of its opinion, of the per share merger consideration to be received by the holders of the Company common stock (other than Parent, Merger Sub and their affiliates, holders of the Dissenting Shares and the Rollover Stockholders (as each such term is defined in this proxy statement)). The full text of Imperial Capital’s written opinion, dated May 3, 2011, is attached to this proxy statement as Annex B. Holders of Company common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Imperial Capital’s opinion was provided to the special committee in connection with, and for the purposes of, its evaluation of the per share merger consideration from a financial point of view, does not address the merits of the underlying decision by the Company to engage in the merger or the relative merits of any alternatives discussed by the special committee and the board of directors of the Company, does not constitute an opinion with respect to the Company’s underlying business decision to effect the merger, any legal, tax or accounting issues concerning the merger, or any terms of the merger (other than the per share merger consideration) and does not constitute a recommendation as to any vote or action the Company or any stockholders of the Company should take in connection with the merger or any aspect thereof.

For a more complete description of Imperial Capital’s opinion, see “Special Factors Relating to the Merger—Opinion of Imperial Capital, Financial Advisor to the Special Committee” beginning on page 36 for additional information. See also Annex B to this proxy statement.

Financing of the Merger (page 49)

Parent estimates that the total amount of funds required to complete the merger and related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $594,975,018. This amount is expected to be provided through a combination of rollover financing from the Rollover Stockholders totaling approximately $141,104,782, and debt financing of up to $500 million. See “Special Factors Relating to the Merger—Financing of the Merger” beginning on page 49 for additional information.

Limited Guaranty (page 50)

Mr. Tu has agreed to guarantee the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee and reimburse certain expenses. See “Special Factors Relating to the Merger—Limited Guaranty” beginning on page 50 for additional information.

Rollover Agreement (page 50)

Pursuant to a rollover agreement, at or prior to the effective time of the merger, the Rollover Stockholders will contribute to Parent an aggregate amount of 21,708,428 shares of Company common stock beneficially owned by them in exchange for equity securities of Intelligent One or, if agreed between Parent and a Rollover Stockholder, in exchange for an amount in cash equal to $6.50 per share multiplied by the number of the relevant Rollover Shares. See “Special Factors Relating to the Merger–Financing of the Merger – Rollover Financing” beginning on page 50 for additional information.

Interests of the Company’s Directors and Officers in the Merger (page 51)

When considering the recommendation of our board of directors in favor of the adoption of the merger agreement, you should be aware that the members of our board of directors and certain of our officers have interests in the merger in addition to their interests as our stockholders generally. These interests may be different from, or in addition to, your interests as our stockholders. These interests include acceleration of vesting of their restricted stock, the ownership of equity interests in Parent by Mr. Tu, the rollover arrangement, compensation to members of special committee and the maintenance of indemnification rights and insurance coverage. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Conditions to the Merger (page 74)

The respective obligations of each of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, please see “The Merger Agreement—Conditions to the Merger” beginning on page 74.

Regulatory Matters (page 53)

The Company does not believe that any material federal, national, provincial, local or state, whether domestic or foreign, regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the U.S. federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the merger.

Alternative Takeover Proposals (page 70)

Until 11:59 p.m. New York City time on July 2, 2011 the Company is permitted to:

  initiate, solicit and encourage any inquiry or the making of takeover proposals from third parties, including through public disclosure or by providing third parties non-public information pursuant to acceptable confidentiality agreements (provided that the Company promptly make such information available to Parent if not previously made available to Parent); and

  enter into and maintain discussions or negotiations with any person with respect to any takeover proposal, or otherwise cooperate with or assist such inquiries, proposals, discussions or negotiations.

From and after 12:00 a.m. New York City time on July 3, 2011, the Company is required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any takeover proposals, except as may relate to excluded parties (as defined below). From and after 12:00 a.m. New York City time on July 3, 2011 until the effective time or, if earlier, the termination of the merger agreement, the Company will not:

  initiate, solicit, knowingly encourage or knowingly induce the making of takeover proposals from third parties;

  provide any material non-public information to a third party in connection with a takeover proposal; or

  engage in discussions or negotiations with any third party concerning a takeover proposal

Notwithstanding the foregoing, the Company may continue to engage in the activities permitted during the period prior to 11:59 p.m. New York City time on July 2, 2011 described above with an excluded party. In this proxy statement, we refer to any person that has submitted a takeover proposal after the execution of the merger agreement and prior to 11:59 p.m. New York City time on July 2, 2011 that the board of directors and the special committee determine in good faith (after consultation with its financial and legal advisors) constitutes or would reasonably be expected to result in a superior proposal as an “excluded party”; provided, however, that such person will cease to be an excluded party at such time as the takeover proposal made by such person is withdrawn, is terminated or expires, or the board of directors and the special committee determine in good faith (after consultation with its financial and legal advisors) ceases to constitute or ceases to be reasonably likely to lead to a superior proposal.

Prior to the time the Company’s stockholders adopt the merger agreement, if the Company receives an unsolicited takeover proposal from a third party that the special committee determines in good faith (after consultation with its financial and legal advisors) could result in a superior proposal, the Company may:

  furnish information to such party pursuant to an acceptable confidentiality agreement; and

  engage in discussions or negotiations with such party.

From and after 12:00 a.m. New York City time on July 3, 2011, the Company must advise Parent within 48 hours, orally and then in writing as promptly as practicable, of any takeover proposal, any initial request for non-public information and any initial request for discussions or negotiations related to a takeover proposal, received after 12:00 a.m. New York City time on July 3, 2011. In connection with such notice, Company must also provide the material terms and conditions and the identity of the third party make the takeover proposal or request. The Company must also keep Parent reasonably informed in all material respects of the status and details of such takeover proposal or request received after 12:00 a.m. New York City time on July 3, 2011.

The board of directors of the Company cannot effect a “change of recommendation” (as defined in “The Merger Agreement – Alternative Takeover Proposals”) or allow the Company to execute or enter into, any “Company acquisition agreement” (as defined in “The Merger Agreement – Alternative Takeover Proposals”) related to any takeover proposal. Notwithstanding the foregoing, at any time prior to the receipt of the requisite stockholder approvals of the merger, (x) if the special committee determines in good faith (after consultation with the Company’s outside legal advisors) that the failure to do so could likely be inconsistent with its fiduciary duties, then the board of directors of the Company, acting upon the recommendation of the special committee, may make a change of recommendation; and (y) if the board of directors of the Company determines in good faith (after consultation with the Company’s outside financial and legal advisors) that a takeover proposal constitutes a superior proposal, then the Company may make a change of recommendation, enter into a Company acquisition agreement with respect to such superior proposal and/or terminate the merger agreement.

The Company is not entitled to effect a change of recommendation or terminate the merger agreement unless (i) the Company has provided written notice at least three business days in advance to Parent and Merger Sub advising Parent that the board of directors of the Company intends to make a change of recommendation or enter into a Company acquisition agreement and specifying the reasons for the proposed action and, if a change of recommendation is being made as a result of a superior proposal, the terms and conditions of such takeover proposal (including the identity of the third party making the takeover proposal and any related financing materials) and (ii) with respect to a takeover proposal received on or after 12:00 a.m. New York City time on July 3, 2011, in addition to providing a written notice of a superior proposal to Parent, during the three business day period following Parent’s and Merger Sub’s receipt of such written notice, the Company will negotiate with Parent and Merger Sub in good faith (if Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement and the facility agreement entered into between Parent and China Development Bank Hong Kong Branch (“CDB”), Parent’s lender, so that such superior proposal no longer constitutes a superior proposal, and following the end of the three business day period, the board of directors of the Company and the special committee will have determined in good faith, taking into account any changes to the merger agreement and the facility agreement proposed by Parent and Merger Sub, that the takeover proposal giving rise to such written notice continues to be a superior proposal. Any material amendment to the financial terms or any other material amendment of such superior proposal will require a new written notice and the Company will be required to comply again with the procedures in this paragraph.

The Company is not restricted from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable law.

The Company has the right to reimburse the reasonable out-of-pocket expenses of any person who has submitted a takeover proposal prior to the receipt of the requisite stockholder approvals of the merger, if (i) the special committee determines in good faith that such takeover proposal constitutes a superior proposal and intends to change its recommendation, (ii) in response to the intended change of recommendation, Parent revises the terms and conditions of the merger agreement and (iii) the Company does not change its recommendation with respect to such a takeover proposal because the special committee determines that the takeover proposal submitted by such person no longer constitutes a superior proposal in consideration of the revisions to the merger agreement submitted by Parent.

As used in this proxy statement, the following terms shall have the following meanings:

The term “takeover proposal” means any proposal or offer made by any third party to purchase or otherwise acquire (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of 20% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company that constitute 20% or more of the revenues or assets of the Company.

The term “superior proposal” means a written takeover proposal (provided that for purposes of this definition, references to “20%” in the definition of takeover proposal shall be deemed to be references to “50%”) on terms which the board of directors of the Company and special committee determines in good faith (after consultation with the Company’s outside legal and financial advisors) to be more favorable to the Company’s stockholders from a financial point of view than the terms of the merger agreement (taking into account such factors as the board of directors of the Company deems appropriate including any changes to the terms of the merger agreement proposed by Parent) and to be reasonably capable of being consummated on the terms proposed.

Termination of the Merger Agreement (page 75)

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after requisite stockholder approvals of the merger have been obtained:

by mutual written agreement of the Company and Parent;

by either of the Company or Parent, if:

  any governmental entity has issued a final order, injunction or decree permanently enjoining or otherwise prohibiting consummation of the merger; provided, that this termination right is not available to a party if the failure of such party to fulfill any of its obligations under the merger agreement is the primary cause or material contributing factor to the denial of such approval, or issuance of such final order, injunction or decree;

  the merger is not completed by April 20, 2012 (the “termination date”), provided that this termination right will not be available to a party if the failure to consummate the merger on or before the termination date was primarily due to the breach or failure of such party to fulfill any of its obligations under the merger agreement; or

  our stockholders do not adopt the merger agreement at the annual meeting or any adjournment or postponement thereof.

by the Company:

  if Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by Parent or Merger Sub within 30 business days after written notice of such breach or if earlier, by the termination date, provided that this termination right is not available to the Company if a material breach of the merger agreement by the Company is the primary cause or material contributing factor to the failure of such condition to be satisfied;

  if the Company enters into a Company acquisition agreement relating to a superior proposal and has complied with the requirements described under “The Merger Agreement—Alternative Takeover Proposals,” and concurrently with such termination, the Company pays the termination fee described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses;”

  if all of the closing conditions are otherwise satisfied but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred, the Company has notified Parent in writing that it is ready to close and the Company has given Parent written notice of at least one business day of its intention to terminate the merger agreement; or

  for any reason on or prior to May 4, 2011;

by Parent, if:

  if the Company has breached any of its representation, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by the Company within 30 business days after written notice of such breach, or if earlier, by the termination date, provided that this termination right is not available to Parent if a material breach of the merger agreement by Parent or Merger Sub is the primary cause or material contributing factor to the failure of such condition to be satisfied; or

  the board of directors of the Company has made and not withdrawn a change of recommendation.

Termination Fees and Reimbursement of Expenses (page 76)

The Company is required to pay Parent a termination fee of $5.0 million and fees and expenses incurred by Parent of up to $1.0 million in the event the merger agreement is terminated by the Company in order to enter into a Company acquisition agreement relating to a superior proposal in connection with a takeover proposal received on or prior to 11:59 p.m. New York City time on July 2, 2011.

The Company is required to pay Parent a termination fee of $10.0 million in the event the merger agreement is terminated:

  by the Company in order to enter into a Company acquisition agreement for a superior proposal in connection with a takeover proposal received on or after 12:00 a.m. New York City time on July 3, 2011;

  by Parent or the Company due to (a)(i) a failure of either the Company or Parent to consummate the merger by the termination date or (ii) a failure by the Company to obtain the requisite stockholder approvals of the merger and (b) on or after the signing of the merger agreement but prior to the date of the stockholders’ meeting, a third party makes a takeover proposal which is publicly disclosed and not withdrawn and (c) within 12 months following such termination, the Company consummates or enters into a transaction with respect to such takeover proposal;

  by Parent because the board of directors of the Company has made and not withdrawn a change of recommendation or has proposed to publicly announce its intention make such change of recommendation; or

  the board of directors of the Company has adopted, approved or recommended or proposes publicly to adopt, approve or recommend an alternative transaction proposal.

Parent is required to pay the Company a reverse termination fee of $20.0 million in the event the merger agreement is terminated by the Company:

  due to a breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements set forth in the merger agreement; or

  if all of the closing conditions are otherwise satisfied but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred, the Company has notified Parent in writing that it is ready to close and the Company has given Parent written notice of at least one business day of its intention to terminate the merger agreement.

Remedies (page 77)

Subject to any equitable remedies the Company may be entitled to, our right to receive payment under certain circumstances of a reverse termination fee of $20.0 million in connection with the merger from Parent or Merger Sub is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. Upon payment of such reverse termination fee, Parent, its subsidiaries and their respective representatives will have no further liability under the merger agreement.

Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent’s and Merger Sub’s right to receive payment under certain circumstances of either (i) a termination fee of $10.0 million or (ii) a termination fee of $5.0 million plus Parent’s and Merger Sub’s out-of-pocket costs and expenses (up to $1.0 million) incurred in connection with the merger from us is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise and upon payment of such amount, the Company, its subsidiaries and their respective representatives will have no further liability under the merger agreement.

The Company, Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedies under the merger agreement. The Company is not entitled to receive both a grant of specific performance that results in the consummation of the merger and payment of all or any portion of the reverse termination fee.

Appraisal Rights (page 80)

If the merger is consummated, persons who are stockholders of the Company will have certain rights under Delaware law to dissent and demand appraisal of, and payment in cash of the fair value of, their shares of Company common stock (“Dissenting Shares”). Any shares of Company common stock held by a person who does not vote in favor of adoption of the merger agreement, demands appraisal of such shares of Company common stock and complies with the applicable provisions of Delaware law will not be converted into the right to receive the per share merger consideration. Such appraisal rights, if the statutory procedures were complied with, will lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the merger) required to be paid in cash to such dissenting stockholders for their shares of Company common stock. The value so determined could be more or less than, or the same as, per share merger consideration.

You should read “Appraisal Rights” beginning on page 80 for a more complete discussion of the appraisal rights in relation to the merger as well as Annex C which contains a full text of the applicable Delaware statute.

Litigation Relating to the Merger and Other Legal Proceedings (page 56)

The Company, certain officers of the Company, the members of the board of directors and Merger Sub are named as defendants in purported class action lawsuits brought by stockholders of the Company. The lawsuits allege, among other things, that the members of the board of directors breached their fiduciary duties owed to the Company’s stockholders and seek, among other things, to enjoin the defendants from completing the merger on the agreed-upon terms.

One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected time frame.

In September 2010, we were notified by the staff of the SEC that it had initiated a formal, nonpublic investigation of the Company (the “SEC Investigation”). On or around September 3, 2010 and March 29, 2011, we received two subpoenas from the SEC requesting the delivery of certain documents to the SEC. We are cooperating, and intend to continue to cooperate, with the SEC in connection with such investigation. Receipt of these subpoenas does not mean that the SEC has concluded that we or anyone else has violated the law. The investigation does not mean that the SEC has a negative opinion of any person, entity or security. It is not possible to predict the outcome of the investigation, including whether or when any proceedings might be initiated, when these matters may be resolved or what, if any, penalties or other remedies may be imposed.

Certain Material United States Federal Income Tax Consequences (page 53)

The receipt of cash in exchange for Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general a U.S. Holder (as defined under “Material United States Federal Income Tax Consequences”) of Company common stock will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in the merger and the U.S. Holder’s adjusted tax basis in the shares of Company common stock. In general, a Non-U.S. Holder (as defined under “Material United States Federal Income Tax Consequences”) of shares of Company common stock will not be subject to U.S. federal income tax in respect of cash received in the merger, unless such Non-U.S. Holder has certain connections to the United States. Holders of Company common stock should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

Certain Material PRC Income Tax Consequences (page 55)

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the People’s Republic of China (“PRC”) are considered “resident enterprises.” The implementation rules for the EIT Law define the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for Company common stock should otherwise be subject to PRC tax to holders of such common stock that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for these securities should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for Company common stock pursuant to the merger by holders of such securities who are not PRC residents could be treated as PRC-source income that would be subject to PRC tax at a rate of up to 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Additional Information (page 107)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” beginning on page 107.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

Q:	When and where is the annual meeting of our stockholders?

A:	The annual meeting of stockholders will be held at [ ] local time on [ ], 2011, at [ ].

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement in connection with the solicitation of proxies by the board of directors of the Company in favor of, among other things, the adoption of the merger agreement. On May 3, 2011, we entered into the merger agreement, with Parent, Merger Sub and Mr. Tu providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. After the merger, shares of the Company common stock will not be publicly traded. Parent and Merger Sub are beneficially owned by Mr. Tu, the Chairman and Chief Executive Officer of the Company.

Q:	What matters will be voted on at the annual meeting?

A:	You will be asked to consider and vote on the following proposals:

adoption of the merger agreement;

approval of the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement;

election of five persons to the board of directors of the Company;

ratification the selection by our Audit Committee of GHP Horwath, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

approval, on an advisory basis, of the executive compensation;

approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation; and

such other business as may properly come before the annual meeting or any adjournment thereof.

Q:	As a stockholder, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $6.50 in cash, without interest thereon, for each share of Company common stock that you own immediately prior to the effective time of the merger as described in the merger agreement.

See “Special Factors Relating to the Merger—Material United States Federal Income Tax Consequences” and “—Material PRC Tax Consequences” beginning on pages 53 and 55, respectively, for a more detailed description of the U.S. federal and PRC tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, PRC and/or other non-U.S. taxes.

Q:	When will I receive the merger consideration for my shares of Company common stock?

A:

After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the $6.50 per share merger consideration. When you properly complete and return the required documentation described in the written instructions, you will promptly receive from the paying agent payment of the merger consideration for your shares.

Q:	How will the Company’s restricted stock be treated in the merger?

A:

The merger agreement provides that each share of Company common stock that, immediately prior to the effective time of the merger, is subject to vesting and/or forfeiture restrictions under the equity incentive plan adopted by the board of directors of the Company on February 7, 2007 and subsequently amended in February 2010 shall become fully vested immediately prior to the effective time, and each such share shall be treated as a share of Company common stock. See “The Merger Agreement—Treatment of Common Stock, Restricted Shares and Company Warrants” beginning on page 64 for additional information.

Q:	How will the Company’s warrants be treated in the merger?

A:

At the effective time, each warrant to purchase shares of Company common stock issued that is outstanding at the effective time shall be canceled and, in exchange therefor, the surviving corporation shall pay to each former holder of any such canceled warrant immediately following the effective time an amount in cash (without interest) equal to the product of (i) the excess of the per share merger consideration over the exercise price per share of Company common stock of such warrant and (ii) the number of shares of Company common stock subject to such warrant; provided, that if the exercise price per share of Company common stock of any such warrant is equal to or greater than the per share merger consideration, such warrant shall be canceled without any cash payment being made in respect thereof. See “The Merger Agreement—Treatment of Common Stock, Restricted Shares and Company Warrants” beginning on page 64 for additional information.

Q:	What vote of our stockholders is required to adopt the merger agreement and other proposals?

A:	The vote requirements to approve the proposals are as follows:

For Proposal No. 1 (adoption of the merger agreement), both (i) stockholders holding at least a majority of the shares of Company common stock outstanding at the close of business on the record date and (ii) stockholders holding at least a majority of the outstanding shares of the Company’s common stock at the close of business on the record date other than shares owned, directly or indirectly, by Parent, Merger Sub, the Rollover Stockholders or any of their respective affiliates must vote “FOR” the proposal to adopt the merger agreement.

For Proposal No. 2 (approval of the adjournment or postponement of the annual meeting), the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the meeting and entitled to vote, whether or not the quorum is present, is required.

For Proposal No. 3 (election of directors), each director must be elected by a plurality of votes cast with respect to such director (i.e., the number of shares voted “for” a director nominee must exceed the number of votes “withheld” from that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors.

For Proposal No. 4 (ratification of independent auditor), Proposal No. 5 (advisory vote on executive compensation) and any other matters on which stockholders are entitled to vote, the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the meeting and entitled to vote, is required.

For Proposal No. 6 (advisory vote on the frequency of holding an advisory vote on executive compensation), the alternative — that is, every one, two or three years — receiving the greatest number of votes will be the frequency that stockholders approve.

At the close of business on [ ], 2011, the record date, [ ] shares of Company common stock were outstanding and entitled to vote at the annual meeting.

Q:	Who can attend and vote at the annual meeting?

A:

All stockholders of record as of the close of business on [ ], 2011, the record date for the annual meeting, are entitled to receive notice of and to attend and vote at the annual meeting, or any postponement or adjournment thereof. If you wish to attend the annual meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the annual meeting will need to obtain a proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their shares of Company common stock. Seating will be limited at the annual meeting. Admission to the annual meeting will be on a first-come, first-served basis.

Q:	How does our board of directors recommend that I vote?

A:

Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement. Our board of directors also recommends that you vote “FOR” the proposal to elect the nominated directors, “FOR” the proposal to ratify the selection by our Audit Committee of GHP Horwath, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and “FOR” the proposal to approve the compensation of our named executive officers.

Our board of directors has not made a recommendation on the frequency of holding an advisory vote on executive compensation. Stockholders may vote for having an advisory vote every year, every two years, or every three years, or they may abstain from voting on this proposal.

You should read “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 30 for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the adoption of the merger agreement. In addition, in considering the recommendation of the special committee and the board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and officers may have interests that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger,” beginning on page 51 for additional information.

Q:	How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A:

Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the adoption of the merger agreement. As of [ ], 2011, the record date for the annual meeting, our directors (including Mr. Tu) and current executive officers owned, in the aggregate, 21,970,930 shares of Company common stock, or collectively approximately 24.5% of the outstanding shares of Company common stock.

Q:	Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares of Company common stock?

A:

Company stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal and receive the fair value of their shares of Company common stock in lieu of receiving the per share merger consideration if the merger closes but only if they perfect their appraisal rights by complying with the required procedures under Delaware law. See “Appraisal Rights” beginning on page 80 for additional information. For the full text of Section 262 of the DGCL, please see Annex C hereto.

Q:	How do I cast my vote if I am a holder of record?

A:

If you were a holder of record on [ ], 2011, you may vote in person at the annual meeting or by submitting a proxy for the annual meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the proposal to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement, “FOR” the election of the nominated directors, “FOR” the ratification of GHP Horwath, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and “FOR” the approval of the compensation of our named executive officers.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:

If you hold your shares in “street name,” which means your shares of Company common stock are held of record on [ ], 2011 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your shares of Company common stock with instructions on how to vote your shares of Company common stock in accordance with the voting directions provided by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your shares of Company common stock will not be voted, which will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to adopt the merger agreement or other proposals?

A:

If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee with respect to any particular proposal, it will have the same effect as a vote against such proposal, although your abstention or failure to act will not count as a vote against any other proposal, unless you also abstain or fail to act with respect to such other proposal.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

Proposal 4 (ratification of auditors) involves a matter that we believe will be considered routine. All other proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided on your proxy card.

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the annual meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the annual meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the annual meeting. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of certificated shares of Company common stock, should I send in my share certificates now?

A:

No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their stock certificates for the per share merger consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send stock certificates with your proxy.

Holders of uncertificated shares of Company common stock (i.e., holders whose shares are held in book-form entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	What constitutes a quorum for the annual meeting?

A:

The presence at the annual meeting in person or by proxy of the holders of a majority of shares of the Company’s capital stock issued and outstanding and entitled to vote at the annual meeting as of the record date will constitute a quorum for purposes of the annual meeting.

Q:	Will any proxy solicitors be used in connection with the annual meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Okapi Partners LLC.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Company common stock pursuant to the merger agreement. Instead, we will remain a publicly traded company and our common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. Under specified circumstances, we may be required to pay Parent (i) a termination fee of $5.0 million and reimburse Parent for up to $1.0 million of its out-of-pocket expenses or (ii) a termination fee of $10.0 million or, Parent may be required to pay us a termination fee of $20.0 million. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 76 for additional information.

Q:	When is the merger expected to be completed?

A:

We are working to complete the merger as quickly as possible. We currently expect the transaction to close in the third quarter of 2011; however, we cannot predict the exact timing of the merger. In order to complete the merger, we must obtain the requisite stockholder approvals of the merger and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	What is householding and how does it affect me?

A:

The Securities and Exchange Commission (“SEC”) permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Okapi Partners LLC toll-free at (855) 208-8903, collect at (212) 297-0720, by email at info@okapipartners.com.

SPECIAL FACTORS RELATING TO THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Parties

The Company

China Security & Surveillance Technology, Inc. is a leading integrated surveillance and safety solutions provider in China. Through its indirect Chinese subsidiaries, the Company is primarily engaged in the manufacturing, distributing, installing and servicing of surveillance and safety products, systems and services, and developing surveillance and safety related software in China. The Company’s principal executive offices are located at 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian District, Shenzhen, People’s Republic of China, 518034. The Company’s telephone number is (86) 755-8351-0888.

Parent

Rightmark Holdings Limited, which we refer to as "Parent," was incorporated under the laws of the British Virgin Islands and was formed by Mr. Tu solely for the purpose of owning the Company after the merger and arranging the financing for the merger. The registered office of Parent is Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands, and its telephone number is (86) 755-8351-0888.

Merger Sub

Rightmark Merger Sub Limited, which we refer to as "Merger Sub," was incorporated under the laws of the State of Delaware and was formed by Parent solely for the purpose of effecting the merger. The registered office of Merger Sub is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, and its telephone number is (86) 755-8351-0888.

Intelligent One

Intelligent One Limited, which we refer to as "Intelligent One," was incorporated under the laws of the British Virgin Islands and was formed by Mr. Tu solely for the purpose of owning Parent and participating in the Rollover Agreement. The registered office of Intelligent One is Palm Grove House, P.O. Box 3140, Road Town, Tortola, British Virgin Islands, and its telephone number is (86) 755-8351-0888.

Guoshen Tu and the Other Rollover Stockholders

Mr. Guoshen Tu

Mr. Tu is, and has been for the last five years, the Chairman and Chief Executive Officer of the Company. The business address of Mr. Tu is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Mr. Tu's telephone number is (86) 755-8351-0888. Mr. Tu is a PRC citizen.

Mr. Wing Khai Yap (Terence)

Mr. Wing Khai Yap (Terence) (“Mr. Yap”) has served as Chief Financial Officer of the Company since 2007, and as a director and Vice Chairman of the Company since 2006. The business address of Mr. Yap is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Mr. Yap's telephone number is (86) 755-8351-0888. Mr. Yap is a citizen of Singapore.

Mr. Lizhong Wang

Mr. Lizhong Wang has served as Chief Operating Officer of the Company since 2009, and as Chief Administrative Officer and President of China Security & Technology (PRC), Inc. since 2008. Mr. Lizhong Wang was the Vice President and President of Golden Group Corporation (Shenzhen) Limited from 2006 to 2007. The business address of Mr. Lizhong Wang is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Mr. Lizhong Wang's telephone number is (86) 755-8351-0888. Mr. Lizhong Wang is a PRC citizen.

Mr. Zhongxin Xie

Mr. Zhongxin Xie has served as Chief Auditor of the Company since 2007, and was the Chairperson and Director of County-Level United Offices of Jiangxi Rural Credit Union prior to 2007. The business address of Mr. Zhongxin Xie is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Mr. Zhongxin Xie's telephone number is (86) 755-8351-0888. Mr. Zhongxin Xie is a PRC citizen.

Mr. Lingfeng Xiong

Mr. Lingfeng Xiong has served as Chairman of Shenzhen Hongtianzhi Energy Saving & Environmental Protection Technology Co., Ltd. since 2010, Chairman of China Security & Surveillance Intelligence (PRC), Inc. since 2009, Chairman of China Security & Surveillance Services (PRC) Inc. since 2008 and Chief Spokesperson of the Company since 2006. Mr. Lingfeng Xiong was Chairman of Shenzhen Chuang Guan Intelligence Network Technology Co., Ltd. from 2006 to 2007. The business address of Mr. Lingfeng Xiong is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Mr. Lingfeng Xiong’s telephone number is (86) 755-8351-0888. Mr. Lingfeng Xiong is a PRC citizen.

Mr. Li Fang

Mr. Li Fang has served as Chief Marketing Officer and President of China Security & Surveillance Services (PRC) Inc. since 2007. Prior to 2007, Mr. Li Fang was General Manager of Beijing Aurine Yingke Intelligent System Integration Co., Ltd. The business address of Mr. Li Fang is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Mr. Li Fang’s telephone number is (86) 755-8351-0888. Mr. Li Fang is a PRC citizen.

Ms. Ying Zhang

Ms. Ying Zhang has served as Chief Human Resources Officer of the Company since 2010 and Executive Vice President, then Executive President of the Education Division of the Company since 2008. Prior to 2007, Ms. Ying Zhang was General Manager of Beijing Lan Dun Shi An Information Consulting Co., Ltd. The business address of Ms. Ying Zhang is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Ms. Ying Zhang’s telephone number is (86) 755-8351-0888. Ms. Ying Zhang is a PRC citizen.

Mr. Zhiming Wu

Mr. Zhiming Wu has served as Executive Vice President, then President of China Security & Surveillance Intelligence (PRC), Inc. since 2008, and General Manager of Shenzhen Longhorn Security Technology Co., Ltd. since 2007. Mr. Zhiming Wu was General Manager of the Security Technology Development Department of Shenzhen Longhorn Security Technology Co., Ltd. from 2006 to 2007. The business address of Mr. Zhiming Wu is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Mr. Zhiming Wu’s telephone number is (86) 755-8351-0888. Mr. Zhiming Wu is a PRC citizen.

Mr. Daobin Sang

Mr. Daobin Sang has served as Vice President of the Company and Executive Vice President, then President of China Security & Surveillance Technology (PRC), Inc. since 2009. Prior to 2009, Mr. Daobin Sang was an attorney at Guangdong Junyan Law Firm. The business address of Mr. Daobin Sang is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Mr. Daobin Sang’s telephone number is (86) 755-8351-0888. Mr. Daobin Sang is a PRC citizen.

Mr. Guohui Cao

Mr. Guohui Cao has served as Chief Strategic Officer and Senior Vice President of the Company since 2010, and was a Vice President of the Company and General Manager of the Strategic Development Department of the Company from 2006 to 2010. The business address of Mr. Guohui Cao is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Mr. Guohui Cao’s telephone number is (86) 755-8351-0888. Mr. Guohui Cao is a PRC citizen.

Ms. Po Kwai Chow

Ms. Po Kwai Chow has retired and not been employed since 2006. The mailing address of Ms. Po Kwai Chow is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Ms. Po Kwai Chow's telephone number is (86) 755-8351-0888. Ms. Po Kwai Chow is a Hong Kong citizen.

Ms. Yang Zhao

Ms. Yang Zhao has served as Vice President of China Security & Surveillance Technology (PRC), Inc. since 2010, and the Director of the Investment & Financing Department of China Security & Surveillance Technology (PRC), Inc. since 2007. Prior to 2007, Ms. Yang Zhao served as the Manager of the Finance Department and the Audit Department of Yulong Computer Telecommunication Scientific (Shenzhen) Co., Ltd. The business address of Ms. Yang Zhao is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Ms. Yang Zhao’s telephone number is (86) 755-8351-0888. Ms. Yang Zhao is a PRC citizen.

Ms. Yujuan Guan

Ms. Yujuan Guan has served as Executive Vice President of the Education Division of the Company since 2010, and was a Vice President of the Company from 2008 to 2010. From 2007 to 2008, Ms. Yujuan Guan was Marketing General Manager of the Company. The business address of Ms. Yujuan Guan is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Ms. Yujuan Guan’s telephone number is (86) 755-8351-0888. Ms. Yujuan Guan is a PRC citizen.

Mr. Zhuo Gong

Mr. Zhuo Gong has served as Head of the Research Institute of the Company since 2008. Prior to 2008, Mr. Zhuo Gong was General Manager of the Research & Development Center of Guangdong Tisson Communication Technology Co., Ltd. The business address of Mr. Zhuo Gong is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Mr. Zhuo Gong’s telephone number is (86) 755-8351-0888. Mr. Zhuo Gong is a PRC citizen.

Ms. Xihong Dai

Ms. Xihong Dai has served as Administrative Vice President of China Security & Surveillance Technology (PRC), Inc. since 2010, and was General Manager of the Domestic Accounting Department of the Company and Financial Controller of China Security & Surveillance Technology (PRC), Inc. from 2006 to 2010. The business address of Ms. Xihong Dai is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Ms. Xihong Dai’s telephone number is (86) 755-8351-0888. Ms. Xihong Dai is a PRC citizen.

Mr. Qiaomin Wu

Mr. Qiaomin Wu has served as Administrative Vice President of the Fire Safety and Security Division of the Company since 2010, and was Financial Controller of China Security & Surveillance Intelligence (PRC), Inc. from 2007 to 2010, and the Accounting Manager of the Company from 2006 to 2007. The business address of Mr. Qiaomin Wu is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Mr. Qiaomin Wu’s telephone number is (86) 755-8351-0888. Mr. Qiaomin Wu is a PRC citizen.

Mr. Kaicheng Cheng

Mr. Kaicheng Cheng has retired and not been employed since 2006. The mailing address of Mr. Kaicheng Cheng is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Mr. Kaicheng Cheng’s telephone number is (86) 755-8351-0888. Mr. Kaicheng Cheng is a PRC citizen.

Ms. Lei Wang

Ms. Lei Wang has served as Head of the President’s Office of the Company since 2006 and Director of Human Resources of the Company since 2009. The business address of Ms. Lei Wang is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Ms. Lei Wang’s telephone number is (86) 755-8351-0888. Ms. Lei Wang is a PRC citizen.

Mr. Xiaosheng Tong

Mr. Xiaosheng Tong has served as Administrative Vice President of China Security & Surveillance Manufacturing (PRC) Inc. since 2008 and President of China Security & Surveillance International (PRC), Inc. since 2010. Mr. Xiaosheng Tong was the President of China Security & Surveillance Distribution (PRC) Inc. from 2009 to 2010, and was the founder of Zhuhai DIT Digital Technology Limited prior to 2008. The business address of Mr. Xiaosheng Tong is c/o China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, PRC. Mr. Xiaosheng Tong's telephone number is (86) 755-8351-0888. Mr. Xiaosheng Tong is a PRC citizen.

Overview of the Transaction

The Company, Parent, Merger Sub and Mr. Tu entered into the merger agreement on May 3, 2011. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by Mr. Tu. The following will occur in connection with the merger:

  each share of Company common stock issued and outstanding immediately prior to the closing (other than shares owned by Parent, Merger Sub and their affiliates, the Rollover Stockholders and holders of the Dissenting Shares) will be converted into the right to receive the per share merger consideration;

  each share of Company common stock that, immediately prior to the effective time of the merger, is subject to vesting and/or forfeiture restrictions under the equity incentive plan adopted by the board of directors of the Company on February 7, 2007 and subsequently amended in February 2010 shall become fully vested immediately prior to the effective time, and each such share shall be treated as a share of Company common stock;

  each warrant to purchase shares of Company common stock issued that is outstanding at the effective time shall be canceled and, in exchange therefor, the surviving corporation shall pay to each former holder of any such canceled warrant immediately following the effective time an amount in cash (without interest) equal to the product of (i) the excess of the per share merger consideration over the exercise price per share of Company common stock of such warrant and (ii) the number of shares of Company common stock subject to such warrant; provided, that if the exercise price per share of Company common stock of any such warrant is equal to or greater than the per share merger consideration, such warrant shall be canceled without any cash payment being made in respect thereof; and

  all shares of Company common stock so converted will, at the closing of the merger, be canceled, and each holder of a certificate (or evidence of shares in book-entry form) representing any shares of Company common stock shall cease to have any rights with respect thereto, except the right to receive the per share merger consideration upon surrender of such certificate (if such shares are certificated).

Following and as a result of the merger:

  Company stockholders (other than the Rollover Stockholders) will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

  shares of Company common stock will no longer be listed on the NYSE or NASDAQ Dubai, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

  the registration of shares of Company common stock under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

Background of the Merger

Our board of directors and management have periodically reviewed and assessed strategic alternatives for the Company. In addition, from time to time since the Company became a public company on September 12, 2005, Mr. Tu, the Chairman and Chief Executive Officer of the Company, has responded to invitations from certain institutions (including CDB as a possible provider of debt financing) to discuss their providing debt or equity financing to a range of possible transactions involving the Company, including going-private transactions. Certain of these discussions regarding the provision of financing in connection with such transactions continued through approximately April 20, 2011, however no agreement, arrangement or understanding with respect to any such transactions was ever reached with any of these parties other than CDB. In the week of November 22, 2010, Mr. Tu informally informed the independent members of the board of directors on an individual basis of his potential interest in acquiring the shares of Company common stock he did not own in a going-private transaction. On January 28, 2011, at a meeting of the board of directors, Mr. Tu presented the board of directors with a nonbinding letter expressing his interest in such a transaction at a price not to exceed $6.50 per share of Company common stock in cash. After presenting his letter, Mr. Tu left the meeting because of his personal interest in the matters to be discussed and, at the invitation of the board of directors, representatives of Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), counsel to the Company, advised the directors concerning their fiduciary duties to the Company’s stockholders. The board of directors determined that any potential transaction with Mr. Tu would involve potential conflicts of interest with management and certain directors, and accordingly it established a special committee to consider Mr. Tu’s proposal, to be comprised of independent and disinterested directors.

On January 31, 2011, the board of directors, other than Mr. Tu, who recused himself due to his personal interest in the matters to be discussed, held a meeting to formally establish the mandate of and delegations of authority to the special committee and to appoint members of the board of directors to the special committee. At the meeting, representatives of Pillsbury further advised the directors concerning their fiduciary duties, and the board of directors determined that the special committee consist of Mr. Peter Mak, Mr. Robert Shiver and Mr. Runsen Li, each of whom was considered independent under the NYSE rules, with Mr. Mak acting as Chairman of the special committee, and be delegated the authority to, among other things, evaluate and respond to the proposal made by Mr. Tu, recommend to the board of directors what action, if any, should be taken by the Company with respect to Mr. Tu’s proposal and retain independent financial and legal advisors to assist the special committee.

Between January 31 and February 11, 2011, the special committee conducted a thorough and extensive search for legal advisors, carefully considering proposals from six highly qualified law firms experienced with going-private transactions. After conducting interviews with three of these law firms and considering the presentations made by each of them, including their respective qualifications, reputations and experience in going-private transactions, the special committee selected Shearman & Sterling LLP (“Shearman”) to serve as its legal counsel.

Between February 11 and 16, 2011, the special committee interviewed five investment banking firms experienced with going-private transactions in order to select the financial advisor to the special committee. After carefully considering the strengths and weaknesses of each candidate, the special committee decided to retain Nomura International (Hong Kong) Limited (“Nomura”) to act as its financial advisor.

On February 18, 2011, the special committee held a meeting to discuss the process of a potential transaction with respect to Mr. Tu’s proposal. Representatives of Shearman presented an illustrative timetable for a generic going-private transaction and representatives of Nomura further elaborated on such timetable in connection with a market check. At this meeting, the special committee and representatives of Shearman also discussed the draft Confidentiality Agreement for Mr. Tu and his potential equity partners. Representatives of Shearman also presented the special committee with a summary of Section 203 of the DGCL and the waiver for such section by the special committee requested by Mr. Tu in order to allow potential equity partners to participate in Mr. Tu’s bid for the acquisition of the Company. The special committee then decided that it and its advisors would conduct weekly meetings to discuss developments in connection with any potential transaction with Mr. Tu.

On February 21, 2011, members of the Company’s management met with representatives of Nomura for an overview of the Company’s operating divisions, business strategy and certain other matters as part of Nomura’s due diligence review. Between February 21 and 25, 2011, representatives of Shearman and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Mr. Tu, finalized a confidentiality and standstill agreement and form of waiver regarding the application of Section 203 of the DGCL to potential transactions among the Company, Mr. Tu and his potential equity partners.

On February 25, 2011, the special committee held a meeting at which representatives of Nomura and Shearman were also present. At the meeting, representatives of Nomura outlined potential approaches the special committee could consider taking in order to maximize stockholder value as well as the advantages and disadvantages of each approach discussed. In addition, representatives of Shearman informed the special committee that it was close to finalizing a confidentiality and standstill agreement with one of Mr. Tu’s potential equity partners. Representatives of Nomura also informed the special committee that Mr. Tu wished to enter into discussions with CDB with respect to the provision of debt financing for an acquisition. Representatives of Shearman reminded the special committee that under the draft confidentiality and standstill agreement with Mr. Tu, the special committee would have the right to disapprove of any of Mr. Tu’s potential debt financing sources. After discussion with representatives of Nomura and Shearman, the special committee approved the confidentiality and standstill agreement, adopted the waiver of Section 203 of the DGCL and approved CDB to act as a debt financing provider for the potential transaction for purposes of the confidentiality and standstill agreement. The confidentiality and standstill agreements with Mr. Tu and his potential equity partners were executed on February 25, 2011.

On March 8, 2011, Mr. Tu presented the Company with a letter setting forth his non-binding written proposal to acquire the shares of the Company he did not already own at $6.50 per share.

From and after March 8, 2011, Bank of America Merrill Lynch (“BofAML”), financial advisor to Mr. Tu, recommended to any third party that contacted BofAML to express interest in a transaction involving the Company that such party contact Nomura and, from time to time, BofAML informed Nomura when it received indications of interest from such parties.

On March 11, 2011, the special committee held a meeting at the Hong Kong office of Nomura. Representatives of Nomura discussed with the special committee the details of Mr. Tu’s non-binding proposal of March 8, 2011. Mr. Tu’s proposal had indicated the possible participation of certain members of the Company’s management, so the special committee instructed Nomura to follow up by inquiring as to which individuals would form part of Mr. Tu’s acquisition group. Representatives of Nomura also noted that, while it was unclear how Mr. Tu intended to finance its bid for the Company, he had expressed confidence in obtaining the necessary debt financing on a timely basis and was prepared to provide all the necessary equity financing himself, although certain other independent sources may also provide equity financing. Representatives of Nomura advised the special committee that it should solicit offers from any other interested parties. The special committee asked Nomura to contact representatives of BofAML regarding any potential acquirors that may have contacted or may contact BofAML. Representatives of Nomura discussed with the special committee certain potential strategic buyers that might be interested in acquiring the Company. The special committee asked Nomura to contact any such potentially interested acquirors to assess the level of their interest for the special committee’s consideration. Representatives of Nomura provided a summary of the daily trading activity in the Company’s shares from Mr. Tu’s initial letter of interest on January 28, 2011, through the delivery by Mr. Tu of his non-binding proposal on March 8, 2011.

Between March 11 and 18, 2011, several law firms publicly announced that they would be investigating potential breaches of fiduciary duties by members of the Company’s board of directors in connection with Mr. Tu’s proposed offer. In addition, during this period and thereafter, a number of lawsuits were filed in Delaware Chancery Court against the Company and all of its directors alleging similar breaches of fiduciary duties.

On March 16, 2011, representatives of Nomura and Shearman held a meeting with representatives of BofAML and Skadden. At the meeting, representatives of BofAML informed the parties that it was still not clear whether or the extent to which members of the Company’s management other than Mr. Tu would be rolling over their equity in the Company. Representatives of BofAML also stated that a substantial part of Mr. Tu’s financing would be in the form of debt, and that Mr. Tu was, with the advice of his legal and financial advisors, negotiating a financing commitment letter from CDB and expected to be able to deliver an executed financing agreement within four weeks. Representatives of BofAML also confirmed that Mr. Tu had not determined whether he would have equity partners in any potential transaction, and emphasized that Mr. Tu was not interested in selling all or any portion of his shares to any person.

On March 18, 2011, the special committee held a meeting where representatives of Shearman discussed the recently filed lawsuits with members of the special committee in the context of their fiduciary duties as directors, as well as the status of the process being undertaken by the Company, Mr. Tu and the various counsel with respect to such legal proceedings. Representatives of Nomura provided updates on the meeting it and representatives of Shearman had held with representatives of BofAML and Skadden on March 16, 2011, the recent trading activity of the Company’s shares and its due diligence process. Representatives of Nomura also provided an analysis of how the Company compared to other companies in their industry on the basis of a variety of financial metrics. In addition, representatives of Nomura provided a summary of the contacts they had made with alternative potential acquirors as well as those it intended to contact in the near future. Representatives of Nomura discussed the possibility that financial sponsors may be less enthusiastic about pursuing any potential transaction with the Company without the active participation of Mr. Tu.

On March 25, 2011, the special committee held a meeting at which representatives of Nomura and Shearman were also present. The special committee and its advisors discussed a bid invitation letter that had been drafted by the advisors and asked that such bid invitation letter be sent to parties that had expressed an interest in or could be interested in a potential transaction with the Company. Representatives of Nomura reviewed the timetable of any potential transaction and the impact of recent developments on the Company’s share price. Representatives of Nomura then discussed the criteria the special committee may consider in evaluating any alternative proposals from potential third party acquirors. In addition, representatives of Nomura discussed with the special committee the characteristics of certain precedent going-private transactions as well as the average premium as a percentage of share price paid by the bidders in such precedent going-private transactions. Representatives of Nomura noted that Mr. Tu’s offer represented a price premium above the average premium paid in the precedent transactions.

On March 29, 2011, representatives of Skadden sent an initial draft of a merger agreement to representatives of Shearman.

On April 1, 2011, the special committee held a meeting at which representatives of Nomura and Shearman were also present. The special committee and its advisors discussed the draft merger agreement that had been delivered by representatives of Skadden. After such discussion, the special committee proposed to (i) add a “go-shop” provision to the merger agreement to allow the Company to continue to actively solicit offers from third parties after entering into a merger agreement with Mr. Tu and his affiliates, (ii) reduce the termination fee payable by the Company if it were to enter into an alternative agreement with third parties during the “go-shop” period to avoid discouraging competing proposals, (iii) add a “majority of the unaffiliated stockholders” voting requirement to provide additional protection to the public stockholders not affiliated with Mr. Tu, and (iv) provide for a substantial reverse termination fee to be paid by Parent to increase the level of closing certainty.

On April 6, 2011, representatives of Shearman provided a revised draft of the merger agreement to representatives of Skadden reflecting the special committee’s positions discussed above.

On April 8, 2011, the special committee held a meeting at which representatives of Shearman and Nomura were also present. At the meeting, representatives of Nomura informed the special committee that four potential strategic buyers and 12 potential financial buyers had received bid invitation letters. The deadline set forth in the bid invitation letter was 5:00 pm Hong Kong time on April 15, 2011. Representatives of Nomura advised the special committee that a number of parties had expressed an interest in being part of Mr. Tu’s bid for the acquisition of the Company and that it had informed such parties to contact BofAML. Representatives of Nomura then presented a range of indicative valuations of the Company using various financial methodologies. The special committee authorized Nomura to begin price negotiations with representatives of BofAML. Representatives of Shearman then provided an update on its discussion with representatives of Skadden on April 7, 2011 regarding Shearman’s comments to the draft merger agreement. Representatives of Shearman informed the special committee that representatives of Skadden had opposed the inclusion of a go-shop provision and a "majority of the unaffiliated stockholders" voting requirement. Representatives of Shearman recommended that the special committee insist on both. Representatives of Nomura also suggested including a go-shop provision in the merger agreement, and added that the Company should only be obliged to pay a reduced termination fee if it entered into an alternative agreement with third parties during the go-shop period. Representatives of Shearman also informed the special committee that Skadden intended to request a reduction in the size of the reverse termination fee. Representatives of Shearman then provided an update on stockholder litigation, and informed the special committee that a motion to dismiss a stockholder lawsuit had been filed with the Delaware Court of Chancery on behalf of the special committee against plaintiff Dennis Dziak, which motion was later joined by the Company, Mr. Tu and Mr. Yap.

On April 13, 2011, representatives of Skadden distributed a revised merger agreement.

On April 14, 2011, representatives of Nomura were informed of the status of the SEC Investigation and thereafter discussed with the special committee, the Company and representatives of Pillsbury, among other things, the timing of the intended disclosure of the SEC Investigation.

On April 15, 2011, the special committee held a meeting at which representatives of Shearman and Nomura were also present. Representatives of Nomura informed the special committee that, notwithstanding the deadline set forth in the bid invitation letter delivered to potential acquirors being 5:00 pm Hong Kong time on April 15, 2011, as of the time of the meeting none of the potential strategic and financial buyers had delivered an offer. Representatives of Nomura also informed the special committee that it had had several discussions with representatives of BofAML in an effort to induce a higher offer price from Mr. Tu; however, Mr. Tu was not willing to increase the offer price. Representatives of Shearman then provided an update on its review of the revised draft of the merger agreement. Representatives of Shearman indicated that Skadden’s revised draft removed the proposed go-shop provision. Representatives of Shearman proposed to re-insert the go-shop provision subject to further negotiation on the length of the go-shop period. Representatives of Shearman recommended that the Special Committee propose a 40-day go-shop period. Further, representatives of Shearman recommended proposing a lower termination fee payable by the Company if the Company was to accept a superior proposal during the go-shop period and a higher termination fee payable to the Company if the proposed transaction with Mr. Tu was not completed. The special committee approved the recommendations. Representatives of Shearman then informed the special committee that representatives of Skadden raised an issue on the proposed voting requirement of a “majority of the unaffiliated stockholders” vote. Representatives of Shearman recommended that the special committee consider accepting a voting requirement which requires the approval of a majority of unaffiliated stockholders present and voting at the stockholders’ meeting if Mr. Tu accepted the go-shop provision and improved other transaction terms. The special committee approved the recommendation. Representatives of Shearman discussed the draft of the rollover agreement and the limited guaranty which had been circulated by representatives of Skadden. Each of the drafts had terms usual and customary for transactions of this nature. The special committee instructed representatives of Shearman to finalize the drafts of the merger agreement, the rollover agreement and limited guaranty for the special committee’s review. Representatives of Shearman informed the special committee that representatives of Skadden had provided a draft of the facility agreement between Parent and CDB for the debt financing of the proposed transaction, and that the draft facility agreement was currently under credit committee review within CDB. Representatives of Shearman then provided an update on stockholder litigation. Representatives of Shearman informed the special committee that plaintiff Dziak had not yet responded to the motion to dismiss a stockholder lawsuit filed with the Delaware Chancery Court on behalf of the special committee and later joined by the Company, Mr. Tu and Mr. Yap. After the meeting, representatives of Shearman circulated a revised draft merger agreement to representatives of Skadden.

A meeting between the financial and legal advisors of the special committee and Mr. Tu was held at the Hong Kong offices of BofAML on April 16, 2011 to discuss the open issues in the transaction documents. The parties were able to substantially finalize the rollover agreement and the limited guaranty. The parties also discussed whether the funds available under CDB’s facility agreement were sufficient to cover all the amounts that required to be paid at the closing of the contemplated transaction. Representatives of BofAML agreed to provide the special committee’s advisors further clarification regarding this issue. Representatives of Skadden also confirmed that no regulatory approval would be required for the contemplated transaction. With regard to the merger agreement, representatives of Skadden again resisted including a "majority of the unaffiliated stockholders" voting requirement and representatives of Shearman agreed to discuss such issue with the special committee. Representatives of Skadden and Shearman also discussed the length of the go-shop period, with representatives of Skadden proposing 30 days. Representatives of Skadden and Shearman also discussed Skadden’s inclusion of two closing conditions. Representatives of Shearman expressed its opinion that those two closing conditions were not customary and should be deleted. The participants also discussed the amount of termination fees and reduced termination fees during the go-shop period.

On April 16, 2011, representatives of Nomura received a non-binding proposal from a potential financial buyer offering to join with Mr. Tu in acquiring the shares of the Company’s common stock not owned by him at $6.50 per share. Consistent with their established course of action, representatives of Nomura subsequently referred such potential financial buyer to BofAML.

On April 17, 2011, a meeting was held among Mr. Tu’s advisors and the special committee’s advisors. The parties discussed the sources and uses of the funds available under the facility agreement and representatives of BofAML agreed to further clarify such details. The parties continued to negotiate the open issues in the transaction documents, including the length of the go-shop period, the amount of termination fees, the "majority of the unaffiliated stockholders" voting requirement and the purchase price.

From April 17, 2011 to April 20, 2011, representatives of Shearman and Skadden continued their negotiations of the merger agreement and the other transaction documents. During this period, Nomura indicated that it might not be in a position within the coming days to give an opinion as to the fairness from a financial point of view of the consideration to be paid pursuant to Mr. Tu’s offer. Mr. Tu indicated informally that he was prepared to proceed to the execution of a definitive agreement in the absence of a fairness opinion if the special committee felt it had a sufficient basis to make such a decision. Mr. Tu stated that he would not ask the special committee to make such a decision, but recognized that it was within their discretion. During this period, the legal advisors prepared a revised merger agreement that provided that the Company would have an additional right to terminate the merger agreement in its sole discretion on or prior to May 4, 2011 without adverse consequence for any party.

On April 20, 2011, members of the special committee held a series of discussions with their legal advisor on the subject of whether to recommend approval of the proposed transaction. The members of the special committee were informed that CDB’s facility had received all necessary internal approvals and that Mr. Tu was in a position to sign the merger agreement. The special committee particularly considered the fact that Nomura was not yet prepared to provide an opinion on the fairness of the consideration offered at that time. They determined that, based on their financial and industry experience and acumen and the information they had had the opportunity to consider in the course of the process, they were individually and together comfortable arriving at the conclusion that the consideration being offered was fair. In addition, they were mindful that the Company was not, until May 4, 2011, committed to a transaction, even though Mr. Tu was. The Company and the special committee would be free to continue to consider all the circumstances in making their decision on whether to terminate the transaction on or prior to May 4, 2011. The special committee discussed the possibility of arranging for a financial advisor other than Nomura to consider the fairness from a financial point of view of the consideration to be paid pursuant to Mr. Tu's offer, and possibly to render its opinion thereon following the execution of the merger agreement. After considering the proposed terms of the merger agreement and the other transaction agreements and the numerous prior discussions with its advisors, including the special committee's expectation based on discussions with its advisors that an offer from a third party buyer was unlikely, and taking into account the other factors described below under the heading titled “Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” the special committee then unanimously determined that the merger agreement and the merger and the other transactions contemplated by the merger agreement were advisable and fair to and in the best interests of the Company and its stockholders, and recommended that the board of directors of the Company adopt a resolution approving and declaring the advisability of the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommending that the stockholders of the Company adopt the merger agreement.

Following the special committee’s approval, the board of directors of the Company convened later on April 20, 2011. Based upon the unanimous recommendation of the special committee, the board of directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended that the stockholders of the Company adopt the merger agreement.

On April 21, 2011, the special committee and representatives of Shearman discussed the engagement of Imperial Capital, who had been interviewed by the special committee when the special committee was selecting a financial advisor in February and was known to the special committee members as being knowledgeable about the Company and the Company’s business, to serve as financial advisor to the special committee going forward. From April 21 to 22, 2011, representatives of Shearman and the special committee negotiated the terms of Imperial Capital’s engagement and Imperial Capital was retained on April 22, 2011 as financial advisor to the special committee to render an opinion as to the fairness, from a financial point of view, of the merger consideration, to assist with the negotiation of the terms of the transaction on behalf of the special committee and the Company, to evaluate other potential bidders and any alternative proposals involving the Company, and to conduct a go-shop process to solicit, encourage, discuss and negotiate alternative proposals with potential bidders. Beginning on April 22, 2011, Imperial Capital, began their due diligence review of the Company and engaged Latham & Watkins LLP as its counsel.

On April 22, 2011, Mr. Mak received Nomura’s notice of resignation with respect to its engagement as financial advisor to the special committee. Nomura’s notice of resignation did not state any reason for its resignation. In connection with Nomura's resignation, Nomura advised the special committee that its advice had been withdrawn. Nomura also advised the special committee that any documents presented and advice provided should not be relied upon and that such advice and documents had been withdrawn. Moreover, consistent with Nomura’s notice of resignation, Nomura advised the special committee that it did not authorize the disclosure of any of the advice rendered or documents supplied to the special committee.

On April 22, 2011, Nomura forwarded the special committee a non-binding proposal, dated April 19, 2011, from a strategic buyer for a substantial portion of the shares of the Company’s common stock. The proposal offered a purchase price range that was below the per share merger consideration offered by Mr. Tu. In light of the receipt of this non-binding proposal and the right of the Company to terminate the merger agreement on or prior to May 4, 2011, the special committee, after consultation with representatives of Shearman and Imperial Capital, determined to continue to negotiate certain key terms of the merger agreement.

On April 28, 2011, the special committee held a meeting at which representatives of Shearman and Imperial Capital were also present. Representatives of Shearman discussed certain proposed amendments to the merger agreement for the Special Committee to consider. Representatives of Shearman proposed (i) including a “majority of the unaffiliated stockholders” voting requirement, (ii) starting the go-shop period on the date of execution of the amended and restated merger agreement, (iii) extending the go-shop period from 40 days to 60 days and (iv) asking Mr. Tu for an increase in the purchase price. The special committee approved of these proposed amendments. Representatives of Imperial Capital then provided an update regarding its progress on considering rendering a fairness opinion. Representatives of Imperial Capital informed the special committee that it was in the process of its due diligence review of the Company and that it had held discussions with management members of the Company regarding the Company’s financials. Representatives of Imperial Capital stated that it expected to complete its diligence review over that weekend and would be in a position to complete its fairness analysis early the following week.

On April 29, 2011, the special committee held a meeting at which representatives of Shearman and Imperial Capital were also present. Representatives of Shearman provided an update on its discussions with representatives of BofAML and Skadden on the proposed amendments to the merger agreement. Representatives of BofAML and Skadden agreed on the inclusion of a "majority of the unaffiliated stockholders" voting requirement and commencing the go-shop period on the date of execution of the amended and restated merger agreement. Mr. Tu’s advisors resisted the extension of the go-shop period to 60 days, and also requested that the Company’s unilateral right to terminate the merger agreement on or prior to May 4, 2011 be removed. The special committee determined to resist any attempt to shorten the proposed 60-day go-shop period and to retain the Company’s unilateral termination right. Representatives of Imperial Capital then discussed its preliminary valuation analysis and the process of issuing a fairness opinion, should that be appropriate. Representatives of Imperial Capital reviewed the Company’s financial performance and projections and informed the special committee that it had discussed the projections with the Company’s chief financial officer. The special committee and representatives of Imperial Capital then discussed the Company’s projections for the fiscal year 2011 in light of its performance in the first quarter of 2011 as well as Imperial Capital’s preliminary financial analyses. Representatives of Imperial Capital also discussed the go-shop process and emphasized the need for the Company to provide relevant non-public information of the Company in order for Imperial Capital to effectively solicit proposals from third parties and to maximize value for stockholders. The special committee agreed to instruct the Company to provide the information reasonably requested by Imperial Capital for purposes of conducting the go-shop process.

On April 28 and 29, 2011, representatives of Shearman and Skadden held various discussions on the remaining open issues on the merger agreement. On April 29, 2011, representatives of Skadden informed representatives of Shearman that Mr. Tu had acceded to their request to extend the go-shop period to expire 60 days from the date of execution of an amended and restated merger agreement and that Mr. Tu would not insist on the removal of the Company’s unilateral right to terminate the merger agreement without adverse consequence on or prior to May 4, 2011.

On May 3, 2011, the special committee held a meeting, at which representatives of Shearman and Imperial Capital were also present, to consider approving a revised merger agreement reflecting the terms discussed between representatives of Shearman and Skadden. Representatives of Shearman again provided a summary of the directors’ fiduciary duties under Delaware law. Representatives of Imperial Capital then discussed its financial analysis in connection with issuing a fairness opinion. Representatives of Imperial Capital reviewed the terms of the transaction, including the extension of the go-shop period from 40 to 60 days after the signing of the merger agreement, and discussed the Company’s financial performance and its historical stock price. Representatives of Imperial Capital then provided a summary of the various financial analyses it had performed, including selected transactions, selected companies, discounted cash flow analysis and leveraged buyout analysis. Representatives of Imperial Capital discussed various other data used to evaluate the Company, including reports, an analysis of premiums paid in other change of control transactions, the non-binding offer from a potential strategic buyer dated April 19, 2011 and other qualitative considerations. Representatives of Imperial Capital then verbally rendered a fairness opinion to the special committee, which was confirmed in writing by delivery of its written opinion dated the same date, that representatives of Imperial Capital considered the per share merger consideration to be fair, from a financial point of view, to the holders of the Company common stock (other than Parent, Merger Sub and their affiliates, the Rollover Stockholders and holders of the Dissenting Shares) in connection with the transaction. The full text of the opinion delivered by Imperial Capital on May 3, 2011, is attached as Annex B to this proxy statement. Representatives of Shearman then provided a summary of the merger agreement to the special committee. Representatives of Shearman also informed the special committee of the differences between the merger agreement dated as of April 20, 2011 and the merger agreement under consideration, including the extension of the go-shop from 40 to 60 days which commences on the day of signing and the requirement that the merger agreement be approved by unaffiliated stockholders comprising at least a majority of all shares entitled to vote at the stockholders meeting. The special committee considered the fact that the revised merger agreement would retain the ability of the Company to terminate the agreement without adverse consequence at its option on or prior to May 4, 2011. After due consideration of the presentations made by and the discussions with representatives of Imperial Capital and Shearman and the receipt of a verbal fairness opinion from Imperial Capital, and having deemed the terms thereof to be fair to and in the best interest of the Company’s stockholders, the members of the special committee unanimously approved the terms of the amended and restated merger agreement and the transactions contemplated therein.

Following the meeting of the special committee, based upon the unanimous approval of the special committee, our board of directors adopted resolutions approving the terms of the merger agreement and the transactions contemplated thereby, and resolutions recommending that the Company’s stockholders vote to approve the terms of the merger agreement. See “Special Factors Relating to the Merger— Recommendation of Our Board of Directors and Special Committee: Reason for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” below for a description of the resolutions of our board of directors at this meeting.

On May 4, 2011, the Company's right to terminate the merger agreement in its sole discretion without adverse consequence expired in accordance to its terms.

On May 6, 2011, the special committee held a meeting with representatives of Shearman and Imperial Capital on the go-shop process and determined to continue its weekly meetings during the go-shop period to monitor and provide guidance on the go-shop process.

On May 17, 2011, the special committee held a meeting with representatives of Shearman and Imperial Capital to discuss progress on the delisting process with respect to NASDAQ Dubai. Shearman informed the special committee that the Dubai Financial Services Authority (the “DFSA”) had asked the Company and the Tu Parties to submit letters requesting waivers from the applicable provisions of the Dubai Takeover Rules Module with respect to the proposed merger. Such waiver letters were delivered to the DFSA for preview on May 17, 2011. In addition, at the same meeting, representatives of Shearman informed the special committee that at the DFSA’s suggestion and in connection with the Company’s decision to delist from NASDAQ Dubai, the Company would file an application with NASDAQ Dubai requesting the suspension of listing of the Company common stock on NASDAQ Dubai. Such application along with the Company’s application to NASDAQ Dubai requesting voluntary delisting were filed with NASDAQ Dubai on May 19, 2011 and NASDAQ Dubai announced that it had suspended the trading of the Company’s shares on May 22, 2011. The expected effective date of delisting is on or about July 21, 2011. The Company submitted its waiver letter to the DFSA as required under the Dubai Takeover Rules Module on May 20, 2011, and the Tu Parties submitted their waiver letter to the DFSA on May 23, 2011.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger

On April 20, 2011, our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of its financial and legal advisors, evaluated the proposed merger, including the terms and conditions of the merger agreement.

At a meeting on April 20, 2011, the special committee unanimously recommended that our board of directors adopt resolutions that:

  determine that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to and in the best interests of the Company and its stockholders;

  approve and declare advisable the merger agreement and the merger; and

  recommend the adoption of the merger agreement by the Company’s stockholders.

On April 20, 2011, our board of directors unanimously adopted the resolutions recommended by the special committee.

On April 20, 2011, each of the special committee and our board of directors determined that the proposed merger was substantively and procedurally fair to the Company’s unaffiliated stockholders based upon the following factors, which are not listed in any order of importance:

  the current and historical market prices of the Company common stock, including the fact that the merger consideration offered to our unaffiliated stockholders represents a 33.2% premium to the closing price of shares of Company common stock on January 27, 2011, the trading day immediately prior to the public announcement that Mr. Tu was contemplating a going-private transaction and a 58.5% premium to the closing shares of Company common stock on March 7, 2011, the trading day immediately prior to the public announcement of the Company’s receipt of Mr. Tu’s going-private proposal. The fact that the $6.50 per share merger consideration to be paid to unaffiliated stockholders in the merger also represents (i) a 29.5% premium over the 30-day volume weighted average price as quoted by Bloomberg L.P. on January 27, 2011, the last trading day prior to the Company’s announcement on January 28, 2011 that Mr. Tu was contemplating a going-private transaction, (ii) a 21.1% premium over the 90-day volume weighted average price as quoted by Bloomberg L.P. on January 27, 2011, the last trading day prior to the Company’s announcement on January 28, 2011 that Mr. Tu was contemplating a going-private transaction, (iii) a 38.3% premium over the 30-day volume weighted average price as quoted by Bloomberg L.P. on March 7, 2011, the last trading day prior to the Company’s announcement on March 8, 2011 of the Company’s receipt of Mr. Tu’s going-private proposal and (iv) a 29.7% premium over the 90-day volume weighted average price as quoted by Bloomberg L.P. on March 7, 2011, the last trading day prior to the Company’s announcement on March 8, 2011 of the Company’s receipt of Mr. Tu’s going-private proposal;

  the possibility that it could take a considerable period of time before the trading price of the Company common stock would reach and sustain at least the per share merger consideration of $6.50, as adjusted for present value, and the possibility that such value might never be obtained;

  the all-cash merger consideration, which will allow our unaffiliated stockholders to immediately realize liquidity for their investment and provide them with certainty of the value of their shares of Company common stock;

  our board of directors’ knowledge of our business, financial condition, results of operations, prospects and competitive position and its belief that the merger is more favorable to our unaffiliated stockholders than any other alternative reasonably available to the Company and our unaffiliated stockholders, including the alternative of remaining a publicly traded company;

  our board of directors’ recognition of the challenges to our efforts to increase stockholder value as an independent publicly traded company, including competition from companies with substantially greater resources than we currently have;

  global economic conditions and the potential effects on our financial condition;

  estimated forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business, prospects and competitive position;

  the limited trading volume of our common stock on the NYSE and NASDAQ Dubai;

  the due diligence performed by the special committee, and reported to our board of directors, with respect to the debt financing obtained by the Tu Parties for the transaction and the ability of the Tu Parties to consummate the transaction assuming the availability of such financing;

  the belief of the special committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

  the likelihood that the merger would be completed based on, among other things (not in any order of importance):

    the fact that Parent had obtained the signed debt facility agreement, the limited number and nature of the conditions to the debt financing, the reputation of the financing source and the obligation of Parent to use its reasonable best efforts to obtain the debt financing, each of which, in the reasonable judgment of the special committee, increases the likelihood of such financings being completed;

    the absence of a financing condition in the merger agreement;

    the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

    the fact the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $20.0 million reverse termination fee, as applicable, and the guarantee of such payment obligation by Mr. Tu, pursuant to the limited guaranty; and

    the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

  our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under “Merger Agreement—Alternative Takeover Proposals” below);

  the preliminary financial analysis and information received from Nomura during its engagement;

  the absence of any alternative acquisition proposals with a higher price to our stockholders after the public announcement of the Company’s receipt of Mr. Tu’s going-private proposal on March 7, 2011 and after our contacts with multiple strategic and financial parties regarding a potential acquisition in late March;

  the potential negative impact on the Company’s stock price as a result of the SEC Investigation;

  the risks associated with the need to refinance the Company’s outstanding indebtedness under its credit facility and convertible notes;

  the consideration and negotiation of the merger agreement was conducted entirely under the oversight of the members of the special committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the special committee’s authority; and

  the special committee’s belief that it was unlikely that any transaction with a third party could be consummated at this time in light of Mr. Tu’s expressed intention not to sell his shares to any third party.

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the proposed merger, based upon the terms of the merger agreement entered into on April 20, 2011, was substantively and procedurally fair to our unaffiliated stockholders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated stockholders. These procedural safeguards, which are not listed in any order of importance, are discussed below:

  in considering the transaction with the Tu Parties, the special committee acted solely to represent the interests of the unaffiliated stockholders, and the special committee had independent control of the extensive negotiations with the Tu Parties’ advisors on behalf of such unaffiliated stockholders;

  all of the directors serving on the special committee during the entire process are independent directors and free from any affiliation with any of the Tu Parties. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates;

  the fact that, other than their receipt of board and special committee compensation (which are not contingent upon the consummation of the merger or the special committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement, members of the special committee do not have interests in the merger different from, or in addition to, those of the Company’s unaffiliated stockholders;

  the fact that the special committee was assisted in negotiations with the Tu Parties and in its evaluation of the proposed merger by Nomura, its financial advisor, and Shearman, its legal advisor;

  the fact that the special committee was empowered to consider, attend to and take any all actions in connection with the written proposal from Mr. Tu and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the special committee had recommended such action to our board of directors;

  the fact that the terms and conditions of the merger agreement were the product of extensive negotiations between the special committee and its advisors, on the one hand, and the Tu Parties and their advisors, on the other hand;

  the fact that the special committee had the authority to reject the terms of any strategic transaction, including the merger;

  the fact that the special committee met regularly to consider and review the proposed merger with advice from its advisors;

  the recognition by the special committee and our board of directors that it had no obligation to recommend the approval of any merger proposal from the Tu Parties or any other transaction;

  the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has a period of 40 days to actively solicit competing proposals for the Company and furthermore, that it has the ability after such go-shop period to consider any acquisition proposal reasonably likely to lead to a superior proposal until the date our stockholders vote upon and adopt the merger agreement;

  the ability of the Company to terminate the merger agreement in order to enter into an agreement relating to a superior proposal;

  the ability of the Company to terminate the merger agreement in its sole discretion on or prior to May 4, 2011 without adverse consequence for any party; and

  the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under the DGCL for exercising dissenters’ and appraisal rights, which allow such stockholders to seek appraisal of the fair value of their shares of Company common stock as determined by the courts of Delaware.

On May 3, 2011, our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of its financial and legal advisors, evaluated the proposed merger, including the terms and conditions of the merger agreement.

At a meeting on May 3, 2011, the special committee unanimously recommended that our board of directors adopt resolutions that:

  determine that the merger, on the terms and subject to the conditions set forth in the May 3rd merger agreement, is fair to and in the best interests of the Company and its stockholders;

  approve and declare advisable the merger agreement (as amended and restated) and the merger; and

  recommend the adoption of the merger agreement by the Company’s stockholders.

On May 3, 2011, our board of directors unanimously adopted the resolutions recommended by the special committee.

On May 3, 2011, each of the special committee and our board of directors determined that the proposed merger is substantively and procedurally fair to the Company’s unaffiliated stockholders based upon the following factors, which are not listed in any order of importance:

  the factors considered in connection with the approval of the merger and related matters at the April 20th meeting of the special committee and board of directors of the Company;

  the fact that the $6.50 per share merger consideration to be paid to unaffiliated stockholders in the merger represents a 22.9% premium over the closing price of $5.29 per share on May 2, 2011, the last trading day before the merger agreement was signed;

  the negotiations with respect to the per share merger consideration that, among other things, led to (i) a “majority of the unaffiliated stockholders” voting requirement giving the unaffiliated stockholders a meaningful opportunity to consider and vote upon the adoption of the merger agreement and (ii) an increase of the go-shop period from 40 days to 60 days; and

  the financial analysis reviewed by Imperial Capital with the special committee, and the oral opinion to the special committee (which was confirmed in writing by delivery of Imperial Capital’s written opinion dated May 3, 2011) as to the fairness, from a financial point of view, of the $6.50 per share merger consideration to be received by the holders of the Company common stock (other than Parent, Merger Sub and their affiliates, the Rollover Stockholders, and holders of the Dissenting Shares) in the merger, as of May 3, 2011, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Imperial Capital in preparing its opinion. See “Special Factors Relating to the Merger– Opinion of Imperial Capital, Financial Advisor to the Special Committee.”

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the proposed merger, based upon the terms of the merger agreement entered into on May 3, 2011, is substantively and procedurally fair to our unaffiliated stockholders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated stockholders. These procedural safeguards, which are not listed in any order of importance, are discussed below:

  the procedural safeguards considered in connection with the approval of the merger and related merger agreement entered into on April 20, 2011, except with respect to (i) Nomura’s assistance to the special committee in connection with the special committee’s negotiations with the Tu Parties and (ii) the 40-day go-shop period;

  the consummation of the merger is conditioned upon of the adoption of the merger agreement not only by a majority of the outstanding shares of Company common stock, but also by the holders of the then outstanding shares of Company common stock other than shares owned by Parent, Merger Sub and their affiliates and the Rollover Stockholders;

  the fact that the special committee was assisted in negotiations with the Tu Parties and in its evaluation of the proposed merger by Imperial Capital, its financial advisor;

  the fact that the special committee received from Imperial Capital an opinion dated as of May 3, 2011, based upon and subject to various assumptions, with respect to the fairness of the per share merger consideration to be received by the holders of Company common stock other than the shares owned by the Parent, Merger Sub and their affiliates, the Rollover Stockholders and holders of the Dissenting Shares; and

  the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has a period of 60 days to actively solicit competing proposals for the Company and furthermore, that it has the ability after such go-shop period to consider any acquisition proposal reasonably likely to lead to a superior proposal until the date our stockholders vote upon and adopt the merger agreement.

The special committee and board of directors also considered a variety of potentially negative factors discussed below concerning both (i) the merger agreement entered into on April 20, 2011 and the transactions contemplated therein and (ii) the merger agreement entered into on May 3, 2011 and the transactions contemplated therein, which are not listed in any order of importance:

  the fact that the Company’s stockholders, other than the Rollover Stockholders, will have no ongoing equity participation in the Company following the merger, and that the Company’s stockholders will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of Company common stock, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to stockholders;

  the fact that due to the expressed unwillingness of Mr. Tu to consider any other transaction involving a sale of the Company, the special committee recognized that it was possible that potential acquirors may be discouraged from making a bid for the Company;

  the possibility that the Tu Parties could sell some or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

  the risk of loss of opportunity to enter into a transaction with the Tu Parties in the event of a failure to execute a binding merger agreement;

  the fact that the per share merger consideration is less than the highest closing price of $9.60 at which the Company common stock has traded in the two years prior to the Company’s announcement on March 8, 2011 that it had received a “going private” proposal;

  the fact that the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the proposed merger;

  the risks and costs to the Company if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

  the fact that the Company will be required to, under certain circumstances, pay Parent a termination fee of up to $10.0 million in connection with the termination of the merger agreement;

  the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the rollover commitment of the Rollover Stockholders and the debt commitments of CDB and that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of a reverse termination fee of $20.0 million guaranteed by Mr. Tu and under certain circumstances the Company may not be entitled to a reverse termination fee at all;

  the terms of the Rollover Stockholders’ participation in the merger and the fact that Mr. Tu and certain members of the Company’s management may have interests in the transaction that are different from, or in addition to, those of our unaffiliated stockholders; see “Special Factors Relating to the Merger— Interests of the Company's Directors and Officers in the Merger” for additional information;

  the possibility that the merger might not be consummated in a timely manner or not at all, including the risk that the proposed merger will not occur if the debt financing is not obtained, as Parent does not on its own possess sufficient funds to complete the transaction;

  the taxability of an all cash transaction to our unaffiliated stockholders who are U.S. Holders for U.S. federal income tax purposes (as defined under “Special Factors Relating to the Merger—Material U.S. Federal Income Tax Consequences”); and

  the possibility of the imposition of PRC or other foreign taxes in connection with the merger.

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to, and neither did quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors approve, and our board of directors approved, the merger agreement based upon the totality of the information presented to and considered by it.

Neither the special committee nor our board of directors considered the liquidation value of Company’s assets because it considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee and the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the special committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the special committee and the board of directors of the Company also considered the historical market prices of the Company common stock as described on page 85. Neither the special committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, as a factor. The special committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per share of Company common stock as of December 31, 2010 was $7.40. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to the manufacturing, distribution, installation and servicing of surveillance and safety products, systems and services and the development of surveillance and safety related software or the business risks inherent in competing with larger companies in that industry.

In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests to the Company and our unaffiliated stockholders and its decision to approve the merger agreement and recommend the adoption of the merger agreement by our stockholders, our board of directors considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under the caption “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger,” and adopted such recommendations and analysis. For the foregoing reasons, our board of directors believes that the merger agreement and the transactions contemplated thereby are fair to the Company’s stockholders.

Our board of directors recommends that you vote “FOR” adoption of the merger agreement.

Opinion of Imperial Capital, Financial Advisor to the Special Committee

The special committee retained Imperial Capital to act as financial advisor to the special committee in connection with the merger. On May 3, 2011, Imperial Capital rendered its oral opinion to the special committee, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the per share merger consideration is fair, from a financial point of view, to the holders of Company common stock (other than Parent, Merger Sub and their affiliates, holders of the Dissenting Shares and the Rollover Stockholders) in connection with the merger.

The full text of Imperial Capital’s written opinion, dated May 3, 2011, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Imperial Capital in connection with its opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of Imperial Capital’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Imperial Capital’s written opinion attached as Annex B. We encourage you to read Imperial Capital’s opinion and this section carefully and in their entirety.

Imperial Capital’s opinion was directed to the special committee for use and benefit of the special committee in connection with its evaluation of the fairness, from a financial point of view, of the per share merger consideration to the holders of Company common stock (other than Parent, Merger Sub and their affiliates, holders of the Dissenting Shares and the Rollover Stockholders) in connection with the merger and does not address any other aspect of the merger. Imperial Capital’s opinion does not constitute a recommendation as to how holders of the Company common stock should vote or act in connection with the merger or any aspect thereof. Imperial Capital’s opinion does not address the merits of the underlying decision by CSST to engage in the merger or the relative merits of any alternative transactions discussed by the special committee and the board of directors of CSST. In addition, Imperial Capital expresses no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the merger.

In arriving at its opinion, Imperial Capital made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Imperial Capital, among other things:

  analyzed certain publicly available information related to CSST that Imperial Capital deemed to be relevant to its analysis, including CSST’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and quarterly report on Form 10-Q for the quarter ended March 31, 2011;

  reviewed certain internal financial forecasts and budgets for CSST prepared and provided by CSST’s management;

  held discussions with certain members of CSST’s management to discuss CSST’s operations and future prospects;

  reviewed equity research reports and publications;

  reviewed public information with respect to certain other public companies with business lines and financial profiles which Imperial Capital deemed to be relevant;

  reviewed the implied financial multiples and premiums paid in merger and acquisition transactions which Imperial Capital deemed to be relevant;

  reviewed current and historical market prices of the Company common stock, as well as the trading volume and public float of the common stock;

  reviewed the draft merger agreement, dated as of April 29, 2011; and

  conducted such other financial studies, analyses and investigations and took into account such other matters as Imperial Capital deemed necessary, including Imperial Capital’s assessment of general economic and monetary conditions.

In giving its opinion, Imperial Capital relied upon the accuracy and completeness of the foregoing financial and other information and did not assume responsibility for independent verification of such information or conduct or be furnished with any current independent valuation or appraisal of any assets of CSST or any appraisal or estimate of liabilities of CSST. With respect to the financial forecasts, Imperial Capital assumed, with the special committee’s consent that Imperial Capital had assumed and on the advice of CSST’s management, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of CSST as to the future financial performance of CSST. Imperial Capital also relied upon the assurances of management of CSST that it was unaware of any facts that would make the information or financial forecasts provided to Imperial Capital incomplete or misleading. Imperial Capital assumed no responsibility for, and expressed no view as to, such financial forecasts or the assumptions on which they were based.

Imperial Capital’s opinion was based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of Imperial Capital’s opinion and does not address the fairness of the per share merger consideration as of any other date. These conditions have been and remain subject to extraordinary levels of volatility and uncertainty, and Imperial Capital expressed no view as to the impact of such volatility and uncertainty on CSST or the contemplated benefits of the merger. In rendering Imperial Capital’s opinion, Imperial Capital assumed, with the special committee’s consent, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that Imperial Capital examined, (ii) the parties to the merger agreement would comply with all the material terms of the merger agreement, and (iii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. Imperial Capital also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on CSST or the merger.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Imperial Capital and reviewed with the special committee on May 3, 2011 in connection with Imperial Capital’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Imperial Capital’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Imperial Capital’s financial analyses.

Selected Company Analysis

Imperial Capital reviewed and compared selected financial information for CSST with corresponding financial information and multiples for the following companies Imperial Capital considered relevant to CSST:

Installation - Security Systems Integrators

  Tyco International Ltd.

  Diebold, Incorporated

  Niscayah Group AB

Installation - Diversified Contractors

  EMCOR Group Inc.

  Black Box Corp.

  Layne Christensen Co.

  Orion Marine Group, Inc.

Manufacturing

  China Fire & Security Group, Inc.

  Napco Security Technologies, Inc.

  Visonic Group

  March Networks Corporation

  Digital Ally Inc.

  Cantronic Systems, Inc.

  Vicon Industries Inc.

Distribution

  Anixter International Inc.

  Ingram Micro Inc.

  Tech Data Corp.

  ScanSource, Inc.

In its review of the selected companies, Imperial Capital considered, among other things, (i) market capitalization (computed using closing stock prices as of April 29, 2011), (ii) enterprise values, (iii) enterprise values as a multiple of revenue for the latest reported twelve-month period and estimated revenue for the 2011 calendar year, (iv) enterprise values as a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the latest reported twelve-month period and estimated EBITDA for the 2011 calendar year and (v) enterprise values for security system integrators as a multiple of free cash flow, defined as EBITDA less changes in working capital less capital expenditures, for the latest reported twelve-month period and estimated free cash flow for the 2011 calendar year. Financial data for the selected companies were based on the most recent available filings with the SEC, Bloomberg consensus estimates and analyst research reports. Financial data for CSST was based on the most recent available filings with the SEC and on forecasts provided by CSST’s management. Due to the diverse nature of the divisions of the Company, Imperial Capital applied a weighting of the selected company multiples based on the sources of the estimated revenues of CSST for the 2011 calendar year. Imperial Capital then compared these multiples derived for the selected companies with corresponding financial information for the Company. To the resulting implied enterprise values, Imperial Capital added the cash of CSST and subtracted the debt of CSST as of March 31, 2011 to calculate implied equity value. This analysis indicated the following implied equity value per share ranges of CSST based on the selected company trading multiples applied to CSST’s (a) revenue for the latest twelve-month period ended March 31, 2011 and estimated revenue for the 2011 fiscal year and (b) EBITDA for the latest twelve-month period ended March 31, 2011 and estimated EBITDA for the 2011 fiscal year. The analysis indicated negative equity values based on free cash flow for CSST.

	Implied Equity Value per Share
Based on	Low	High
Latest Twelve-Month Period Ended March 31, 2011 Revenue	$2.15	$3.63
2011 Estimated Revenue	$3.59	$5.52
Latest Twelve-Month Period Ended March 31, 2011 EBITDA	$5.97	$7.28
2011 Estimated EBITDA	$8.84	$10.63

Selected Transactions Analysis

Imperial Capital reviewed the financial terms, to the extent publicly available, of the following transactions involving the acquisition of companies Imperial Capital considered relevant to CSST, which were announced since May 2008:

Integration & Services
Date
Announced	Target	Acquirer
December 2010	Monitronics Security, LP	Ascent Media Corporation
November 2010	Optelecom-NKF Inc.	TKH Group NV
October 2010	Henry Bros. Electronics, Inc.	Kratos Defense & Security Solutions, Inc.
August 2010	Attenti Ltd	3M Israel Ltd.
July 2010	COE Group plc	Digital Barriers plc
July 2010	Infrared Engineering and Consultants Limited	China Star Film Group Limited.
May 2010	Pieper GmbH	Moog Inc.
April 2010	Protection One, Inc.	GTCR Golder Rauner, LLC
March 2010	RockWest Technology Group LLC	SCM Microsystems Inc. (nka:Identive Group, Inc.)
March 2010	ADT France SA	Stanley Black & Decker, Inc.
January 2010	Broadview Security	Tyco International Ltd.
December 2009	Nuclear Security Services Corporation	G4S plc
November 2009	Adesta, LLC and Adesta, LP	G4S Technology North America
November 2009	Pinnacle Integrated Systems, Inc.	Comcam International Inc.
June 2009	Axsys Technologies, Inc.	General Dynamics Advanced Information Systems, Inc.
December 2008	Watch24 Security Services Pty Ltd.	Signature Security Group Pty Ltd.
December 2008	Hirsch Electronics Corporation	SCM Microsystems Inc. (nka:Identive Group, Inc.)
November 2008	Colledge Trundle & Hall Limited	Balfour Beatty WorkPlace Limited
October 2008	Access Systems Integration, LLC	Michael Stapleton Associates, Ltd.
September 2008	JSC Videofon MV	MegaFon
August 2008	Hafslund Sikkerhet AS	Securitas Direct AS
July 2008	SYSDAT GmbH	Cancom IT Systeme AG
July 2008	MAC Systems, Inc.	Siemens Building Technologies
July 2008	Utilitec B.V.	GSH Group plc
July 2008	HFP Corporation	Integrated Products And Services, Inc.
June 2008	Sonitrol Corporation	Stanley Works
June 2008	Winner Security Services, LLC	Tyco International
June 2008	Touchcom, Inc.	G4S plc
May 2008	Pinnacle Security LLC	Golden Gate Capital
May 2008	S3 Integration, LLC	ICx Technologies, Inc.

Manufacturing
Date
Announced	Target	Acquirer
December 2010	ETI A/S	BAE Systems plc
November 2010	HERNIS Scan Systems AS	Cooper Safety Ltd.
October 2010	ICx Technologies, Inc.	FLIR Systems, Inc.
May 2010	EnviroTek, Inc.	Suffer
February 2010	Shenzhen Angesi Technology Co., Ltd.	ANV Security Group, Inc.
November 2009	GE Security, Inc.	UTC Fire & Security Corporation
June 2009	GVI Security Solutions, Inc.	GenNx360 Capital Partners
June 2009	Axsys Technologies, Inc.	General Dynamics Advanced Information Systems, Inc.
February 2009	Videolarm, Inc.	Moog Inc.
Distribution
Date
Announced	Target	Acquirer
April 2011	Velleman Components N.V.	De Eik N.V.
October 2010	Comtrade SA	DCC Sercom Ltd.
September 2010	Innova-Extel Acquisition Holdings Inc.	Hunting plc
July 2010	Tallard Technologies, Inc.	Avnet Technology Solutions, Inc.
July 2010	Bell Microproducts Inc.	Avnet Inc.
June 2010	Potelcom Supply, Inc.	WESCO International Inc.
June 2010	Societe D'implantation Distribution Equipement Video	Midwich Limited
June 2010	TransTech Systems Inc.	Visualant Inc.
May 2010	Impact Europe Norge AS and Impact Europe Ab	Atea ASA
March 2010	Tri-Ed Distribution and Northern Video Systems, Inc.	Brazos Private Equity Partners, LLC
January 2010	Solar Suomi OY	Ahlsell Oy
December 2009	B. Linderholm AB	Electra Gruppen AB
August 2009	Javaco, Inc.	JBI, Inc.
July 2009	AS Elcoteq Tallinn	Ericsson Eesti Aktsiaselts
May 2009	Carl Lamm Holding AB	Ricoh Europe Holdings

Imperial Capital reviewed the consideration paid in the selected transactions as a multiple of latest reported revenue for the latest twelve-month period and EBITDA for the latest twelve-month period. Due to the diverse nature of the divisions of the Company, Imperial Capital applied a weighting of the selected transaction multiples based on the sources of the revenues and EBITDA of CSST for the twelve months ended March 31, 2011. Imperial Capital then compared the multiples derived from the selected transactions with the corresponding financial information for CSST. To the resulting implied enterprise values, Imperial Capital added the cash of CSST and subtracted the debt of CSST as of March 31, 2011 to calculate implied equity value. The following table provides a summary of the implied equity value per share range of CSST based on the selected transaction multiples applied to CSST’s revenue for the latest twelve-month period ended March 31, 2011 and EBITDA for the latest twelve-month period ended March 31, 2011:

	Implied Equity Value per Share
	Low	High
Latest Twelve-Month Period Ended March 31, 2011 Revenue	$5.36	$6.84
Latest Twelve-Month Period Ended March 31, 2011 EBITDA	$7.39	$8.69

Discounted Cash Flow Analysis

Imperial Capital performed a discounted cash flow analysis of CSST using forecasts for the period ranging from April 1, 2011 through the end of fiscal year 2015 (the “forecast period”) provided by CSST’s management and an assumed valuation date of March 31, 2011. Imperial Capital calculated the implied present values of free cash flows for CSST for the forecast period using discount rates ranging from 12.5% to 16.5% based on estimated weighted average cost of capital for CSST of 14.5% calculated by Imperial Capital based on the capital asset pricing model. Imperial Capital calculated the terminal values for CSST based on multiples of 6.1x to 8.1x based on the midpoint of the range from the selected companies analysis applied to EBITDA for fiscal year 2015. The estimated terminal values were then discounted to implied present values using discount rates ranging from 12.5% to 16.5%. For the range of discount rate and terminal value multiples, Imperial Capital added the implied present value of free cash flows to the implied present value of the terminal value to arrive at implied enterprise value for CSST. Imperial Capital then calculated the implied equity value by adding cash and subtracting debt as of March 31, 2011 and further calculated the implied equity value per share of CSST using fully-diluted shares outstanding of CSST, as provided by the management of CSST. This analysis resulted in a range of implied equity values per share of CSST common stock of approximately $5.31 to $7.53.

Leveraged Buyout Analysis

Imperial Capital performed a leverage buyout analysis of CSST using forecasts for the forecasted period provided by CSST’s management and an assumed valuation date of March 31, 2011. Imperial Capital calculated the implied enterprise value for CSST using a purchase and exit multiple of 7.1x based on the weighted average multiple from the selected companies analysis, a target equity return of 22.5% to 27.5%, senior debt leverage of 3.0x and interest of 7.0% and subordinated debt leverage of 1.0x and interest of 13.0%. Imperial Capital then calculated the implied equity value by adding cash and subtracting debt as of March 31, 2011 and further calculated the implied equity value per share of CSST using fully-diluted shares outstanding of CSST, as provided by the management of CSST. The analysis resulted in a range of implied equity value per share of Company common stock of approximately $5.40 to $6.06.

Other Analyses

Imperial Capital also considered:

  the high and low trading prices for CSST over the twelve months prior to April 29, 2011 of $4.02 to $6.31;

  a premium paid analysis in transactions domiciled in either China or in the United States since April 1, 2009 that implied a price per share of Company common stock of approximately $5.58 to $6.07; and

  a price indication received on April 19, 2011 by another potential bidder that implied a price per share of Company common stock of approximately $5.68 to $6.24.

Overview of Analyses; Other Considerations

The summaries set forth above do not purport to be a complete description of all the analyses performed by Imperial Capital in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Imperial Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Imperial Capital believes, and advised the special committee, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying Imperial Capital’s opinion. In performing its analyses, Imperial Capital made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of CSST. The analyses performed by Imperial Capital are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of CSST, Imperial Capital or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Imperial Capital and its opinion were among several factors taken into consideration by the special committee in making their respective decisions to authorize CSST to enter into the merger agreement and should not be considered as determinative of such decision.

General

Pursuant to a letter agreement dated April 22, 2011, as amended by the letter agreement dated May 2, 2011, the special committee engaged Imperial Capital to act as its financial advisor in connection with the merger. Under the terms of Imperial Capital’s engagement, CSST has agreed to pay Imperial Capital for its financial advisory services for the benefit of the special committee in connection with the merger (i) a fee of $1,150,000 payable in connection with Imperial Capital’s opinion; (ii) a service fee of $200,000 for management of the go-shop process; (iii) an additional fee upon the consummation of the merger in the event that the per share merger consideration exceeds $6.50; and (iv) a fee of $10,000 per day (not to exceed $250,000 in the aggregate) in the event that Imperial Capital is required to provide litigation support in connection with the merger. In addition, CSST agreed to pay all reasonable and documented fees, disbursements and out-of-pocket expenses incurred in connection with services to be rendered, not to exceed $100,000 in the aggregate without the Company’s consent (which will not be unreasonably withheld or delayed), and to indemnify Imperial Capital and related parties against any liabilities arising out of or in connection with advice or services rendered or to be rendered pursuant to the engagement letter agreement. No portion of Imperial Capital’s fee for the delivery of its opinion is contingent upon the conclusions reached in its opinion or the consummation of the merger.

The special committee selected Imperial Capital as its financial advisor based on its experience with merger transactions and familiarity with CSST. Imperial Capital is a full-service investment banking firm offering a wide range of advisory, finance and trading services. In the past, Imperial Capital has provided investment banking services to CSST unrelated to the merger, for which Imperial Capital received compensation, including having acted as co-manager in connection with CSST’s August 2009 common stock offering. In the ordinary course of our business, Imperial Capital and its affiliates may actively trade the debt and equity securities of CSST for Imperial Capital’s own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Purposes and Reasons of the Tu Parties for the Merger

Under SEC rules governing “going-private” transactions, each of Parent, Merger Sub and the Rollover Stockholders are required to express their reasons for the merger to the Company’s unaffiliated security holders. Parent, Merger Sub and the Rollover Stockholders are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For Parent, Merger Sub and the Rollover Stockholders, the purpose of the merger is to enable Parent to acquire control of the Company, in a transaction in which the unaffiliated stockholders will be cashed out for $6.50 per share, so Parent will bear the rewards and risks of the ownership of the Company after shares of Company common stock cease to be publicly traded. In addition, with respect to the Rollover Stockholders, the merger will allow the Rollover Stockholders to maintain a significant portion of their investment in the Company through their respective commitments to make an equity investment in Parent as described in this proxy statement under the section captioned “Special Factors Relating to the Merger—Financing of the Merger—Rollover Financing,” and at the same time enable Mr. Tu to maintain a leadership role with the surviving corporation.

The Tu Parties believe that, as a privately-held entity, the Company’s management will have greater flexibility to focus on improving the Company’s long-term profitability without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a privately-held entity, the Company will have greater flexibility to make decisions that might negatively affect short-term results but that could increase the Company’s value over the long term. In contrast, as a publicly-traded entity, the Company currently faces pressure from public stockholders and investment analysts to make decisions that might produce improved short-term results, but which are not necessarily beneficial in the long term.

As a privately-held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated stockholders concerns and to engage in dialogue with unaffiliated stockholders can also at times distract management’s time and attention from the effective operation and improvement of the business. See “Special Factors Relating to the Merger – Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 30 of this proxy statement.

The Tu Parties decided to undertake the going-private transaction at this time because they want to take advantage of the benefits of the Company being a privately-held company as described above and because Parent was able to obtain a debt financing commitment from CDB under the Facility Agreement that was consistent with their desired transaction structure.

Positions of the Tu Parties Regarding the Fairness of the Merger

Under SEC rules governing going-private transactions, each of Parent, Merger Sub and the Rollover Stockholders are required to express their beliefs as to the fairness of the proposed merger to the Company’s unaffiliated security holders. The Tu Parties are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Tu Parties as to the fairness of the proposed merger are not intended and should not be construed as a recommendation to any holder of Company common stock as to how to vote on the proposal to adopt the merger agreement. The Tu Parties have interests in the proposed merger that are different from those of the other stockholders of the Company by virtue of their continuing interests in the surviving company after the consummation of the proposed merger. These interests are described under “Special Factors Relating to the Merger—Interests of the Company's Directors and Officers in the Merger” beginning on page 51 of this proxy statement.

The Tu Parties believe the interests of the Company’s unaffiliated stockholders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Tu Parties attempted to negotiate a transaction that would be most favorable to them, and not to the Company’s unaffiliated stockholders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such stockholders. The Tu Parties did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s independent legal or financial advisors as to, the fairness of the proposed merger to the Company’s unaffiliated stockholders. The Tu Parties did not perform, or engage a financial advisor to perform, any independent valuation or other analysis for the Tu Parties to assist them in assessing the substantive and procedural fairness of the proposed merger to the Company’s unaffiliated stockholders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the special committee and the Company’s board of directors discussed in “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Adoption of the Merger Agreement; Fairness of the Merger” beginning on page 30 of this proxy statement, the Tu Parties believe the proposed merger is substantively and procedurally fair to the Company’s unaffiliated stockholders based upon the following factors:

  the current and historical market prices of the Company common stock, including the fact that the per share merger consideration offered to our unaffiliated stockholders represents a 33.2% premium to the closing price of shares of Company common stock on January 27, 2011, the trading day immediately prior to the public announcement that Mr. Guoshen Tu was contemplating a “going private” transaction and a 58.5% premium to the closing shares of Company common stock on March 7, 2011, the trading day immediately prior to the public announcement of the Company’s receipt of Mr. Guoshen Tu’s “going private” proposal. The fact that the $6.50 per share merger consideration to be paid to unaffiliated stockholders in the merger also represents a (i) a 22.9% premium over the closing price of $5.29 per share on May 2, 2011, the last trading day before the merger agreement was signed, (ii) a 29.5% premium over the 30-day volume weighted average price as quoted by Bloomberg L.P. on January 27, 2011, the last trading day prior to the Company’s announcement on January 28, 2011 that Mr. Guoshen Tu was contemplating a “going private” transaction, (iii) a 21.1% premium over the 90-day volume weighted average price as quoted by Bloomberg L.P. on January 27, 2011, the last trading day prior to the Company’s announcement on January 28, 2011 that Mr. Guoshen Tu was contemplating a “going private” transaction, (iv) a 38.3% premium over the 30-day volume weighted average price as quoted by Bloomberg L.P. on March 7, 2011, the last trading day prior to the Company’s announcement on March 8, 2011 of the Company’s receipt of Mr. Guoshen Tu’s “going private” proposal and (v) a 29.7% premium over the 90-day volume weighted average price as quoted by Bloomberg L.P. on March 7, 2011, the last trading day prior to the Company’s announcement on March 8, 2011 of the Company’s receipt of Mr. Guoshen Tu’s “going private” proposal;

  the Company common stock traded as low as $4.02 per share during the 52-week period prior to the announcement of the execution of the merger agreement;

  the fact that the merger consideration of $6.50 per share is payable entirely in cash, thus allowing the Company’s stockholders (other than holders of the Rollover Shares) to immediately realize a certain and fair value for their shares;

  the fact that the members of the special committee are not officers or employees of the Company and do not have any interests in the proposed merger different from, or in addition to, those of the Company’s unaffiliated stockholders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the consummation of the proposed merger or the special committee’s or the board’s recommendation of the proposed merger) and their indemnification and liability insurance rights under the merger agreement;

  the fact that the special committee and, based in part upon the unanimous recommendation of the special committee, the Company’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, are in the best interests, of the Company’s unaffiliated stockholders;

  the fact that the Company has the ability, under certain circumstances, to specifically enforce the terms of the merger agreement;

  the fact that the proposed merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the proposed merger will be consummated and the merger consideration will be paid to the Company’s unaffiliated stockholders;

  the fact that the Parent has entered into a facility agreement with CDB, pursuant to which CDB has agreed to provide debt financing, on the terms and conditions set forth in the facility agreement, in an aggregate amount up to $500 million, to fund the merger and pay certain fees and expenses contemplated by the facility agreement and the merger agreement;

  the fact that Mr. Tu has agreed to guarantee the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee to the Company and reimburse certain expenses of the Company; and

  the fact that the proposed merger will provide liquidity for the Company’s unaffiliated stockholders without incurring brokerage and other costs typically associated with market sales.

The Tu Parties did not consider net book value because they do not believe that net book value reflects or has any meaningful impact on, the market price of the Company common stock or the fair market value of its assets or business.

The Tu Parties did not consider the Company’s liquidation value to be a relevant valuation method because they consider the Company to be a viable, going concern and because the Company will continue to operate its business following the merger.

The Tu Parties did not establish, and did not consider, a going concern value for the Company common stock as a public company to determine the fairness of the proposed merger consideration to the Company’s unaffiliated stockholders because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company common stock, the merger consideration of $6.50 per share represented a premium to the going concern value of the Company.

The Tu Parties are not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to a merger or consolidation of the Company with or into another company, a sale of all or a substantial part of the Company’s assets, or the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

The Tu Parties did not receive any independent reports, opinions or appraisals from any outside party related to the proposed merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the proposed merger to the unaffiliated stockholders.

The Tu Parties believe the proposed merger is substantively and procedurally fair to the Company’s unaffiliated stockholders based upon the following factors:

  the special committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the Tu Parties, was established and given absolute authority to, among other things, review, evaluate and negotiate the terms of the proposed merger and to decide not to engage in the merger;

  the members of the special committee do not have any interests in the proposed merger different from, or in addition to, those of the Company’s unaffiliated stockholders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the consummation of the proposed merger or special committee’s or board’s recommendation of the proposed merger) and their indemnification and liability insurance rights under the merger agreement;

  while each of Mr. Tu and Mr. Yap is a director, officer or employee of the Company, because of their participation in the transaction as described under the section captioned “Special Factors Relating to the Merger—Interests of the Company's Directors and Officers in the Merger,” neither of them served on the special committee, nor did any of the Tu Parties participate in or have any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

  the special committee retained and was advised by its independent legal and financial advisors who are experienced in advising committees such as the special committee in similar transactions;

  the special committee and the Company’s board of directors had no obligation to recommend the adoption of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

  the merger was unanimously approved by the special committee;

  the merger consideration and other terms and conditions of the merger agreement were the result of extensive negotiations over an extended period of time between Mr. Tu, Parent, Merger Sub and their advisors, on the one hand, and the special committee and its legal and financial advisors, on the other hand;

  in addition to the statutory stockholder approval requirement under Delaware law, adoption of the merger agreement is subject to the approval of a “majority of the unaffiliated stockholders” of the Company, giving such unaffiliated stockholders a meaningful opportunity to consider and vote upon the adoption of the merger agreement;

  the special committee negotiated a 60-day "go-shop" period;

  the special committee received from its financial advisor an opinion, dated May 3, 2011, as to the fairness, from a financial point of view, of the consideration of $6.50 per share to be received by unaffiliated stockholders in the proposed merger;

  under the terms of the merger agreement, in certain circumstances prior to obtaining the requisite stockholder approvals of the merger, the Company is permitted to provide information to and participate in discussions or negotiations with persons making takeover proposals and the board of directors of the Company is permitted to withdraw or modify its recommendation of the merger agreement;

  the ability of the Company to terminate the merger agreement (in accordance with the terms of the merger agreement) upon acceptance of a superior proposal; and

  the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allows such holders to seek appraisal of the fair value of their Company common stock as determined by the Court of Chancery of the State of Delaware.

The foregoing discussion of the information and factors considered and given weight by the Tu Parties in connection with their evaluation of the substantive and procedural fairness to the Company’s unaffiliated stockholders of the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, is not intended to be exhaustive, but is believed by the Tu Parties to include all material factors considered by them. The Tu Parties did not find it practicable to and did not quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the substantive and procedural fairness of the merger agreement and the proposed merger to the Company’s unaffiliated stockholders. Rather, the Tu Parties made the fairness determinations after considering all of the foregoing as a whole.

The Tu Parties believe these factors provide a reasonable basis for their belief that the proposed merger is both substantively and procedurally fair to the Company’s unaffiliated stockholders. This belief, however, is not intended to be and should not be construed as a recommendation by the Tu Parties to any stockholder of the Company as to how such stockholder should vote with respect to the adoption of the merger agreement.

Certain Effects of the Merger

If the merger is completed, all of our equity interests will be owned by Parent. Except for the Rollover Stockholders, none of our current stockholders will have any ownership interest in, or be a stockholder of, the Company after the completion of the merger. As a result, our current stockholders (other than the Rollover Stockholders) will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the merger, Parent will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Upon completion of the merger, each share of Company common stock issued and outstanding immediately prior to the closing (other than shares of Company common stock owned by Parent, Merger Sub, the Rollover Stockholders and their respective affiliates, and holders of the Dissenting Shares) will be converted into the right to receive the per share merger consideration.

The merger agreement provides that each share of Company common stock that, immediately prior to the effective time of the merger, is subject to vesting and/or forfeiture restrictions under the equity incentive plan adopted by the board of directors of the Company on February 7, 2007 and subsequently amended in February 2010 shall become fully vested immediately prior to the effective time, and each such share shall be treated as a share of Company common stock.

At the effective time, each warrant to purchase shares of Company common stock issued that is outstanding at the effective time shall be canceled and, in exchange therefor, the surviving corporation shall pay to each former holder of any such canceled warrant immediately following the effective time an amount in cash (without interest) equal to the product of (i) the excess of the per share merger consideration over the exercise price per share of Company common stock of such warrant and (ii) the number of shares of Company common stock subject to such warrant; provided, that if the exercise price per share of Company common stock of any such warrant is equal to or greater than the per share merger consideration, such warrant shall be canceled without any cash payment being made in respect thereof.

Following the merger, shares of Company common stock will no longer be traded on The New York Stock Exchange or any other public market. Our common stock is registered as a class of equity security under the Exchange Act. Registration of our common stock under the Exchange Act may be terminated upon the Company’s application to the SEC if our common stock is not listed on a national securities exchange and there are fewer than 300 record holders of the outstanding shares. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to our stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Parent and Merger Sub expect that following completion of the merger, our operations will be conducted substantially the same as they are currently being conducted. However, following completion of the merger, the Company will have significantly more debt than it currently has. Parent and Merger Sub have informed us that they have no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets except as described in this proxy statement. Parent may initiate from time to time reviews of the Company and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger. Parent expressly reserves the right to make any changes that it deems necessary or appropriate in the light of its review or in the light of future developments.

Following consummation of the merger, Parent will directly or indirectly own 100% of our outstanding common stock and will have a corresponding interest in our net book value and net earnings. Our net income for the fiscal year ended December 31, 2010 was approximately $77.4 million and our net book value as of December 31, 2010 was approximately $664.2 million.

Effects on the Company if Merger is not Completed

If our stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, our stockholders will not receive the payment for their shares of Company common stock provided by the merger agreement. Instead, unless the Company is sold to a third party, we will remain an independent publicly traded company, the management expects to operate the business in a manner similar to that in which it is being operated today, and our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our common stock. If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, the board of directors of the Company will evaluate and review the business operations, properties and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If our stockholders do not adopt the merger agreement or the merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement and recommend an alternative transaction, see “The Merger Agreement—Termination Fees and Reimbursement of Expenses.”

Also under other circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee and reimburse certain of Parent’s expenses. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” for additional information.

Plans for the Company

After the effective time of the merger, Parent anticipates that the Company will continue its current operations, except that it will (i) cease to be an independent publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. There are no current plans to repay the debt taken out to finance the merger. After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the Company, and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Prospective Financial Information

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with the financial analysis of the proposed merger, our management provided certain financial projections for fiscal years 2011 through 2015 to Nomura and Imperial Capital and provided the Tu Parties a copy of these projections in connection with their due diligence of the Company.

The summary of such information below is included solely to give stockholders access to the information that was made available to Nomura, Imperial Capital and the Tu Parties and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of Company common stock.

The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The prospective financial information reflects numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The prospective financial information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. The prospective financial information covers multiple years and such information by its nature becomes less reliable with each successive year. In addition, the prospective information will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the prospective information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The prospective information also reflects assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that the Company, the Tu Parties, the special committee, any of their respective financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of the Company, the Tu Parties, the special committee or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if they are or become inaccurate (even in the short term).

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

The inclusion of the prospective financial information herein should not be deemed an admission or representation by the Company, the Tu Parties or the special committee that they are viewed by the Company or the Tu Parties or the special committee as material information of the Company, and in fact the Company, the Tu Parties, and the special committee view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such long range forecasts. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Company’s prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this proxy statement.

Certain of the prospective financial information set forth herein, including EBITDA, may be considered non-GAAP financial measures. The Company provided this information to Nomura, Imperial Capital and the Tu Parties because the Company believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

	2011 FY	2012 FY	2013 FY	2014 FY	2015 FY
	(amounts in millions)
Revenue	$868.10	$1,019.30	$1,163.10	$1,301.40	$1,398.70
Gross Profit	$236.60	$276.50	$314.10	$350.10	$375.30
EBITDA*	$161.50	$181.51	$196.21	$213.63	$235.68
Net Income	$99.80	$107.55	$112.74	$122.91	$139.47
Current Assets	$965.7	$1,110.5	$1239.5	$1,387.0	$1,490.9
Current Liabilities	$334.8	$357.8	$405.0	$589.6	$522.8

* “EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

Financing of the Merger

Parent estimates that the total amount of funds necessary to consummate the merger and related transactions, including the payment of customary fees and expenses in connection with the merger, will be approximately $594,975,018, assuming no exercise of appraisal rights by stockholders of the Company. Parent and Merger Sub expect this amount to be provided through a combination of debt financing and the contribution of shares of the Company common stock to Parent immediately prior to the merger by the Rollover Stockholders.

Debt Financing

Conditions to Financing. On April 20, 2011, Parent entered into a facility agreement with CDB, pursuant to which CDB has agreed to provide debt financing, on the terms and conditions set forth in the facility agreement, in an aggregate amount up to $500 million, to fund the merger and pay certain fees and expenses contemplated by the facility agreement and the merger agreement. The financing under the facility agreement is subject to the satisfaction or waiver of the following conditions:

  the receipt by CDB of the documentary conditions precedent required under Schedule 1 of the facility agreement;

  no major default (as defined in the facility agreement) that is continuing or would result from the proposed borrowing;

  all of the major representations (as defined in the facility agreement) being true;

  receipt by CDB of evidence that Intelligent One has completed all steps required of it in order to subscribe for shares in Parent; and

  receipt by CDB of a letter from Parent confirming that the certificate of merger has been filed with the Secretary of State of Delaware, the merger agreement remains in full force and effect and the effective time has occurred.

Interest Rate. The interest rate of the facility is LIBOR plus 3.5% per annum during the first thirty-six months of the facility and LIBOR plus 4.5% per annum at all times thereafter.

Prepayments and Amortization. Parent may, if it gives CDB not less than five business days’ prior notice, prepay the whole or any part of the loan (but, if in part, being an amount that reduces the amount of the loan by at least $10 million). Parent is required to make a mandatory prepayment upon the occurrence of the following:

  a listing (as defined in the facility agreement);

  a change of control (as defined in the facility agreement);

  a currency event (as defined in the facility agreement); or

  the sale of all or substantially all of the assets of Parent or any of its subsidiaries (including the Company and its subsidiaries).

Parent is required to repay (a) 5% of the amount of the loan on the date which is 24 months after the initial drawdown of the facility (the “Utilization Date”), (b) 10% of the amount of the loan on the date which is 36 months after the Utilization Date, (c) 15% of the amount of the loan on each of the dates which are 48, 60 and 72 months after the Utilization Date, (d) 20% of the amount of the loan on the date which is 84 months from the Utilization Date, and (e) the balance of the loan on the date which is 94 months from the Utilization Date.

Security. The obligations of Parent under the facility agreement will be secured by:

  a personal guarantee by Mr. Tu and Ms. Zhiqun Li, Mr. Tu's spouse;

  a pledge of 100% of the equity interest and assets of Parent by Intelligent One in favor of CDB; and

  a pledge of 100% of the equity interest and assets of Merger Sub by Parent in favor of CDB.

Other Terms. The facility agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, restrictions on indebtedness, capital expenditures, disposal of assets, declaration of dividends and mergers and consolidations. The facility agreement also includes customary events of default.

Rollover Financing

On April 20, 2011, the Rollover Stockholders entered into a rollover agreement with Parent and Intelligent One pursuant to which the Rollover Stockholders collectively committed to contribute, immediately prior to the consummation of the merger, an aggregate amount of 21,708,428 shares of Company common stock to Parent (the equivalent of a $141,104,782 investment based upon the per share merger consideration of $6.50) in exchange for certain equity securities of Intelligent One, or, if agreed between Parent and a Rollover Stockholder, in exchange for an amount in cash equal to $6.50 per share multiplied by the number of the relevant Rollover Shares. The Rollover Stockholders’ commitments pursuant to the rollover agreement are conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to complete the merger contained in the merger agreement, the funding of the debt financing described above and the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement. The Company is an express third-party beneficiary of the rollover agreement and has the right to seek specific performance of the commitments of the Rollover Stockholders under the rollover agreement under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent to enforce such commitments.

Limited Guaranty

Mr. Tu has agreed to guarantee the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee and reimburse certain expenses (including disbursements and reasonable fees of counsel) incurred by the Company in connection with the collection of such reverse termination fee, if overdue.

Limitation on Remedies

Subject to any equitable remedies the Company may be entitled to, our right to receive payment under certain circumstances of a reverse termination fee of $20.0 million in connection with the merger from Parent or Merger Sub is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise and upon payment of such reverse termination fee, Parent, its subsidiaries and their respective representatives will have no further liability under the merger agreement.

Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent’s and Merger Sub’s right to receive payment under certain circumstances of either (i) a termination fee of $10.0 million or (ii) a termination fee of $5.0 million plus Parent’s and Merger Sub’s out-of-pocket costs and expenses (up to $1.0 million) incurred in connection with the merger from us is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise and upon payment of such amount, the Company, its subsidiaries and their respective representatives will have no further liability under the merger agreement.

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled under the merger agreement. The parties agree that under no circumstances will the Company be entitled to receive both a grant of specific performance that results in the consummation of the merger and payment of all or any portion of the reverse termination fee.

Interests of the Company’s Directors and Officers in the Merger

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the special committee in evaluating the proposed merger, including negotiating the terms and conditions of the merger agreement, the board of directors of the Company determined that the Chairman of the special committee shall receive a retainer of $15,000 per month and that each other member of the special committee shall receive a retainer of $10,000 per month for the duration of their service on the special committee. Such fees are payable whether or not the merger is completed and were approved by the board of directors of the Company prior to our receipt of Parent’s proposal. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending special committee meetings) will be paid to the members of the special committee in connection with their service on the special committee.

Indemnification and Insurance

Parent and the surviving corporation will assume the indemnification obligations, now existing in favor of the current or former directors, officers or employees of the Company under benefit plans of the Company (collectively, the “Indemnified Parties”) with respect to acts or omissions occurring at or prior to the effective time, as provided in the governing documents of the Company or its subsidiaries. The certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable to the Indemnified Parties with respect to rights to indemnification, advancement of expenses and limitations on liabilities as set forth in the Company’s organizational documents in effect as of the date of the merger agreement. The relevant provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the Indemnified Parties, unless such modification is required by applicable law.

Following the effective time, Parent and the surviving corporation will, jointly and severally, indemnify and hold harmless each Indemnified Party, and anyone who becomes an Indemnified Party between the date of the merger agreement and the effective time, against any costs or expenses, judgments, losses or liabilities incurred in connection with any actual or threatened proceeding, including any matter arising in connection with the transactions contemplated by the merger agreement, to the fullest extent permitted by applicable law (and Parent and the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law). Notwithstanding anything to the contrary contained in the merger agreement, Parent may not (and Parent will cause the surviving corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties from all liability and does not include an admission of fault or wrongdoing by any Indemnified Party.

For at least six years after the effective time, (i) Parent and the surviving corporation will maintain the existing directors’ and officers’ liability insurance and fiduciary insurance (or substitute policies including comparable coverage) maintained by the Company as of the date of the merger agreement, covering claims arising from facts or events that occurred on or before the effective time, including the transactions contemplated by the merger agreement (provided that Parent or the surviving corporation, as applicable, will not be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premiums currently paid by the Company on an annualized basis (the “D&O Premium”); and (ii) Parent and the surviving corporation will not take any action that would prejudice the rights of, or impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the effective time. In lieu of such insurance, prior to the effective time, the Company may purchase a six year “tail” prepaid policy with substantially similar coverage (provided that the premium for such “tail” policy shall not exceed an amount equal to the D&O Premium).

Company Warrants

At the effective time, each warrant to purchase shares of Company common stock issued that is outstanding at the effective time shall be cancelled and, in exchange therefor, the surviving corporation shall pay to each former holder of any such cancelled warrant immediately following the effective time an amount in cash (without interest) equal to the product of (i) the excess of the per share merger consideration over the exercise price per share of Company common stock of such warrant and (ii) the number of shares of Company common stock subject to such warrant; provided, that if the exercise price per share of Company common stock of any such warrant is equal to or greater than the per share merger consideration, such warrant shall be cancelled without any cash payment being made in respect thereof. See “The Merger Agreement—Treatment of Common Stock, Restricted Shares and Company Warrants” beginning on page 64 for additional information.

Restricted Shares

The merger agreement provides that, each share of Company common stock that, immediately prior to the effective time of the merger, is subject to vesting and/or forfeiture restrictions under the equity incentive plan adopted by the board of directors of the Company on February 7, 2007 and subsequently amended in February 2010 shall become fully vested immediately prior to the effective time, and each such share shall be treated as a share of Company common stock. All of our directors and executive officers own restricted shares that are subject to vesting restrictions. See “The Merger Agreement—Treatment of Common Stock, Restricted Shares and Company Warrants” beginning on page 64 for additional information.

Related Party Transactions

We adopted an audit committee charter, which requires that the audit committee review all related party transactions on an ongoing basis and all such transactions be approved by the committee. Other than the arrangements in connection with the merger discussed elsewhere in this proxy statement, there has not been any transaction, nor is there any currently proposed transaction, in which we were or are to be a participant, and in which any related person had or will have a direct or indirect material interest during the past two years that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Relationship Between Us and the Tu Parties

Relationship with Mr. Guoshen Tu

Mr. Tu is the sole director, officer and 100% owner of Parent and Merger Sub. As such, Mr. Tu and his affiliates will have direct and indirect interests in the Company after the merger. Mr. Tu has also been the Chairman and Chief Executive Officer of the Company since 2005. Mr. Tu received compensation for his services as the Chief Executive Officer of the Company. Mr. Tu recused himself from the deliberations and the board of directors’ determination with respect to the merger agreement and the proposed merger.

Relationship with Rollover Stockholders

All Rollover Stockholders, including Mr. Yap who has served as our Chief Financial Officer since January 2007 and as a director and Vice Chairman since March 2006, are members of the Company’s management. The Rollover Stockholders are parties to the rollover agreement described on page 50 of this proxy statement and have agreed with Parent to contribute to Parent shares of Company common stock owned by them in exchange for equity securities of Intelligent One, which, immediately prior to the merger, will beneficially own all of the share capital of Parent or, if agreed between Parent and a Rollover Stockholder, in exchange for an amount in cash equal to $6.50 per share multiplied by the number of the relevant shares so contributed. As such, Rollover Stockholders may have indirect interests in the Company after the merger. All Rollover Stockholders received compensation for their services as employees of the Company.

Except as set forth above and elsewhere in this proxy statement, none of the Tu Parties, Parent or Merger Sub nor any of their respective directors, executive officers or other affiliates engaged in any transactions with us or any of our directors, officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Dividends

Pursuant to the merger agreement, we are prohibited from declaring any dividends following execution of the merger agreement on May 3, 2011.

Determination of the Per Share Merger Consideration

The per share merger consideration was determined through arm’s-length negotiations between Parent and the Company (acting through the special committee).

Regulatory Matters

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

  filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the adoption of the merger agreement by our stockholders; and

  complying with U.S. federal securities laws.

Fees and Expenses

Description	Amount
Financing fees and expenses and related professional fees	$1,650,000
Financial advisory fees and expenses	$4,830,000
Legal and accounting fees and expenses	$4,500,000
Special committee fees	$280,000
Miscellaneous (including printing, proxy solicitation, filing fees, mailing costs, etc.)	$500,000
Total	$11,760,000

Material United States Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences to holders of shares of Company common stock upon the exchange of shares of Company common stock for cash pursuant to the merger. This discussion does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of shares of Company common stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this discussion is not a complete description of all the tax consequences of the merger and, in particular, does not address U.S. federal income tax considerations for holders of shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders that validly exercise their rights under Delaware law to object to the merger, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks and other financial institutions, tax-exempt entities, broker-dealers, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or holders that hold shares of Company common stock as part of a hedge, straddle, integration, constructive sale or conversion transaction). In addition, this discussion does not discuss any consequences to stockholders of the Company that will directly or indirectly hold an ownership interest in Parent or the Company after the merger, to holders of options or warrants to purchase shares of Company common stock, any aspect of state, local or foreign tax law that may be applicable to any holder of shares of Company common stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This discussion assumes that holders own shares of Company common stock as capital assets.

We urge holders of shares of Company common stock to consult their own tax advisors with respect to the specific tax consequences to them in connection with the offer and the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

(a)     U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company common stock that is: a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, any estate the income of which is subject to U.S. federal income tax regardless of the source of its income and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Company common stock pursuant to the merger.

Payments with Respect to Shares of Company Common Stock

The receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges shares of Company common stock for cash in the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. Holder’s adjusted tax basis in such shares. If a U.S. Holder acquired different blocks of shares of Company common stock at different times or different prices, such U.S. Holder must determine its tax basis and holding period separately with respect to each block of shares of Company common stock. Such gain or loss will be capital gain or loss, and will be long term capital gain or loss if such U.S. Holder’s holding period for the shares of Company common stock is more than one year at the time of completion of the merger. Long term capital gains recognized by a non-corporate U.S. Holder (including an individual) are generally eligible for a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses. U.S. Holders of Company common stock should consult their tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the merger.

Information Reporting and Backup Withholding

Payments made with respect to shares of Company common stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an Internal Revenue Service (“IRS”) Form W-9) or (ii) is an exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner.

(b)      Non-U.S. Holders

The following is a discussion of certain U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of Company common stock. The term “Non-U.S. Holder” means a beneficial owner of shares of Company common stock that, for U.S. federal income tax purposes, is not a U.S. Holder and is not a partnership or other entity classified as a partnership.

Payments with Respect to Shares of Company Common Stock

Payments made to a Non-U.S. Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

  the gain on shares of Company common stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable U.S. income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States);

  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the merger occurs and certain other conditions are met; or

  the Non-U.S. Holder owned (actually or constructively) more than five percent of the Company’s common stock at any time during the five years preceding the merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes during such time.

A Non-U.S. Holder whose gain is described in the first bullet point above will generally be subject to tax on its net gain in the same manner as if it were a U.S. Holder. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point above will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though such Non-U.S. Holder is not considered a resident of the United States). The Company does not believe that it currently is a United States real property holding corporation or that it has been a United States real property holding corporation during the past five years.

Information Reporting and Backup Withholding

In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Company common stock exchanged for cash in the merger if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the IRS in a timely manner.

Material PRC Tax Consequences

Under the EIT Law, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises.” The implementation rules for the EIT Law define the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for Company common stock should otherwise be subject to PRC tax to holders of such common stock that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for these securities should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for Company common stock pursuant to the merger by holders of such securities who are not PRC residents could be treated as PRC-source income that would be subject to PRC tax at a rate of up to 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Delisting and Deregistration of the Company Common Stock

If the merger is completed, the shares of Company common stock will be delisted from the NYSE and will be deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

The Company filed applications for the voluntary delisting and immediate suspension of listing of the Company common stock from NASDAQ Dubai on May 19, 2011. The Company common stock is expected to be delisted from NASDAQ Dubai on or about July 21, 2011, regardless of whether the merger is completed or not.

Litigation Relating to the Merger and Other Legal Proceedings

Between March 15, 2011 and April 26, 2011, six purported class action complaints related to the merger (the “Stockholder Actions”) were filed against some or all of the following: the Company, the members of the board of directors of the Company and Merger Sub.

On March 15, 2011, the first of the Stockholder Actions was filed in the Court of Chancery of the State of Delaware, captioned Dziak v. China Security & Surveillance Technology, Inc., et al., C.A. No. 6279-VCP (the “Dziak Complaint”). The plaintiff in the Dziak Complaint alleges, among other things, (1) that members of our board of directors breached their fiduciary duties to the Company’s stockholders in connection with the merger and (2) Mr. Tu engaged in acts of self-dealing, unfair dealing, gross overreaching and breaches of his fiduciary duties. The Dziak Complaint seeks, among other things, an order enjoining the defendants from proceeding with the merger unless and until such time the defendants have acted in accordance with their fiduciary duties to maximize shareholder value, an order directing the defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of our stockholders, an award of compensatory damages and an award of fees, expenses and costs.

From March 16, 2011 to April 26, 2011, five additional complaints were filed in the Court of Chancery of the State of Delaware, seeking substantially the same relief and making substantially the same allegations as the Dziak Complaint. The additional complaints have the following captions: Levine v. China Security & Surveillance Technology, Inc., et al., C.A. No. 6286-VCP (filed March 16, 2011); Smith v. China Security & Surveillance Technology, Inc., et al., C.A. No. 6292-VCP (filed March 17, 2011); O’Connor v. China Security & Surveillance Technology, Inc., et al., C.A. No. 6296-VCP (filed March 18, 2011); Jamal v. China Security & Surveillance Technology, Inc., et al., C.A. No. 6408-VCP (filed April 22, 2011); and Musto v. China Security & Surveillance Technology, Inc., et al., C.A. No. 6418-VCP (filed April 26, 2011). Certain of the Stockholder Actions additionally allege, among other things, that the Company and Merger Sub have aided and abetted the individual defendants’ alleged breaches of fiduciary duties. Certain of the Stockholder Actions additionally seek, among other things, (1) an order enjoining, preliminarily and permanently, the merger, and (2) an order rescinding the merger or awarding plaintiff and the class rescissory damages in the event that the merger is consummated prior to the entry of the court’s final judgment.

On May 23, 2011, plaintiffs’ counsel in Musto v. China Security & Surveillance Technology, Inc., et al., C.A. No. 6418-VCP, filed a motion with the Court of Chancery of the state of Delaware seeking to consolidate five of the pending actions and to have lead plaintiffs’ counsel appointed. On May 27, 2011, the Company, members of the special committee, Mr. Yap, and Merger Sub, respectively, filed motions to dismiss the remaining action that was not part of the consolidation motion, Jamal v. China Security & Surveillance Technology, Inc., et al., C.A. No. 6408-VCP.

In September 2010, we were notified by the staff of the SEC that it had initiated the SEC Investigation. On or around September 3, 2010 and March 29, 2011, we received two separate subpoenas from the SEC requesting the delivery of certain documents to the SEC. We are cooperating, and intend to continue to cooperate, with the SEC in connection with such investigation. Receipt of these subpoenas does not mean that the SEC has concluded that we or anyone else has violated the law. The investigation does not mean that the SEC has a negative opinion of any person, entity or security. It is not possible to predict the outcome of the investigation, including whether or when any proceedings might be initiated, when these matters may be resolved or what, if any, penalties or other remedies may be imposed.

THE ANNUAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the board of directors of the Company for use at the annual meeting.

Date, Time and Place

We will hold the annual meeting at [ ], local time, on [ ], 2011, at [ ]. Seating will be limited to stockholders. Admission to the annual meeting will be on a first-come, first-served basis. If you plan to attend the annual meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Purpose of the Annual meeting

The annual meeting is being held for the following purposes:

  to adopt the merger agreement (see “The Merger Agreement” beginning on page 63);

  to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement;

  to elect five persons to the board of directors of the Company;

  to ratify the selection by our Audit Committee of GHP Horwath, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

  to approve, on an advisory basis, executive compensation;

  to approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation; and

  such other business as may properly come before the annual meeting or any adjournment thereof.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of Our Board of Directors and Special Committee

The board of directors of the Company, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, deemed it advisable and in the best interests of the Company and its unaffiliated stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders and recommended that the Company’s stockholders adopt the merger agreement at the annual meeting. The board of directors of the Company recommends that you vote “FOR” the adoption of the merger agreement.

Our board of directors also recommends that you vote “FOR” the proposal to approve the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement, “FOR” the proposal to elect the nominated directors, “FOR” the proposal to ratify the selection by our Audit Committee of GHP Horwath, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, and “FOR” the proposal to approve the compensation of our named executive officers.

Our board of directors has not made a recommendation on the frequency of holding an advisory vote on executive compensation. Stockholders may vote for having an advisory vote every year, every two years, or every three years, or they may abstain from voting on this proposal.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of Company common stock at the close of business on [  ], 2011, the record date, are entitled to notice of and to vote at the annual meeting. On the record date, [  ] shares of Company common stock were issued and outstanding and held by [  ] holders of record. Holders of record of shares of Company common stock on the record date are entitled to one vote per share of Company common stock at the annual meeting on each proposal. For [  ] days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at [  ].

Shares of Company common stock represented by proxies reflecting abstentions will be counted as present and entitled to vote for purposes of determining a quorum. Broker non-votes will not be counted for purposes of determining a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, dealer, commercial bank, trust company or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to the proposal to adopt the merger agreement or the adjournment proposal. The presence at the annual meeting in person or by proxy of the holders of a majority of shares of the Company’s capital stock issued and outstanding and entitled to vote at the annual meeting as of the record date will constitute a quorum for purposes of the annual meeting. In the event that a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Adoption of the Merger Agreement (Proposal 1)

The adoption of the merger agreement by our stockholders requires the affirmative vote of (i) stockholders holding at least a majority of the outstanding shares of the Company’s common stock at the close of business on the record date and (ii) stockholders holding at least a majority of the outstanding shares of the Company’s common stock at the close of business on the record date other than shares owned, directly or indirectly, by Parent, Merger Sub or the Rollover Stockholders and their respective affiliates.

The requirement that the merger agreement be adopted by stockholders holding at least a majority of the outstanding shares of the Company’s common stock at the close of business on the record date for the annual meeting other than shares owned, directly or indirectly, by Parent, Merger Sub or the Rollover Stockholders and their respective affiliates is not mandated by Delaware law but was negotiated by the special committee in order to further protect the interests of the holders of Company common stock other than the Rollover Stockholders in connection with the merger.

Failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Other Proposals

For Proposal No. 2 (approval of the adjournment or postponement of the annual meeting), the affirmative vote of the holders of at least a majority of the shares of Company common stock present in person or represented by proxy at the meeting and entitled to vote, whether or not a quorum is present, is required.

For Proposal No. 3 (election of directors), each director must be elected by a plurality of votes cast with respect to such director (i.e., the number of shares voted “for” a director nominee must exceed the number of votes “withheld” from that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors.

For Proposal No. 4 (ratification of independent auditors), Proposal No. 5 (advisory vote on executive compensation) and any other matters on which stockholders are entitled to vote, the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the meeting and entitled to vote, is required.

For Proposal No. 6 (advisory vote on the frequency of holding an advisory vote on executive compensation), the alternative — that is, every one, two or three years — receiving the greatest number of votes will be the frequency that stockholders approve.

Stock Ownership and Interests of Certain Persons

As of [ ], 2011, the record date for the annual meeting, our directors (including Mr. Tu and Mr. Yap) and current executive officers owned, in the aggregate, 21,970,930 shares of Company common stock, or collectively approximately 24.5% of the outstanding shares of Company common stock. Our directors and current executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the adoption of the merger agreement.

Certain members of our management and the board of directors of the Company have interests that may be different from, or in addition to, those of our stockholders generally. For more information, please read “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 51.

Voting Procedures

Ensure that your shares of Company common stock can be voted at the annual meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the annual meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the annual meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the adoption of the merger agreement, the proposal to postpone or adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting to adopt the merger agreement, the election of the nominated directors, the ratification of independent auditors and the approval of the compensation of our named executives officers.

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, New York 10022
Stockholder may call toll free +1 855 208 8903
Banks and Brokers may call collect +1 212 297 0720
Email: info@okapipartners.com

Voting by Proxy or in Person at the Annual Meeting

Holders of record can ensure that their shares of Company common stock are voted at the annual meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the annual meeting and to vote in person. If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares of Company common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the annual meeting.

If you vote your shares of Company common stock by submitting a proxy, your shares will be voted at the annual meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Company common stock will be voted “FOR” the adoption of the merger agreement, the approval to postpone or adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement, the election of the nominated directors, the ratification of independent auditor and the approval of the compensation of our named executives officers. You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the annual meeting in person.

Electronic Voting

Our holders of record and many stockholders who hold their shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Company common stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. If you hold your shares of Company common stock through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter other than (i) the proposal to adopt the merger agreement, (ii) the approval of the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement, (iii) the election of the nominated directors, (iv) the ratification of independent auditor, (v) the approval, on an advisory basis, of the compensation of our named executive officers, and (vi) advisory vote on the frequency of holding an advisory vote on executive compensation, will be brought before the annual meeting. If, however, other matters are properly presented at the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the annual meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the annual meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the annual meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Rights of Stockholders Who Object to the Merger

Stockholders who object to the merger and who comply with the provisions of Section 262 of the DGCL are entitled to have the fair value of their shares of Company common stock determined by the Court of Chancery of the State of Delaware, and to receive payment of that fair value instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must NOT vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 80 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the board of directors of the Company and will be paid for by the Company. In addition, we have engaged Okapi Partners LLC to assist in the solicitation of proxies for the annual meeting and we estimate that we will pay Okapi Partners LLC a fee of $37,500 including certain out-of-pocket expenses. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company will also request brokers, dealers, commercial banks, trust companies and other nominees to forward proxy solicitation material to the beneficial owners of shares of Company common stock that the brokers, dealers, commercial banks, trust companies and other nominees hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact Okapi Partners LLC, toll free at (855) 208-8903, collect at (212)297-0720 or by email at info@okapipartners.com.

PROPOSAL ONE - ADOPTION OF THE MERGER AGREEMENT

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Amended and Restated Agreement and Plan of Merger, dated as of May 3, 2011, a copy of which is attached as Annex A, and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs this merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by the Company, Parent, Merger Sub and Mr. Tu were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger. The surviving corporation will be a privately held corporation and our current stockholders, other than the Rollover Stockholders who will hold an ownership interest in the surviving corporation, will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

The board of directors of the surviving corporation will, from and after the effective time, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

At the effective time, the certificate of incorporation and bylaws of the surviving corporation will be in the form of the certificate of incorporation and bylaws of Merger Sub (except with respect to the name of the Company), until amended in accordance with their terms or by applicable law.

Closing and Effective Time of the Merger

The closing of the merger will take place no later than the second business day following the date on which all of the conditions to closing (described under “The Merger Agreement—Conditions to the Merger”) have been satisfied or waived (to the extent permitted by applicable law) (other than the conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions).

The effective time will occur as soon as practicable on the date of the closing upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company and Parent may agree and specify in the certificate of merger).

Treatment of Common Stock, Restricted Stock and Company Warrants

Except as noted below, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will be automatically canceled and converted at the effective time of the merger into the right to receive the per share merger consideration of $6.50 in cash without interest. The following shares will not receive the merger consideration:

  shares owned by Parent or Merger Sub, which shares will be canceled without conversion or consideration;

  shares contributed to Parent by the Rollover Stockholders prior to the merger in exchange for equity interests of Intelligent One, which contribution is described in “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger”), which shares will be canceled without consideration; and

  shares held by holders who have exercised, perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be canceled without payment of consideration and such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

At the effective time of the merger, each holder of a certificate formerly representing any shares of Company common stock or of book-entry shares (other than shares for which appraisal rights have been properly demanded, perfected and not withdrawn or lost under the DGCL) will no longer have any rights with respect to the shares, except for the right to receive the per share merger consideration upon surrender thereof.

Immediately prior to the effective time each outstanding share that is subject to vesting and/or forfeiture restrictions will become fully vested immediately prior to the effective time and will be treated as a share of Company common stock and as such will be entitled to receive $6.50 per share merger consideration in cash without interest.

At the effective time, each Company warrant outstanding at the effective time shall be canceled and, in exchange therefor, the surviving corporation shall pay to each former holder of any such canceled Company warrant immediately following the effective time an amount in cash (without interest) equal to the product of (i) the excess of $6.50 over the exercise price per share of such Company warrant and (ii) the number of shares subject to such Company warrant; provided, that if the exercise price per share of any such Company warrant is equal to or greater than $6.50, such Company warrant shall be canceled without any cash payment being made in respect thereof.

Exchange and Payment Procedures

Prior to the effective time, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the per share merger consideration (which we refer to as the “paying agent”). At or prior to the effective time, Parent will deposit, or will cause to be deposited, with the paying agent an amount in cash sufficient for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock.

Promptly (but in any event no later than five business days) after the effective time, each record holder of shares of Company common stock will be sent (i) a letter of transmittal describing how it may exchange its shares of Company common stock for the per share merger consideration and (ii) instructions for effecting the surrender of share certificates in exchange for its per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you surrender your stock certificate or certificates along with a duly completed and executed letter of transmittal to the paying agent or until the paying agent receives an “agent’s message” in the case of shares held in book-entry form and other documents reasonably required by the paying agent and approved by Parent and us. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the certificate is properly endorsed and the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the per share merger consideration as provided above.

From and after the effective time, there will be no transfers on the stock transfer books of the surviving corporation of shares of Company common stock that were outstanding immediately prior to the effective time. If, after the effective time, any person presents to the surviving corporation, Parent or the paying agent any certificates or any transfer instructions relating to shares canceled in the merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of Company common stock for twelve months after the effective time may be delivered to the surviving corporation. Record holders of Company common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former record holders of common stock for any cash delivered to a governmental entity pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including the disclosure letter delivered by the Company and Parent in connection therewith but not reflected in the merger agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to stockholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  due organization, existence, good standing and authority to carry on the Company’s businesses;

  the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

  the Company’s corporate power and authority to execute, deliver and perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

  the declaration of advisability of the merger agreement and the merger by the special committee and by the board of directors of the Company, the approval of the merger agreement and the merger by the board of directors of the Company and the board of directors’ submission of the merger agreement to a vote by the stockholders of the Company;

  the required vote of the Company’s stockholders to adopt the merger agreement;

  the absence of conflicts with, or breaches or default under, organizational documents, contracts and applicable law;

  the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s stockholders;

  governmental consents and approvals;

  the Company’s SEC filings since January 1, 2009 and the financial statements included therein;

  the absence of a Company “Material Adverse Effect” (as defined below) and the absence of certain other changes or events since December 31, 2010;

  the absence of certain undisclosed liabilities;

  the absence of legal proceedings against the Company or its subsidiaries;

  compliance with applicable laws, licenses and permits;

  possession of all material regulatory permits;

  title to assets and absence of liens on assets (other than certain permitted liens);

  intellectual property;

  insurance;

  material contracts and the absence of any material default under, or termination of, any material contract;

  the Company’s disclosure controls and procedures and internal controls over financial reporting;

  the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

  the opinion from Imperial Capital, LLC;

  tax matters;

  environmental matters;

  the disclosure letter to the merger agreement;

  the absence of a shareholder rights or similar agreement and the inapplicability of any anti- takeover law to the merger;

  the absence of any undisclosed brokers’ or finders’ fees; and

  acknowledgment as to absence of any other representations and warranties.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any circumstance, event, change, effect or development, that individually or in the aggregate with all other circumstances, events, changes, effects, or developments, has a material adverse effect on the financial condition, results of operations, assets, liabilities, properties or business of the Company and its subsidiaries, taken as a whole. However, a Material Adverse Effect does not include the effects relating to or resulting from:

  changes in GAAP or regulatory accounting requirements or applicable law except to the extent the Company and its subsidiaries are disproportionately adversely affected;

  changes in the industries or markets in which the Company and its subsidiaries operate except to the extent the Company and its subsidiaries are disproportionately adversely affected;

  changes in general economic, political or financial market conditions, except to the extent the Company and its subsidiaries are disproportionately adversely affected;

  stockholder litigation relating to the transaction contemplated by the merger agreement;

  decline in the Company’s stock price or trading volume;

  failure to meet public estimates or expectations of financial performance or meet any internal budgets, projections, plans or forecasts;

  changes resulting from the identity of or facts relating to Parent, Merger Sub or their affiliates;

  losses or changes in the Company’s relationship with customers, suppliers, vendors, lenders, employees, investors or partners arising out of the execution, delivery or performance of the merger agreement or the merger;

  public disclosure of the merger agreement or the merger;

  hostilities, wars, acts of terrorism, natural disasters or similar force majeure events; or

  acts or omissions taken with the prior written consent of the other parties that are permitted or required by the merger agreement.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  their due organization, existence and good standing;

  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

  the absence of conflicts with, or breaches or defaults under, organizational documents, contracts and applicable law;

  capitalization of Intelligent One, Parent and Merger Sub;

  governmental consents and approvals;

  operations and ownership of Intelligent One, Parent and Merger Sub;

  the absence of legal proceedings against Parent or Merger Sub;

  the accuracy of the information provided by Parent or Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

  delivery of the facility agreement and the rollover agreement and the absence of any default thereunder;

  the absence of any side letters or other agreements to which Parent or its affiliates are a party relating to the financing;

  sufficiency of funds in the financing to pay the aggregate merger consideration and other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement;

  Parent and Merger Sub not having any reason to believe that the conditions to the financing will not be satisfied, that the financing will not be available or that the financing will not be sufficient;

  the absence of conditions precedent to the funding of the financing other than as set forth in the facility agreement;

  the absence of any undisclosed brokers’ or finders’ fees;

  the execution and the validity and enforceability of the limited guaranty provided by Mr. Tu of certain obligations of Parent and the absence of any default thereunder;

  solvency of Parent, Merger Sub and the surviving company immediately following consummation of the merger;

  the absence of any undisclosed interest in competitors of the Company;

  the absence of any other agreements (except for the rollover agreement and the limited guaranty) (i) between Parent, Merger Sub or any of their affiliates on one hand, and any member of the Company’s management, directors, or stockholders, on the other, that relate to the transactions contemplated by the merger agreement or (ii) pursuant to which a stockholder would be entitled to receive consideration different than the merger consideration or pursuant to which a stockholder agreed to vote to approve the merger agreement or against any superior proposal;

  the absence of any side letters or other agreements among the Mr. Tu, CDB, the Rollover Stockholders or any of their respective affiliates relating to the transactions contemplated by the merger agreement;

  independent investigation conducted by Parent and Merger Sub and non-reliance on the Company’s estimates, projections, forecasts, plans or budgets; and

  acknowledgement as to the absence of any other representations and warranties.

Many of the Parent’s and Merger Sub’s representations and warranties are qualified as to, among other things “materiality” or “Parent material adverse effect.” For purposes of the merger agreement, “Parent material adverse effect” means any circumstance, event, change, effect or development that individually or in the aggregate, prevents, materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the transactions contemplated by the merger agreement on a timely basis.

Conduct of Business Prior to Closing

Under the merger agreement, the Company has agreed that, subject to certain exceptions in the merger agreement, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, the Company and its subsidiaries will cause their businesses to be conducted in the ordinary course in all material respects and use their reasonable best efforts to maintain and preserve intact their business organizations and business relationships, and keep available the services of their current key officers and employees.

Subject to certain exceptions set forth in the merger agreement and the disclosure letter the Company delivered in connection with the merger agreement, unless Parent consents in writing (which consent cannot be unreasonably conditioned, withheld or delayed), the Company will not and will not permit its subsidiaries to, among other things:

  issue, sell, pledge, encumber or authorize any shares of its capital stock, subject to certain exceptions;

  make, declare, pay or set aside dividends or other distribution with respect to the capital stock of the Company or any of its subsidiaries (except for dividends paid by any subsidiaries);

  adjust, split, combine, redeem, or otherwise acquire any of the capital stock of the Company or any of its subsidiaries, subject to certain exceptions;

  sell, transfer, mortgage, encumber, or otherwise dispose of or discontinue any of the Company’s assets, deposits, business or properties in excess of $2,000,000, other than in the ordinary course of business;

  acquire assets, business, deposits or properties in excess of $2,000,000, other than in the ordinary course of business;

  amend the governing documents of the Company or its subsidiaries in any material respect;

  change accounting principles or methods, except as required by United States generally accepted accounting principles or applicable regulatory accounting requirements;

  grant any material increases in the compensation of any of the Company’s or its subsidiaries’ directors or executive officers other than in the ordinary course of business;

  other than in the ordinary course of business or in accordance with the Company’s equity incentive plan (a) grant or increase any severance, change in control or similar compensation or benefits payable to, any director or employee, (b) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under the equity incentive plan, (c) enter into, terminate or materially amend the equity incentive plan or any other benefit plans, programs or arrangements, and all employment, termination or other contracts or agreements, (d) enter into any employment agreement with any employee, (e) establish, adopt or amend any collective bargaining agreement, plan or arrangement for the benefit of any current or former directors or employees or any of their beneficiaries, or (f) issue or grant any options, warrants, or commitments relating to, or securities, rights or obligations exchangeable for any shares of the Company’s capital stock, or contracts, understandings or arrangements by which the Company may become bound to issue additional shares of capital stock;

  incur or guarantee any long-term indebtedness for borrowed money in excess of $2,000,000 other than in the ordinary course of business;

  enter into, terminate, modify or amend any contracts that calls for annual aggregate payments of $2,000,000 or more with a term longer than one year which cannot be terminated without material penalty upon notice of 90 days or less, other than in the ordinary course of business; or

  agree to take any of the actions prohibited by the foregoing.

Parent Forbearance

Except as expressly contemplated by or permitted by the merger agreement or as required by applicable law, from the date of merger agreement until the earlier of the effective time or the termination of the merger agreement, Parent will not, without the written consent of the Company, take, or agree to take, any action that would reasonably be expected to (a) adversely affect or materially hinder or delay the performance of its covenants and agreements under the merger agreement or (b) result in any of the conditions to effect the merger or the debt financing becoming incapable of being satisfied.

Access to Information

Upon reasonable notice and subject to applicable laws relating to the confidentiality of information or requirements of governmental entities and certain other exceptions, each party will afford each other party’s representatives reasonable access, during normal business hours, upon reasonable advance notice, to all of its properties, books, contracts, commitments and records as may reasonably be requested by the other party.

Alternative Takeover Proposals

Until 11:59 p.m. New York City time on July 2, 2011 the Company is permitted to:

  initiate, solicit and encourage any inquiry or the making of takeover proposals from third parties, including through public disclosure or by providing third parties non-public information pursuant to acceptable confidentiality agreements (provided that the Company promptly make such information available to Parent if not previously made available to Parent); and

  enter into and maintain discussions or negotiations with any person with respect to any takeover proposal, or otherwise cooperate with, assist, participate in; facilitate or take any action in connection with such inquiries, proposals, discussions or negotiations.

From and after 12:00 a.m. New York City time on July 3, 2011, the Company is required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any takeover proposals, except as may relate to excluded parties (as defined below). Within 48 hours following 11:59 p.m. New York City time July 2, 2011, the Company must notify Parent of the material terms of takeover proposals received prior to 11:59 p.m. New York City time on July 2, 2011 and the identity of each person that submitted such a takeover proposal. From and after 12:00 a.m. New York City time on July 3, 2011, the Company will not:

  initiate, solicit, knowingly encourage or knowingly induce the making of takeover proposals from any third parties;

  provide any material non-public information to a third party in connection with a takeover proposal; or

  engage in discussions or negotiations with any third party concerning a takeover proposal.

Notwithstanding the foregoing, the Company may continue to engage in the activities permitted during the period prior to 11:59 p.m. New York City time on July 2, 2011 described above with an excluded party. In this proxy statement, we refer to any person that has submitted a takeover proposal after the execution of the merger agreement and prior to 11:59 p.m. New York City time on July 2, 2011 that the board of directors and the special committee determine in good faith (after consultation with the Company's financial and legal advisors) constitutes or would reasonably be expected to result in a superior proposal as an “excluded party”; provided, however, that such person will cease to be an excluded party at such time as the takeover proposal made by such person is withdrawn, is terminated or expires, or the board of directors and the special committee determine in good faith (after consultation with the Company's financial and legal advisors) ceases to constitute or ceases to be reasonably likely to lead to a superior proposal.

Prior to the time the Company’s stockholders adopt the merger agreement, if the Company receives an unsolicited takeover proposal from a third party that the special committee determines in good faith (after consultation with its financial and legal advisors) could result in a superior proposal, the Company may:

  furnish information to such party pursuant to an acceptable confidentiality agreement; and

  engage in discussions or negotiations with such party with respect to such proposal.

From and after 12:00 a.m. New York City time on July 3, 2011, the Company must advise Parent within 48 hours, orally and then in writing as promptly as practicable, of any takeover proposal, any initial request for non-public information and any initial request for discussions or negotiations related to a takeover proposal, received after 12:00 a.m. New York City time on July 3, 2011. In connection with such notice, Company must also provide the material terms and conditions and the identity of the third party make the takeover proposal or request. The Company must also keep Parent reasonably informed in all material respects of the status and details of such takeover proposal or request.

The board of directors of the Company cannot (a)(i) withdraw (or modify in a manner adverse to Parent and Merger Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent and Merger Sub), the board of director’s recommendation or (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any takeover proposal (any action in this clause (a) being referred to as a “change of recommendation”) or (b) adopt, approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding or agreement (a “Company acquisition agreement”) related to any takeover proposal. Notwithstanding the foregoing, at any time prior to the receipt of the requisite stockholder approvals of the merger, (x) if the special committee determines in good faith (after consultation with the Company’s outside legal advisors) that the failure to do so could likely be inconsistent with its fiduciary duties, then the board of directors of the Company, acting upon the recommendation of the special committee, may make a change of recommendation; and (y) if the board of directors of the Company determines in good faith (after consultation with the Company’s outside financial and legal advisors) that a takeover proposal constitutes a superior proposal, then the Company may make a change of recommendation, enter into a Company acquisition agreement with respect to such superior proposal and/or terminate the merger agreement.

The Company is not entitled to effect a change of recommendation or terminate the merger agreement unless (i) the Company has provided written notice at least three business days in advance to Parent and Merger Sub advising Parent that the board of directors of the Company intends to make a change of recommendation or enter into a Company acquisition agreement and specifying the reasons for the proposed action and, if a change of recommendation is being made as a result of a superior proposal, the terms and conditions of such takeover proposal (including the identity of the third party making the takeover proposal and any related financing materials) and (ii) with respect to a takeover proposal received on or after 12:00 a.m. New York City time on July 3, 2011, in addition to providing a written notice of a superior proposal to Parent, during the three business day period following Parent’s and Merger Sub’s receipt of such written notice, the Company will negotiate with Parent and Merger Sub in good faith (if Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement and the facility agreement entered into between Parent and CDB, Parent’s lender, so that such superior proposal no longer constitutes a superior proposal, and following the end of the three business day period, the board of directors of the Company and the special committee will have determined in good faith, taking into account any changes to the merger agreement and the facility agreement proposed by Parent and Merger Sub, that the takeover proposal giving rise to such written notice continues to be a superior proposal. Any material amendment to the financial terms or any other material amendment of such superior proposal will require a new written notice and the Company will be required to comply again with the procedures in this paragraph.

The Company is not restricted from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable law.

The Company has the right to reimburse the reasonable out-of-pocket expenses of any person who has submitted a takeover proposal prior to the receipt of the requisite stockholder approvals of the merger, if (i) the special committee determines in good faith that such takeover proposal constitutes a superior proposal and intends to change its recommendation, (ii) in response to the intended change of recommendation, Parent revises the terms and conditions of the merger agreement and (iii) the Company does not change its recommendation with respect to such a takeover proposal because the special committee determines that the takeover proposal submitted by such person no longer constitutes a superior proposal in consideration of the revisions to the merger agreement submitted by Parent.

As used in this proxy statement, the following terms shall have the following meanings:

The term “takeover proposal” means any proposal or offer made by any third party to purchase or otherwise acquire (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of 20% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company that constitute 20% or more of the revenues or assets of the Company.

The term “superior proposal” means a written takeover proposal (provided that for purposes of this definition, references to “20%” in the definition of takeover proposal shall be deemed to be references to “50%”) on terms which the board of directors of the Company and special committee determines in good faith (after consultation with the Company’s outside legal and financial advisors) to be more favorable to the Company’s stockholders from a financial point of view than the terms of the merger agreement (taking into account such factors as the board of directors of the Company deems appropriate including any changes to the terms of the merger agreement proposed by Parent) and to be reasonably capable of being consummated on the terms proposed.

Indemnification; Directors’ and Officers’ Insurance

Parent and the surviving corporation will assume the indemnification obligations, now existing in favor of the Indemnified Parties with respect to acts or omissions occurring at or prior to the effective time, as provided in the governing documents of the Company or its subsidiaries. The certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable to the Indemnified Parties with respect to rights to indemnification, advancement of expenses and limitations on liabilities as set forth in the Company’s organizational documents in effect as of the date of the merger agreement. The relevant provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the Indemnified Parties, unless such modification is required by applicable law.

Following the effective time, Parent and the surviving corporation will, jointly and severally, indemnify and hold harmless each Indemnified Party, and anyone who becomes an Indemnified Party between the date of the merger agreement and the effective time, against any costs or expenses, judgments, losses or liabilities incurred in connection with any actual or threatened proceeding, including any matter arising in connection with the transactions contemplated by the merger agreement, to the fullest extent permitted by applicable law (and Parent and the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law). Notwithstanding anything to the contrary contained in the merger agreement, Parent may not (and Parent will cause the surviving corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties from all liability and does not include an admission of fault or wrongdoing by any Indemnified Party.

For at least six years after the effective time, (i) Parent and the surviving corporation will maintain the existing directors’ and officers’ liability insurance and fiduciary insurance (or substitute policies including comparable coverage) maintained by the Company as of the date of the merger agreement, covering claims arising from facts or events that occurred on or before the effective time, including the transactions contemplated by the merger agreement (provided that Parent or the surviving corporation, as applicable, will not be required to pay an annual premium for such insurance in excess of the D&O Premium; and (ii) Parent and the surviving corporation will not take any action that would prejudice the rights of, or impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the effective time. In lieu of such insurance, prior to the effective time, the Company may purchase a six year “tail” prepaid policy with substantially similar coverage (provided that the premium for such “tail” policy shall not exceed an amount equal to the D&O Premium).

Financing

As of the date of the merger agreement, Parent has delivered to the Company a copy of the executed facility agreement from CDB, pursuant to which CDB has committed to provided debt financing to Parent in the aggregate amount set forth therein.

Parent and Merger Sub will use their reasonable best efforts to obtain the debt financing for the merger on the terms and conditions described in the facility agreement and will not permit any amendment or modification to be made thereto, or any waiver of any provision or remedy in the facility agreement, if such amendment, modification or waiver (i) reduces the aggregate amount of the financing or, if applicable, the alternative financing (including by changing the amount of fees to be paid or original issue discount), or (ii) imposes new or additional conditions that would reasonably be expected to (x) prevent or materially delay the ability of Parent to consummate the merger or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the facility agreement or the alternative financing agreements. However, the foregoing prohibition will not prohibit Parent from adding additional lender(s) to the facility agreement. Parent may not release or consent to the termination of the obligations of the lender under the financing agreements or the alternative financing agreements. Parent will keep the Company reasonably informed on a reasonably current basis of the status of Parent’s efforts to arrange any alternative financing.

In the event that any portion of the debt financing becomes unavailable, Parent and Merger Sub will use their reasonable best efforts to arrange and obtain alternative financing in an amount sufficient (when added to the portion of the financing that is available) to consummate the merger with terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub (or their affiliates) as promptly as reasonably practicable following such occurrence.

Parent and Merger Sub will use their reasonable best efforts to:

  maintain in effect the facility agreement and any alternative financing agreements;

  satisfy on a timely basis all conditions to funding in the facility agreement and any alternative financing agreements within their control;

  cause the lender to fund the debt financing at the effective time;

  cause the financing sources for the alternative financing to fund the alternative financing at the effective time; and

  enforce their rights under the facility agreement and any alternative financing agreements.

Parent will give the Company notice promptly (i) upon becoming aware of any breach of any material provisions of, or termination by any party to, the facility agreement or any alternative financing agreements or (ii) upon the receipt of any written or oral notice or other communication from any person with respect to any threatened breach or threatened termination by any party to the facility agreement or any alternative financing agreements.

The Company and its subsidiaries will use reasonable best efforts to provide to Parent and Merger Sub, and to use its reasonable best efforts to cause its representatives to provide (each at Parent’s sole expense), all reasonable cooperation in connection with the arrangement of the financing (and, if applicable, any alternative financing) as may be reasonably requested by Parent (provided that such requested cooperation would not require the Company or its affiliates to pay or agree to pay any fees or expenses or give any indemnities to any person prior to effective time and does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries).

Parent will, promptly upon termination of the merger agreement, (i) reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company in connection with the Company’s cooperation in obtaining financing; and (ii) reimburse the Company and its representatives for any losses incurred by it in connection with the arrangement of the financing or any alternative financing and any information (other than information provided by the Company and it subsidiaries) utilized in connection therewith. Parent and Merger Sub agree that the Company and its affiliates and its and their respective representatives will not, prior to the effective time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by the merger agreement or any cooperation provided by the Company.

No Knowledge of Inaccuracies

Parent and Merger Sub will promptly notify the Company if at any time before the closing of the merger, Parent or Merger Sub becomes aware of any material inaccuracies in the Company’s representations and warranties. Parent will not have any right to terminate the merger agreement based on material breaches of the Company or claim damages for any inaccuracy in the Company’s representations if Mr. Tu has knowledge of such inaccuracy as of the date of the merger agreement. Mr. Tu represents that he has reviewed the terms of the merger agreement and is not aware of any inaccuracy or breach in the representations and warranties made by the Company.

Employee Matters

From the period beginning on the date of closing and continuing through the first anniversary of such date, the Parent will provide each Company employee with a level of compensation and benefits no less favorable in the aggregate than the level of compensation and benefits provided to such employee immediately prior to the date of closing. The welfare plans of Parent or its affiliates, including, following the closing date, the Company, applicable to each Company employee (a) will not contain any exclusions for pre-existing medical or health conditions (to the extent such conditions had been covered under the Company plans as of the date of closing) and (b) will credit each employee for the plan year of the Company in which the date of closing occurs with all deductibles and co-payments applicable to the portion of such plan year occurring prior to the date of closing. In addition, each Company employee will receive credit for services with the Company and its affiliates and predecessors under the Parent's employee benefit plans for purposes of eligibility, vesting and benefit accrual; provided, however, that in no event shall such credit result in the duplication of benefits or the funding of such benefit plans.

Conditions to the Merger

The consummation of the merger is subject to the satisfaction or waiver by Parent and the Company of the following conditions:

  the requisite stockholder approvals of the merger shall have been obtained; and

  no order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing the consummation of the merger or any of the transactions contemplated by the merger agreement is in effect.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  the representations and warranties of the Company set forth in the merger agreement, without giving effect to any materiality or Material Adverse Effect qualifications therein, being true and correct as of the date of the merger agreement and as of the effective time (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect;

  the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time, and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect; and

  since the date of the merger agreement, no effect, change, event or occurrence having occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

The obligations of the Company to effect the merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

  the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of effective time (except to the extent expressly made as of an earlier date, in which case, as of such date), except when a failure to be true and correct would not reasonably be expected to have a Parent material adverse effect, and the Company shall have received a certificate signed by a senior executive officer of Parent to such effect;

  each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time, and the Company shall have received a certificate signed by a senior executive officer of Parent to such effect; and

  since the date of the merger agreement, no effect, change, event or occurrence having occurred that has had, or would reasonably be expected to have, a Parent material adverse effect.

Termination

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after requisite stockholder approvals of the merger have been obtained:

by mutual written agreement of the Company and Parent;

by either of the Company or Parent, if:

  any governmental entity has issued a final order, injunction or decree permanently enjoining or otherwise prohibiting consummation of the merger; provided, that this termination right is not available to a party if the failure of such party to fulfill any of its obligations under the merger agreement is the primary cause or material contributing factor to the denial of such approval, or issuance of such final order, injunction or decree;

  the merger is not completed by April 20, 2012 (the “termination date”), provided that this termination right will not be available to a party if the failure to consummate the merger on or before the termination date was primarily due to the breach or failure of such party to fulfill any of its obligations under the merger agreement; or

  our stockholders do not adopt the merger agreement at the annual meeting or any adjournment or postponement thereof.

by the Company:

  if Parent or Merger Sub has breached any of its representations warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by Parent or Merger Sub within 30 business days after written notice of such breach or if earlier, by the termination date, provided that this termination right is not available to the Company if a material breach of the merger agreement by the Company is the primary cause or material contributing factor to the failure of such condition to be satisfied;

  if the Company enters into a Company acquisition agreement relating to a superior proposal and has complied with the requirements described under “The Merger Agreement—Alternative Takeover Proposals,” and concurrently with such termination, the Company pays the termination fee described under “The Merger Agreement—Termination Fees and Reimbursement of Expenses;”

  if all of the closing conditions are otherwise satisfied but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred, the Company has notified Parent in writing that it is ready to close and the Company has given Parent written notice of at least one business day of its intention to terminate the merger agreement; or

  for any reason on or prior to May 4, 2011.

by Parent, if:

  if the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by the Company within 30 business days after written notice of such breach or if earlier, by the termination date, provided that this termination right is not available to Parent if a material breach of the merger agreement by Parent is the primary cause or material contributing factor to the failure of such condition to be satisfied; or

  the board of directors of the Company has made and not withdrawn a change of recommendation.

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent a termination fee of $5.0 million and fees and expenses incurred by Parent of up to $1.0 million in the event the merger agreement is terminated by the Company in order to enter into a Company acquisition agreement for a superior proposal in connection with a takeover proposal received on or prior to 11:59 p.m. New York City time on July 2, 2011.

The Company is required to pay Parent a termination fee of $10.0 million in the event the merger agreement is terminated:

  by the Company in order to enter into a Company acquisition agreement for a superior proposal in connection with a takeover proposal received on or after 12:00 a.m. New York City time on July 3, 2011;

  by Parent or the Company due to (a)(i) a failure of either the Company or Parent to consummate the merger by the termination date or (ii) a failure by the Company to obtain the requisite stockholder approvals of the merger and (b) on or after the signing of the merger agreement but prior to the date of the stockholders’ meeting, a third party makes a takeover proposal which is publicly disclosed and not withdrawn and (c) within 12 months following such termination, the Company consummates or enters into a transaction with respect to such takeover proposal;

  by Parent because the board of directors of the Company has made and not withdrawn a change of recommendation or has proposed to publicly announce its intention to make such change of recommendation; or

  the board of directors of the Company has adopted, approved or recommended or proposes publicly to adopt, approve or recommend an alternative transaction proposal.

Parent is required to pay the Company a reverse termination fee of $20.0 million in the event the merger agreement is terminated by the Company:

  due to a breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements set forth in the merger agreement; or

  if all of the closing conditions are otherwise satisfied but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred, the Company has notified Parent in writing that it is ready to close and the Company has given Parent written notice of at least one business day of its intention to terminate the merger agreement.

Fees and Expenses

All costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated thereby, other than costs and expenses described under the section entitled “The Merger Agreement—Termination Fees and Reimbursement of Expenses” above, will be paid by the party incurring such costs and expenses, whether or not the merger or any of the transactions contemplated by the merger agreement are consummated.

Remedies

Subject to any equitable remedies the Company may be entitled to, our right to receive payment of a reverse termination fee of $20.0 million in connection with the merger from Parent or Merger Sub, is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise and upon payment of such reverse termination fee, Parent, its subsidiaries and their respective representatives will have no further liability under the merger agreement.

Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent’s and Merger Sub’s right to receive payment of either (i) a termination fee of $10.0 million or (ii) a termination fee of $5.0 million plus Parent’s and Merger Sub’s out-of-pocket costs and expenses (up to $1.0 million) incurred in connection with the merger from us, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise and upon payment of such amount, the Company, its subsidiaries and their respective representatives will have no further liability under the merger agreement.

The Company, Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedies under the merger agreement. The Company is not entitled to receive both a grant of specific performance that results in the consummation of the merger and payment of all or any portion of the reverse termination fee.

Amendment; Waiver of Conditions

The merger agreement may be amended with the approval of the respective boards of directors of the parties at any time; provided, however, that in the case of the Company, the board of directors must approve such amendment in writing, acting upon the unanimous recommendation of the special committee; and provided further, that after any such adoption of the merger agreement by the requisite stockholder approvals, no amendment shall be made which changes the merger consideration, adversely affects the stockholders, or otherwise requires further approval of the stockholders by law without the further approval of such stockholders.

At any time before the consummation of the merger, each of the parties to the merger agreement may waive compliance with any of the agreements or conditions contained in the merger agreement to the extent permitted by applicable law.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN
BENEFICIAL OWNERS

The following table sets forth information known to us with respect to the beneficial ownership of Company common stock as of the close of business on [  ], 2011 for: (i) each person known by us to beneficially own more than 5% of our voting securities, (ii) each executive officer (including a named executive officer), (iii) each of our directors, and (iv) all of our officers and directors as a group. Information concerning beneficial ownership was obtained from publicly available filings.

Unless otherwise specified, the address of each of the persons set forth below is in care of China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian District, Shenzhen, People’s Republic of China, 518034.

Name of Beneficial Owner	Title of Beneficial Owner	Number of Shares Beneficially Owned	Percentage(1)
Officers and Directors
Guoshen Tu (2) (3)	CEO and Chairman	21,708,428	24.2%
Terence Yap (4)	CFO and Director	1,365,000	1.5%
Runsen Li	Director	95,834	*
Peter Mak	Director	93,334	*
Robert Shiver	Director	73,334	*
All officers and directors as a group		21,970,930	24.5%
(5 persons named above)
5% Security Holders
Whitehorse Technology Limited (5)		18,750,435	20.9%
Intelligent One Limited (6)		21,708,428	24.2%
Rightmark Holdings Limited (7)		21,708,428	24.2%
*Less than 1%

(1) A total of 89,722,023 shares of Company common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2) Includes 18,750,435 shares owned by Whitehorse Technology Limited (“Whitehorse”), of which Mr. Tu is the sole owner. Pursuant to Schedules 13D/A filed by Mr. Tu on June 24, 2010, Whitehorse entered into a term loan facility agreement with a third party not affiliated with us pursuant to which the lender agreed to make available to Whitehorse a term loan facility in an aggregate principal amount of up to US$45,000,000 (the “Facility”) subject to the terms and conditions of the term loan facility agreement, as amended. In connection with the Facility, Whitehorse and Mr. Tu pledged shares of Company common stock that are directly and indirectly beneficially owned by Whitehorse and Mr. Tu, respectively, to secure the Facility.

(3) Pursuant to Schedule 13D/A filed by Mr. Tu on April 20, 2011, the aggregate amount includes the shares of Company common stock that are (i) beneficially owned by the Rollover Stockholders (including 1,365,000 shares of Company common stock owned by Mr. Yap) and (ii) subject to the Rollover Agreement, but does not include any other shares of Company common stock that may be owned by the Rollover Stockholders other than Mr. Tu.

(4) Mr. Yap is a Rollover Stockholder.

(5) Mr. Tu, the Chairman and Chief Executive Officer of the Company, is the sole owner of Whitehorse.

(6) Pursuant to Schedule 13D/A filed by Mr. Tu on April 20, 2011, Mr. Tu, the Chairman and Chief Executive Officer of the Company, is the sole owner of Intelligence One and the aggregate amount includes the shares of Company common stock that are (i) beneficially owned by the Rollover Stockholders and (ii) subject to the Rollover Agreement, but does not include any other shares of Company common stock that may be owned by the Rollover Stockholders other than Mr. Tu.

(7) Pursuant to Schedule 13D/A filed by Mr. Tu on April 20, 2011, Parent is the wholly owned subsidiary of Intelligence One and the aggregate amount includes the shares of Company common stock that are (i) beneficially owned by the Rollover Stockholders and (ii) subject to the Rollover Agreement, but does not include any other shares of Company common stock that may be owned by the Rollover Stockholders other than Mr. Tu.

Changes in Control

Except for the proposed merger and share pledge in connection with the Facility described above and as disclosed elsewhere in this proxy statement, there are currently no other arrangements which may result in a change in control of the Company.

Securities Authorized for Issuances under Equity Compensation Plans

The following table includes the information as of December 31, 2010 for each category of our equity compensation plan:

Number of securities
remaining available
	Number of securities				for future issuance
	to be issued upon		Weighted-average		under equity
	exercise of		exercise price of		compensation plans
	outstanding options,		outstanding options,		excluding securities
	warrants and rights		warrants and rights		reflected in column (a)
Plan category	(#) (a)		($) (b)		(#) (c)
Equity compensation plans approved by security holders (1)	—	(1) (2)	Not Applicable	(2)	0
Equity compensation plans not approved by security holders	—		—		—
Total	—	(1) (2)	Not Applicable	(2)	0

(1) On February 7, 2007, our board of directors authorized the establishment of the 2007 Equity Incentive Plan, whereby we were authorized to issue a maximum 8,000,000 shares of Company common stock to certain employees, consultants and directors. On February 3, 2010, our stockholders approved the amendment to the plan to increase the total authorized shares from 8,000,000 shares to 12,000,000 shares and extend the term of the 2007 Equity Incentive Plan to February 7, 2017.

(2) Through December 31, 2010, we have only made grants of shares of restricted stock. The weighted average grant date fair value of the outstanding awards as of December 31, 2010 was $6.42.

COMMON STOCK TRANSACTION INFORMATION

Purchases by Company

The Company has not purchased any shares of Company common stock within the past two years.

Prior Public Offerings

In August 2009, we completed a public offering of 4,056,000 shares of Company common stock and warrants to purchase up to 1,014,000 shares of Company common stock. We raised approximately $25 million in gross proceeds from this offering, or approximately $24 million in net proceeds after deducting underwriting discounts and commissions and other offering expenses.

In October 2009, we completed another public offering of 9,359,148 shares of Company common stock and warrants to purchase up to 2,339,787 shares of Company common stock. We raised approximately $58 million in gross proceeds from this offering, or approximately $56 million in net proceeds after deducting underwriting discounts and commissions and other offering expenses.

In June 2010, we completed a public offering of 17,250,000 shares of Company common stock. We raised approximately $69 million in gross proceeds from this offering, or approximately $65 million in net proceeds after deducting underwriting discounts and commissions and other offering expenses.

APPRAISAL RIGHTS

Under the DGCL, holders of shares of Company common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger. In order to exercise and perfect appraisal rights, a record holder of shares of Company common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. Except as otherwise noted, all references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of Company common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under Section 262 of the DGCL, when a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the annual meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of Company common stock and Section 262 of the DGCL is attached to this proxy statement as Annex C and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to the Company, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of Company common stock. If you sign and return a proxy card or vote by submitting a proxy by telephone or the Internet, without abstaining or expressly directing that your shares of Company common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of Company common stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy by telephone or the Internet, in favor of the proposal to adopt the merger agreement or check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy by telephone or the Internet, against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of Company common stock is entitled to assert appraisal rights for such shares of Company common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates or in the case of uncertificated shares, as the holder’s name appears on the stockholder register, and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a broker, dealer, commercial bank, trust company or other nominee, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, it, he or she is acting as agent for such owner or owners.

A record holder such as a broker, dealer, commercial bank, trust company or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Company common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in an account with a broker, dealer, commercial bank, trust company or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, dealer, commercial bank, trust company or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares of Company common stock must be mailed or delivered to: China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian District, Shenzhen, People’s Republic of China, 518034, Attn: Corporate Secretary, or should be delivered to the Corporate Secretary at the annual meeting, prior to the vote on the adoption of the merger agreement.

Within ten days after the effective time of the merger, we will notify each stockholder as of the effective time of the merger who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of Company common stock held either in a broker, dealer, commercial bank, trust company or other nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights of their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court of Chancery shall take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the per share merger consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the per share merger consideration payable in the merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Court of Chancery will direct the payment of the fair value of the shares of Company common stock who have perfected appraisal rights, together with interest, if any by the surviving corporation to the stockholders entitled thereto. The Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of Company common stock have been appraised. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Company common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery and such approval may be conditioned on such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger.

If you properly demand appraisal of your shares of Company common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Company common stock will be converted into the right to receive the per share merger consideration. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

SELECTED FINANCIAL INFORMATION

Selected Historical Financial Information

Set forth below is certain selected historical consolidated financial data relating to the Company. The financial data has been derived from the audited financial statements filed as part of our Annual Report on Form 10-K for the year ended December 31, 2010 and the unaudited financial statements filed as part of our Quarterly Reports on Form 10-Q for the periods ended March 31, 2011 and 2010. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 10-K and Forms 10-Q. See “Where You Can Find Additional Information” beginning on page 107.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009
	(In millions, except per share data)
Statement of Operations Data:
Revenues	$99.05	$120.19	$684.70	$580.87
Income From Operations	8.13	6.97	103.94	65.96
Net Income Attributable to the Company	1.68	3.28	77.39	56.58
Net Income Per Share
Basic	$0.02	$0.05	$1.02	$1.10
Diluted	0.02	0.05	0.96	1.01
Balance Sheet Data (at period end):
Total Assets	$1,347.53	$835.93	$1,111.02	$773.56
Total Current Liabilities	360.25	314.02	372.91	242.89
Total Long Term Liabilities	309.02	30.82	73.91	51.30
Total Equity	678.26	491.09	664.20	479.37
Statement of Cash Flows Data:
Net Cash provided by (used in) operating activities	$37.17	$(60.88)	$(176.77)	$52.60
Net cash used in investing activities	(6.73)	(7.66)	(142.45)	(19.49)
Net cash provided by financing activities	181.77	56.34	222.93	75.54
Effect of exchange rate changes on cash	0.90	0.01	7.43	(1.95)
Net cash inflow (outflow)	213.11	(12.19)	(88.86)	106.70

Ratio of Earnings to Fixed Charges

	March 31,	December 31,	December 31,
	2011	2010	2009
Ratio of Earnings to Fixed Charges (1)	1.73%	7.85%	3.95%

(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense. The Ratio of Earnings to Fixed Charges should be read in conjunction with the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations filed with the Company’s Annual Report on Form 10-K and Quarter Report on Form 10-Q for the relevant periods.

Net Book Value per Share of Company Common Stock

The net book value per share of Company common stock as of March 31, 2011 was $7.56, computed by dividing stockholders’ equity at the end of such period by the weighted average number of shares of Company common stock outstanding.

No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. The Company does not believe that such information is material to stockholders in evaluating the proposed merger and merger agreement because (i) the proposed per share merger consideration is all-cash, and (ii) if the merger is completed, the Company’s common stock will cease to be publicly traded.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common stock is listed for trading on the NYSE and the NASDAQ Dubai under the symbol “CSR”. The following table sets forth the quarterly high and low sales prices of a share of Company common stock as reported by the NYSE for the periods indicated. The quotations listed below reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

	Closing Bid Prices
	High	Low
Year Ended December 31, 2011
1st Quarter	$5.50	$4.10
2nd Quarter (through May 24, 2011)	5.55	4.02
Year Ended December 31, 2010
1st Quarter	$8.95	$6.90
2nd Quarter	7.82	4.18
3rd Quarter	6.18	4.37
4th Quarter	6.31	4.63
Year Ended December 31, 2009
1st Quarter	$6.45	$2.47
2nd Quarter	8.99	3.75
3rd Quarter	10.24	5.99
4th Quarter	7.82	4.83

The Company filed applications for the voluntary delisting and immediate suspension of listing of the Company common stock from NASDAQ Dubai on May 19, 2011. The Company common stock is expected to be delisted from NASDAQ Dubai on or about July 21, 2011, regardless of whether the merger is completed or not.

If the merger is closed, there will be no further market for shares of Company common stock and shares of Company common stock will be delisted from the NYSE and deregistered under the Exchange Act.

The Company has never paid dividends. Accordingly, we do not expect to declare or pay any further dividends prior to the merger, and under the terms of the merger agreement, are prohibited from doing so.

On May 2, 2011, the last full trading day prior to the public announcement of the terms of the offer and the merger, the reported closing sales price per share on the NYSE was $5.29. On [ ], 2011, the closing price per share was $[ ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of [  ], 2011, there were approximately [  ] record holders of shares of Company common stock.

PROPOSAL TWO—ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING

If there are insufficient votes at the time of the annual meeting to adopt the merger agreement, we may propose to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment or postponement at the annual meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of Company common stock present or represented by proxy and voting on the matter.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

PROPOSAL THREE—ELECTION OF DIRECTORS

The board of directors of the Company is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects the Company’s executive officers, delegates authority for the conduct of the Company’s day-to-day operations to those officers, and monitors their performance. Members of the board of directors keep themselves informed of the Company’s business by participating in board and committee meetings, by reviewing analyses and reports, and through discussions with the Chairman and other officers.

There are currently five directors serving on the board of directors. At the annual meeting, five directors will be elected. The individuals who have been nominated for election to the board of directors at the annual meeting are listed in the table below. Each of the nominees is a current director of the Company.

If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for director at the time of the annual meeting, the holders of the proxies solicited by this proxy statement may vote those proxies either (i) for the election of a substitute nominee who will be designated by the proxy holders or by the present board of directors or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the board of directors may be reduced accordingly. The board of directors has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a director. The five nominees for election as directors are uncontested. In uncontested elections, directors are elected by plurality of the votes cast at the meeting. Proxies submitted on the accompanying proxy card will be voted for the election of the nominees listed below, unless the proxy card is marked otherwise.

Director Selection

As provided in its charter, the Nominating and Governance Committee of the Company’s board of directors is responsible for identifying individuals qualified to become board members and recommending to the board of directors nominees for election as directors. The Nominating and Governance Committee considers recommendations for director nominees, including those submitted by the Company’s stockholders, on the bases described below. Stockholders may recommend nominees by writing to the Nominating and Governance Committee, c/o the Secretary at 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian District, Shenzhen, People’s Republic of China, 518034. Stockholder recommendations will be promptly provided to the Chairman of the Nominating and Governance Committee. To be considered by the Nominating and Governance Committee for inclusion in the proxy for the 2012 annual meeting, recommendations must have been received by the Secretary of the Company not later than the close of business on December 31, 2011. If the merger agreement is adopted by the stockholders, the Company will not hold an annual meeting in 2012.

In identifying and evaluating nominees, the Nominating and Governance Committee may consult with the other board members, management, consultants, and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. In making its recommendations, the Nominating and Governance Committee assesses the requisite skills and qualifications of nominees and the composition of the board as a whole in the context of the board of directors’ criteria and needs. In evaluating the suitability of individual board members, the Nominating and Governance Committee may take into account many factors, including general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business and technology; the international nature of the Company’s operations, educational and professional background; and personal accomplishment. The Nominating and Governance Committee evaluates each individual in the context of the board of directors as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. The Nominating and Governance Committee, therefore, also ensures that not less than a majority of directors shall satisfy the NYSE independence requirements.

The Board of Directors recommends that you vote "FOR" the election of the nominees listed below.

Information Concerning Nominees and Incumbent Directors and Executive Officers

The following sets forth the name and position of each of our nominees for election as directors, who are also our incumbent directors and executive officers, with information detailing the public company directorships currently held or directorships held during the past five years, together with additional information about the specific experience, qualifications, attributes or skills that led to the board of director’s conclusion that such person should serve as a director.

NAME	AGE	POSITION	DIRECTOR SINCE
Guoshen Tu	45	CEO and Chairman	September 2005
Terence Yap	39	CFO and Vice Chairman	March 2006
Runsen Li	75	Director	August 2007
Peter Mak	49	Director	October 2007
Robert Shiver	56	Director	October 2007

Guoshen Tu. Mr. Tu has been the Company’s Chairman and Chief Executive Officer since September 2005. From 2004 to 2005, Mr. Tu was the Chief Executive Officer of Golden Group Corporation (Shenzhen) Limited. Mr. Tu was selected to serve as a member of the Company’s board of directors in connection with his strong leadership, business management skills as well as vision and strategic experience, which he has acquired as the Chief Executive Officer of public and private companies in prior years. Mr. Tu received an EMBA from Peking University. Mr. Tu has not held any other public company directorships during the past five years.

Terence Yap. Mr. Yap has served as the Company’s Chief Financial Officer since January 2007, and as a director and Vice Chairman since March 2006. Prior to joining the Company, Mr. Yap was the President, the Chief Executive Officer and a director of Digital Network Alliance International, Inc., a U.S. reporting company incorporated in Delaware which is engaged in the business of providing satellite internet connections to customers in the Asia Pacific region, including Hong Kong, Singapore, Indonesia, Bangladesh, Pakistan, and Mongolia, and the business of providing managed broadband services to commercial office buildings and apartment buildings in Singapore and Hong Kong. Mr. Yap was selected to serve as a member of the Company’s board of directors in connection with his strong leadership, extensive finance and business management experience, and sales and marketing insights, which he acquired as the Chief Executive Officer of Digital Network Alliance International, Inc., as well as his complete understanding of the Company’s vision and strategy. Mr. Yap received a Master of Business Administration from the Chinese University of Hong Kong. Other than as noted above, Mr. Yap has not held any other public company directorships during the past five years.

Runsen Li. Mr. Li became the Company’s director in August 2007. Mr. Li has been Vice President of the Chinese Police Association since 2005, an organization that serves as a liaison with the police and public community as well as foreign law enforcement agencies. It also conducts formal law enforcement training and education in China as well as overseas. Since 1996, Mr. Li has also been Head of the Commission of Science and Technology of the Ministry of Public Security of the People’s Republic of China. Since 1998, Mr. Li has been group leader and chief technical advisor for China’s Golden Shield Project, a communication network and computer information system operated by the Ministry of Public Security of the People’s Republic of China. Mr. Li was selected to serve as a member of the Company’s board of directors in connection with his experience of over 40 years in the surveillance and safety industry and his deep understanding of public policy matters, having served in several high-level positions within China’s Ministry of Public Security. Mr. Li graduated from Soviet Leningrad Electric and Industry College in 1963, with a degree in Wireless Electronic Engineering. From 1981 to 1983, Mr. Li was a visiting scholar at University of Cincinnati specializing in Computer Image Processing. Mr. Li has not held any other public company directorships during the past five years.

Peter Mak. Mr. Mak became the Company’s director in October 2007. Mr. Mak is currently the Managing Director of Venfund Investment, a China-focused private equity investment and financial advisory firm incorporated in Shenzhen, China which he co-founded in late 2001. Prior to that, Mr. Mak spent 17 years at Arthur Andersen Worldwide where he was a firm partner and served as the managing partner of Arthur Andersen Southern China in his last position with the firm. Since June 2009, he has also been the Chief Financial Officer of A-Power Energy Generation Systems Ltd. (Nasdaq: APWR). Mr. Mak serves as an independent non-executive director and audit committee Chairman of Trina Solar Limited and China GrenTech Corp., which are listed or quoted in the U.S., and Huabao International Holdings Ltd., Pou Sheng International (Holdings) Limited, Real Gold Mining Limited and 361 Degrees International Limited, which are listed on the Hong Kong Stock Exchange. Mr. Mak was selected to serve as a member of the Company’s board of directors in connection with his substantial experience with Arthur Andersen and experience as audit committee Chairman of several public companies, which provided him with a unique perspective on accounting and financial reporting, as well as risk management expertise. Mr. Mak is a graduate of the Hong Kong Polytechnic University and a fellow member of the Association of Chartered Certified Accountants, UK and the Hong Kong Institute of Certified Public Accountants, and a member of the Institute of Chartered Accountants, in England and Wales. Other than noted above, Mr. Mak has not held any other public company directorship during the past five years.

Robert Shiver. Mr. Shiver became the Company’s director in October 2007. Mr. Shiver is currently Chairman and CEO of SH Holdings LLC, which is a privately held investment company specializing in developing recurring revenue services and products in the global security, energy, wireless, and technology sectors. Mr. Shiver is also the Chairman and CEO of Aerwav Holdings Inc., which specialized in providing wireless services, technology and products for the global security, energy and commercial sectors. From November 2003 to June 2005, Mr. Shiver served as Chairman and CEO of Aerwav Integration Service, a majority-owned subsidiary of Aerwav Holdings Inc. In June 2005, in order to reorganize its balance sheet, Aerwav Integration elected to file a voluntary Chapter 11 petition in the U.S. Bankruptcy Court, District of New Jersey which was converted into Chapter 7 liquidation in April 2006. In addition, Mr. Shiver served as Chairman and CEO of Intek Global, a global provider of wireless technology, spectrum, products, and various services from 1997 to 2002. Within the global security sector, Mr. Shiver has substantial experience at the investor, board and executive level with companies, including, Securicor PLC, ADT LTD, Centennial Security Holdings, and Sonitrol. Mr. Shiver was selected to serve as a member of the Company’s board of directors in connection with his invaluable leadership, business management, strategic vision, and over 30 years of experience in the security industry. Mr. Shiver has not held any other public company directorships during the past 5 years.

Except as disclosed elsewhere in this proxy statement, there are no agreements or understandings for any of our executive officers or director to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

General Information

For information as to the shares of the Company common stock held by each nominee, see “Common Stock Ownership of Management and Certain Beneficial Owners” above.

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.

If the merger is completed, the board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, the following individuals were late in filing one or more Section 16(a) forms during 2010: (i) a late Form 4 report filed by Runsen Li on August 26, 2010 to report the grant of 20,000 restricted shares of Company common stock on August 11, 2010 pursuant to the Company’s 2007 Equity Incentive Plan; (ii) a late Form 4 report filed by Robert Shiver on August 26, 2010 to report the grant of 20,000 restricted shares of Company common stock on August 11, 2010 pursuant to the Company’s 2007 Equity Incentive Plan; (iii) a late Form 4 report filed by Peter Mak on August 26, 2010 to report the grant of 20,000 restricted shares of Company common stock on August 11, 2010 pursuant to the Company’s 2007 Equity Incentive Plan; (iv) a late Form 4 report filed by Mr. Yap on August 26, 2010 to report the grant of 500,000 restricted shares of Company common stock on August 11, 2010 pursuant to the Company’s 2007 Equity Incentive Plan; (v) a late Form 4 report filed by Mr. Tu on August 26, 2010 to report the grant of 2,000,000 restricted shares of Company common stock on August 11, 2010 pursuant to the Company’s 2007 Equity Incentive Plan; (vi) a late Form 4 report filed by Runsen Li on March 5, 2010 to report the grant of 30,000 restricted shares of Company common stock on February 10, 2010 pursuant to the Company’s 2007 Equity Incentive Plan; (vii) a late Form 4 report filed by Peter Mak on March 5, 2010 to report the grant of 30,000 restricted shares of Company common stock on February 10, 2010 pursuant to the Company’s 2007 Equity Incentive Plan and (viii) a late Form 4 report filed by Robert Shiver on March 5, 2010 to report the grant of 30,000 restricted shares of Company common stock on February 10, 2010 pursuant to the Company’s 2007 Equity Incentive Plan.

CORPORATE GOVERNANCE

Our current corporate governance practices and policies are designed to promote stockholder value and we are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our board of directors provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines

We and our board of directors are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, we regularly review our corporate governance policies and practices to ensure that they are consistent with the high standards of other companies. We also closely monitor guidance issued or proposed by the SEC, the rules of the NYSE, and the provisions of the Sarbanes-Oxley Act, as well as the emerging best practices of other companies. The current corporate governance guidelines are available on the Company’s website www.csst.com. Printed copies of our corporate governance guidelines may be obtained, without charge, by contacting the Corporate Secretary, China Security & Surveillance Technology, Inc., 13/F Shenzhen Special Zone Press Tower, Shennan Road, Futian District, Shenzhen, People’s Republic of China, 518034.

The Board and Committees of the Board

The Company is governed by the board of directors that currently consists of five members: Guoshen Tu, Terence Yap, Runsen Li, Peter Mak, and Robert Shiver. Since October 2007, the board of directors has established three committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are comprised entirely of independent directors. From time to time, the board of directors may establish other committees. The board of directors has adopted a written charter for each of the committees which is available on the Company’s website www.csst.com. Printed copies of these charters may be obtained, without charge, by contacting the Corporate Secretary, China Security & Surveillance Technology, Inc., 13/F Shenzhen Special Zone Press Tower, Shennan Road, Futian District, Shenzhen, People’s Republic of China, 518034.

Governance Structure

Currently, our Chief Executive Officer is also our Chairman. The board of directors believes that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for the Company. In making this determination, the board of directors considered, among other matters, Mr. Tu’s experience and tenure of having been Chairman and Chief Executive Officer since 2005, and felt that his experience, knowledge, and personality allowed him to serve ably as both Chairman and Chief Executive Officer. Among the benefits of a combined Chief Executive Officer/Chairman considered by the board of directors is that such structure promotes clearer leadership and direction for the Company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board of directors’ oversight of the various risks facing the Company. In this regard, the board of directors seeks to understand and oversee critical business risks. The board of directors does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The board of directors recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the board of directors oversees risk management, Company management is charged with managing risk. The Company has internal processes and an internal control environment to identify and manage risks and to communicate with the board of directors. The board of directors and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the board of directors, committees of board of directors and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The board of directors implements its risk oversight function both as a whole and through committees. Much of the work is delegated to various committees, which meet regularly and report back to the full board of directors. All committees play significant roles in carrying out the risk oversight function. In particular:

  the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s ethics programs, including the amended and restated codes of ethics. The Audit Committee members meet separately with representatives of the independent auditing firm; and

  the Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

Independent Directors

Under the corporate governance listing standards of the NYSE and the Company’s Corporate Governance Guidelines, the board of directors must consist of a majority of independent directors. A director is “independent” if he or she has no direct or indirect material relationship with the Company or with senior management of the Company and their respective affiliates. Annually, the board of directors makes an affirmative determination regarding the independence of each director. The board of directors makes its independence determinations on a case-by-case basis, after consideration of all relevant facts and circumstances. To assist in making its independence determinations, the board of directors has adopted the following standards, which conform to the applicable NYSE rules. Under these standards, a director is considered independent if he or she:

  has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, and does not have any relationship that precludes independence under the NYSE director independence standards;

  is not currently, or within the past three years, employed by the Company, or an immediate family member is not currently, or for the past three years, employed as an executive officer of the Company;

  is not a current employee, nor is an immediate family member a current executive officer of, a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the past three years, exceeds the greater of $1 million or 2 percent of the consolidated gross revenues of that company;

  has not received, nor has an immediate family member received, during any twelve month period within the last three years, direct remuneration in excess of $120,000 from the Company other than director and committee fees and pension or other forms of deferred compensation for prior services;

  (i) is not a current partner or employee of a firm that is the Company’s internal or external auditor; (ii) does not have an immediate family member who is a current partner of such a firm; (iii) does not have an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) has not, nor has an immediate family member, been a partner or employee of such a firm and personally worked on the Company’s audit within the last three years;

  is not part of an "interlocking directorate," whereby an executive officer of the Company simultaneously served on the compensation committee of another company that employed the director as an executive officer during the last three years;

  is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

  is not employed by a non-profit organization where a substantial portion of funding for the past three years (exceeding the greater of $1 million or 2 percent of the organization’s annual consolidated gross revenues) comes from the Company.

Applying those standards for the directors standing for election, the board of directors has determined that each of Runsen Li, Peter Mak and Robert Shiver, constituting a majority of the members of the board of the directors, has no material relationship with the Company (either directly or as partners, stockholders or officers of an organization that has a relationship with the Company) and is independent as defined by the applicable rules and regulations of the SEC and the NYSE. Guoshen Tu, the Chairman and Chief Executive Officer of the Company, and Terence Yap, the Chief Financial Officer and a director of the Company, are not considered to be independent.

Furthermore, the board of directors has determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has no material relationship to the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent as defined by the applicable rules and regulations of the SEC and the NYSE.

Audit Committee

Our Audit Committee consists of our three independent directors, Runsen Li, Peter Mak (Chair) and Robert Shiver. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. Our board of directors has determined that Mr. Mak qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and that he is financially literate and independent in accordance with the requirements of the SEC and the NYSE. In addition, while Mr. Mak currently serves as the audit committee Chairman of several other public companies, the board of directors has determined that such simultaneous service does not impair Mr. Mak’s ability to serve on our Audit Committee.

The Audit Committee is responsible for, among other things:

  selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

  reviewing with our independent auditors any audit problems or difficulties and management’s response;

  reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act of 1933, as amended;

  discussing the annual audited financial statements with management and our independent auditors;

  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;

  meeting separately and periodically with management and our internal and independent auditors;

  reporting regularly to the full board of directors; and

  such other matters that are specifically delegated to our Audit Committee by our Board from time to time.

Compensation Committee

Our Compensation Committee consists of three independent directors, Runsen Li, Peter Mak and Robert Shiver (Chair). The Compensation Committee is responsible for, among other things:

  approving and overseeing the compensation package for our executive officers;

  reviewing and making recommendations to the board of the directors with respect to the compensation of our directors;

  serving as the administrative committee for the Company’s equity compensation plans;

  reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of those goals and objectives, and setting the compensation level of our Chief Executive Officer based on this evaluation; and

  reviewing periodically and recommends any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans to the board of the directors.

The Compensation Committee may not delegate its responsibilities to another committee, individual director or member of management.

The Compensation Committee meets regularly and holds special meetings as needed. The Compensation Committee meetings may be called by the Chairman of the board of the directors or any member of the Compensation Committee. The Compensation Committee meets in executive session with no members of management present for part of each of its regular meetings. The Chief Executive Officer and Chief Financial Officer also provide recommendations to the Compensation Committee relating to compensation of other executive officers.

The Compensation Committee is assisted in fulfilling its responsibilities by its advisor, James F. Reda & Associates LLC (“J. F. Reda”), which was retained by the Compensation Committee in January 2009. J.F. Reda is engaged by, and reports directly to, the Compensation Committee, and J.F. Reda is not permitted to provide services to management without the Compensation Committee’s prior approval. The Compensation Committee has sole authority to retain and discharge, and approve fees and other terms and conditions for retention of compensation consultants to assist in consideration of the compensation of the CEO and other executive officers and directors.

J.F. Reda reviews all materials prepared for the Compensation Committee by management, prepares additional materials as may be requested by the Compensation Committee, and participates in all Compensation Committee meetings. In its advisory role, J.F. Reda assists the Compensation Committee in the design and implementation of the Company’s compensation program. This includes assisting the Compensation Committee in selecting the specific compensation elements of the program and the targeted payments for each element.

J.F. Reda also conducts an annual review of the compensation practices of select peer companies. Based on this review, J.F. Reda advises the Compensation Committee with respect to the reasonableness and competitiveness of the Company’s compensation program in comparison to industry practices, and identifies trends in executive compensation.

At the end of each fiscal year, the board of directors conducts a review of the Chief Executive Officer’s performance. As part of this process, the Chief Executive Officer provides a self-assessment report. At the following board of directors meeting, the board of directors sets the compensation of the Chief Executive Officer, after considering its assessment of the Chief Executive Officer’s performance, market comparison data and the recommendations of the Compensation Committee. Neither the Chief Executive Officer nor any other members of management may be present in meetings which the Chief Executive Officer’s compensation is deliberated.

The Chief Executive Officer, in consultation with the Senior Vice President – Human Resources, reviews the performance of the other named executive officers with the Compensation Committee and provides recommendations for the Compensation Committee’s consideration. The Compensation Committee determines the compensation for these executives, after considering the Chief Executive Officer’s recommendations and, market comparison data regarding compensation levels among peer companies.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of our three independent directors, Runsen Li (Chair), Peter Mak and Robert Shiver. The Nominating and Governance Committee assists the board of directors in identifying individuals qualified to become our directors and in determining the composition of the board of the directors and its committees. The Nominating and Governance Committee is responsible for, among other things:

  identifying and recommending to the board of the directors nominees for election or re-election to the board of directors, or for appointment to fill any vacancy;

  reviewing annually with the board of directors the current composition of the board of directors in light of the characteristics of independence, age, skills, experience and availability of service to us;

  identifying and recommending to the board of directors the directors to serve as members of the board’s committees; and

  monitoring compliance with our amended and restated code of ethics.

Material Changes to Director Nomination Procedures

There have been no material changes to the procedures by which stockholders may recommend nominees to our board of directors since such procedures were last disclosed.

Board, Committee and Annual Meeting Attendance

During 2010, the board of directors, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee held meetings or acted by written consent 30, four, four and one times, respectively. Each director attended at least 75% of all board of directors and applicable committee meetings. In addition, our non-management directors, all of which are independent directors, meet in executive session, presided over by Peter Mak, following each regularly scheduled board meeting. We encourage our directors to attend our annual meeting of stockholders, but we do not have a formal policy requiring them to do so. Last year, four directors attended the annual meeting.

Our directors are expected to attend board meetings as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting.

Amended and Restated Code of Ethics

On October 25, 2007, we adopted an amended and restated code of ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Our amended and restated code of ethics applies to all directors, officers and employees of the Company, including the Company’s principal executive officer and principal financial officer. This amended and restated code of ethics is designed to deter wrongdoing and to promote all of the following:

  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications made by the Company;

  compliance with applicable governmental laws, rules and regulations;

  the prompt internal reporting to an appropriate person or persons identified herein for receiving notice of violations or potential violations of this code; and

  accountability for adherence to this code.

The current version of the amended and restated code of ethics is maintained on the Company’s website at www.csst.com. Printed copies of our amended and restated code of ethics may be obtained, without charge, by contacting the Corporate Secretary, China Security & Surveillance Technology, Inc., 13/F Shenzhen Special Zone Press Tower, Shennan Road, Futian District, Shenzhen, People’s Republic of China, 518034. During the fiscal year ended December 31, 2010, there were no waivers of our code of ethics.

Communication with Directors or Non-Management Directors

The Company has a process for stockholders and other interested parties who wish to communicate with the board of directors or non-management directors. Stockholders and other interested parties who wish to communicate with the board of directors or an individual director, including our non-management directors as a group, may write to it at China Security & Surveillance Technology, Inc., c/o Corporate Secretary, 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian District, Shenzhen, People’s Republic of China, 518034. These communications will be reviewed by one or more employees of the Company designated by the board of directors, who will determine whether they should be presented to the board of directors. The purpose of this screening is to allow the board of directors to avoid having to consider irrelevant or inappropriate communications.

Report of the Audit Committee

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 with management and with GHP Horwath, P.C., the independent registered public accounting firm retained by the Company to audit its financial statements. The Audit Committee received and reviewed management’s representation and the opinion of the independent registered public accounting firm that the Company’s audited financial statements were prepared in accordance with United States generally accepted accounting principles. The Audit Committee also discussed with the independent registered public accounting firm during the 2010 fiscal year the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, and other standards of the PCAOB, rules of the SEC and other applicable regulations.

The Audit Committee received from GHP Horwath the written disclosures and the letter pursuant to the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the auditors their independence.

Based upon the review and discussions referenced above, the Audit Committee recommended to the Company’s board of directors, and the board of directors approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

/s/Audit Committee
Peter Mak, Chairman
Runsen Li
Robert Shiver

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion of our executive compensation program and the compensation decisions made for fiscal year 2010 with respect to Guoshen Tu, our Chief Executive Officer (referred to as our “CEO”) and Terence Yap, our Chief Financial Officer (referred to as our “CFO”). We refer to these executive officers as the “named executive officers.”

As of December 31, 2010, Mr. Tu and Mr. Yap were the only two executive officers. Currently, the position of President is vacant, and our CEO has assumed the responsibilities of that office on an interim basis.

In 2010, the Compensation Committee accepted recommendations and ideas from senior management and combined with market data to determine the compensation to be paid to the Company’s executive officers.

Important determining factors included the Company’s financial and operating performance and prospects, the level of compensation paid to similarly situated executives in comparably sized companies, equity grants made in prior years, and the contributions made by each of the executive officers to the success of the Company. The Compensation Committee is responsible for approving and overseeing executive compensation.

Mr. Tu and Mr. Yap have been involved in the board of directors’ deliberations regarding executive compensation in the past and have provided recommendations with respect to their and any other executive officers’ compensation. Beginning in 2008, determinations of Mr. Tu’s and Mr. Yap’s compensation have been made solely by our Compensation Committee, and neither Mr. Tu nor Mr. Yap takes part in any discussions regarding their own respective compensation.

Objectives of our executive compensation program

An understanding of our executive compensation program begins with an understanding of the objectives the program is intended to serve. These include:

  Offering competitive compensation. We seek to offer a compensation package that is attractive and competitive with the compensation practices of the peer companies with which we compete for talent (these companies are discussed below).

  Rewarding performance. Our compensation program is intended to closely align executive compensation with performance by tying a significant portion of compensation to the achievement of financial and other goals of the Company and the executive’s contributions to the accomplishment of those goals. At present the Compensation Committee uses discretion to determine appropriate pay as a result of performance.

  Aligning the interests of our executives with those of our shareholders. A significant portion of the total compensation paid to our top two executive officers is in the form of equity-based compensation. This serves to further align the interests of our executives with those of our stockholders.

Executive compensation consists primarily of restricted stock grants with four to five year vesting requirements. This reduces the risk of short-term decisions being made at the expense of long-term growth.

How executive compensation is determined

The role of the Compensation Committee and its consultant, and of management

The Compensation Committee of independent directors, formed in late 2007, was established to oversee the compensation program for the named executive officers and for the other members of senior management who report to the CEO. Since 2008, the Compensation Committee has been assisted in fulfilling its responsibilities by its advisor, James F. Reda and Associates LLC. J. F. Reda is engaged by, and reports directly to, the Compensation Committee. Additional information on the roles of the Compensation Committee, J. F. Reda and management in the process for determining executive compensation is discussed below.

How the elements of our compensation program were selected

The Compensation Committee is responsible for determining the elements of our compensation program. In doing so, the Compensation Committee seeks to structure our program in a way that furthers our program objectives of providing a competitive compensation package, promoting our pay-for-performance philosophy and aligning the interests of our executives and shareholders. In structuring the program, the Compensation Committee considered market comparison information provided by J. F. Reda regarding executive compensation practices generally and at selected comparator companies.

The key compensation elements selected by the Compensation Committee include:

  annual salary;

  annual discretionary bonus; and

  long-term equity-based compensation in the form of restricted stock, vesting over four or five years.

The Compensation Committee believes that this combination of salary, cash incentive and equity-based compensation is appropriate to provide a competitive compensation package to our executives based on prevailing market practices. As we continue to develop our compensation programs, it is the fundamental belief of the Compensation Committee to tie a significant portion of target compensation to performance as measured by long-term stock price growth, which the Compensation Committee believes supports our pay-for-performance philosophy and the achievement of our strategic goals. While no specific formula is used to determine the allocation between equity-based and fixed compensation, this emphasis on pay-for-performance has historically resulted in equity-based compensation representing the largest portion of the total target compensation (meaning salary, bonus, and equity-based compensation) of the named executive officers. The Company has not installed a short-term incentive plan and therefore there have been minimal or no bonus or short-term incentive payments. Compensation for Mr. Tu and Mr. Yap consists almost entirely of restricted stock grants. The emphasis on equity-based compensation in our program serves to align the interests of the named executive officers with those of our shareholders and promote executive retention.

The Company does not provide any other forms of compensation such as retirement benefits, deferred compensation, termination benefits, perquisites, or change-in-control arrangements.

The use of market comparison data

The Comparison Group. The Compensation Committee compares the company’s executive compensation program to that of a group of select comparator companies. This review is done with respect to both the structure of our executive compensation program and target compensation. A significant portion of the comparator group is comprised of China-based technology and communication companies listed on the NYSE.

Several of these companies are significantly larger than the Company. However, after a careful examination of pay levels and practices at these larger China-based companies, it was determined that executive compensation at these larger companies was not significantly different than smaller companies and did not bias the findings.

The comparator group used by the Compensation Committee consists of 17 companies that we believe we compete with for executive talent. This group is referred to as the “Comparison Group.” Of the 22 companies in the Comparison Group, 10 are U.S.-based, 12 are China-based. The companies included in the Comparison Group were selected by the Compensation Committee based on the recommendation of J. F. Reda. Information on the pay practices of the Comparison Group is provided by J. F. Reda to the extent such information is available.

The following companies made up the Comparison Group.

U.S.-Based Companies	China-Based Companies
American Science Engineering	China Digital TV Holdings Co.
Applied Signal Technology	China Mobile Ltd.
AXSYS Technologies, Inc.	China Telecom Corp Ltd.
Checkpoint Systems Inc.	China Unicom Ltd.
ICX Technologies, Inc.	Giant Interactive Group Inc.
Honeywell International, Inc.	LDK Solar Co Ltd.
NAPCO Security Systems Inc.	Qiao Xing Mobile Comm Co. Ltd.
OSI Systems, Inc.	Qiao Xing Universal Telephone
Protection One Inc.	Semiconductor Mfg Intl
Tyco International Ltd.	Suntech Power Holdings
Trina Solar Ltd.
Yingli Green Energy

Compensation Structure and Targets. J. F. Reda conducted a comparison of our executive compensation structure and practices to those of the Comparison Group in 2010. This review covered several aspects of compensation, including base salary, target bonus, equity grants, pay targets and performance measures where applicable.

Based on its review in 2010, J. F. Reda concluded that the structure of the Company’s proposed compensation program was reasonably consistent with industry practices, particularly with regard to other China-based companies, where equity grants can be a major pay component. However, the potential role of a short-term incentive structure continues to be reviewed to introduce a balance between short term and long term incentives.

Market comparison data was also reviewed in the process of establishing compensation target levels for each of the key elements of our program (salary and equity-based compensation) and for the combined total of these elements. For each of the key elements, the Compensation Committee seeks to determine the prevailing competitive range of target compensation based on publicly-available information and the advice of J. F. Reda, with the midpoint of the range being the 75th percentile of the Comparison Group. The Committee generally targets total pay near the 75th percentile with the majority of pay in the form of equity. An executive’s actual compensation may be more or less than the target amount set by the Compensation Committee based on the Company’s relative performance, changes in our stock price and other factors. The Committee delivered limited pay in 2009 due to an uncertain world-wide economy and potential business consequences, and large restricted stock grants in the previous year. For 2010, salaries for the name executive officers were increased and bonuses under $2,000 were awarded. Restricted stock grants were awarded to both Mr. Tu and Mr. Yap. This was in recognition of continued strong performance in EBITDA margin, which finished 2009 and 2010 above the 80th percentile within the Electronic Equipment industry (Global Industrial Classification Sector 45203010).

We believe the 75th percentile is appropriate for attracting and retaining top talent from a very limited talent pool. Targeting the 75th percentile is also consistent with the growth of the company and pace of acquisitions that are unique in the industry. Also, the Compensation Committee believes it is necessary to ensure key executives continue to position the Company into a leadership position in the security and information technology industries and to reward the extra effort required to achieve very aggressive goals.

Setting compensation targets based on market comparison data is intended to ensure that our compensation practices are competitive with regard to attracting and retaining executive talent. Because each compensation element is reviewed based on available data, which is limited for certain companies, compensation decisions made with respect to one element of compensation do not affect decisions made with respect to other compensation elements. It is also for this reason that no specific formula is used to determine the allocation between cash and equity-based compensation. In addition, because a named executive officer’s compensation target is set by reference to persons with similar duties at the Comparison Group companies, the Compensation Committee does not establish any fixed relationship between the compensation of the CEO and that of any other named executive officer.

The key elements of our executive compensation program

As stated above, the key elements of our compensation program are salary, an annual cash incentive, and long-term equity-based compensation awards.

Base salary

Salaries are based on the executive’s performance, scope of responsibilities and experience, competitive pay practices and tenure. Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon the Company’s performance, although performance does influence salary adjustments. The Committee’s objective is to pay salaries at the low end of the market so that we might emphasize equity-based compensation. Mr. Tu’s salary continues to be below the market median. Mr. Yap’s salary was increased to be among the top tier of salaries to recognize his unique leadership role, second only to Mr. Tu. Mr. Yap’s new pay level also reflects limited bonus opportunities.

In early 2008 and 2010, an extensive review of compensation practices at the Company and in the market was completed and provided a foundation for 2010 salary determinations. Through 2010, the top executives were compensated primarily with equity.

Annual Cash Bonus

It has not been the practice of the Company to pay annual bonuses. The Compensation Committee continues to review its use of discretionary bonuses. There has been some consideration for establishing a formulaic approach to paying bonuses but the uncertainty of world-wide economic growth and how that will affect our markets has caused the Committee to maintain its current approach.

Equity-based long-term incentive awards

The primary part of our compensation program is long-term equity-based compensation. Historically, the long-term incentive awards made to the named executive officers have consisted of time vested restricted stock. The Compensation Committee has been considering performance shares and other types of equity grants that increase the performance element of equity grants. No grants were made in 2009. In 2010, restricted stock grants were made to Mr. Tu and Mr. Yap in recognition of the 80th percentile EBITDA margin performance while maintaining revenue growth above the median.

Role of Long-Term Incentive Awards. Long-term incentive grants as the primary component of compensation provide a number of benefits as follows:

  allows us to offer a compensation package that is competitive and enhances our ability to attract and retain executive talent;

  aligns the interests of our executives with those of our shareholders, thereby encouraging the creation of shareholder value; and

  helps establish a direct link between compensation amounts, total shareholder return and company operating performance.

Award Process. In making awards, the Compensation Committee will not issue a targeted number of shares. Instead, in consultation with J. F. Reda and taking into account market comparison data and the executive’s performance, the Compensation Committee will first determine the total dollar value of the award to be granted to the named executive officer.

The values assigned by the Compensation Committee to the individual equity grants are then translated into a specific number of full share grants such as restricted stock or options to purchase stock, in each case based on the fair market value at the date of the grant. The value ultimately realized from these awards will depend on a number of factors, including our operating performance and movements in our stock price.

Timing of Equity Awards. The Compensation Committee has not formally adopted a timing policy for the granting of stock options; however, stock option grants have not been made to the executive officers nor are there plans to do so in the future.

Awards in Fiscal Year 2010. Restricted stock awards were made to Mr. Tu and Mr. Yap in August 2010 as described above. These awards also served to balance the absence of retirement programs or severance plans.

Other benefits

At present we do not provide nor do we plan to provide, pension benefits, deferred compensation, life insurance or other benefits to our named executive officers. Our philosophy is to have pay based almost exclusively on performance and at levels above market. In other words, by establishing higher levels of risk in pay, the Committee has targeted higher than market pay.

Change in control and employment agreements

Through 2010 there were no change-in-control agreements or employment agreements of any kind nor are there plans to institute change-in-control agreements or severance agreements.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the board of the directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

/s/ Compensation Committee
Robert Shiver, Chairman
Runsen Li
Peter Mak

Compensation Policies

The Compensation Committee of the Company has a compensation structure in place that encourages long-term performance. All bonuses are discretionary. The CEO and CFO have not received bonuses over $2,000 in the past three years. Equity grants made over the past three years to a limited number of executives were in the form of restricted stock and vest monthly over four or five years. The realizable value of these awards will be based on the value of our stock over a multi-year period. This structure is more likely to reduce the risk of behavior designed to generate short term gains.

Stock options and restricted stock have also been granted to new executives, managers, and other key employees as part of several acquisitions. For the same reasons, these grants are not expected to result in risky behavior to generate short term gains on the part of these employees.

As a result of these practices we believe our compensation policies do not result in any material adverse risk to the Company.

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our named executive officers for services rendered in all capacities during the noted periods.

						Non-Equity	Non-
						Incentive	Qualified
						Plan	Deferred	All
				Stock	Option	Compensation	Compensation	Other
Name and			Bonus	Awards (1)	Awards	Earnings	Earnings	Compensation
Principal Position	Year	Salary ($)	($)	($)	($)	($)	($)	($)	Total ($)
Guoshen Tu, CEO	2010	307,692	1,539	10,540,000	—	—	—	—	10,849,231
and Chairman	2009	290,058	—	—	—	—	—	—	290,058
	2008	322,108	—	17,700,000	—	—	—	—	18,022,108
Terence Yap, CFO	2010	379,288	1,028	2,635,000	—	—	—	—	3,015,316
and Vice Chairman	2009	315,904	—	—	—	—	—	—	315,904
	2008	191,992	—	5,310,000	—	—	—	—	5,501,992

(1) Amounts shown do not reflect compensation actually received by the named executive officer. The amounts represent the grant date value for stock granted to the named executive officers in 2008, 2009 and 2010 calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. For 2008, 2009 and 2010, the assumptions used to calculate the value of stock awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal years 2008, 2009 and 2010 filed with the SEC on March 5, 2009, March 2, 2010 and February 28, 2011, respectively. These amounts disregard estimates of forfeitures related to service based vesting conditions.

Grants of Plan-Based Awards

The following table sets forth information regarding equity grants to named executive officers during the year ended December 31, 2010:

		Estimated Future Payouts			Estimated Future Payouts			All
		Under Non-Equity Incentive			Under Equity Incentive Plan			Other	All Other
Name	Grant Date		Plan Awards			Awards		Stock	Option
								Awards:	Awards:
								Number	Number
								of	of	Exercise	Grant Date
								Shares	Securities	or Base	Fair Value
								of Stocks	Underlyi	Price of	of Stock
								or Units	ng	Options	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	1	Options	Awards	Awards
		($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)
Guoshen Tu	August 11, 2010	—	—	—	—	—	—	2,000,000	—	—	$10,540,000
Terence Yap	August 11, 2010	—	—	—	—	—	—	500,000	—	—	$2,635,000

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the equity awards outstanding at December 31, 2010 for each of our named executive officers. Values are based on the December 31, 2010 closing stock price of $5.33.

		OPTION AWARDS					STOCK AWARDS
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market
								Awards:	or
								Number	Payout
			Equity					of	Value of
			Incentive					Unearned	Unearned
			Plan					Shares,	Shares,
			Awards:			Number		Units or	Units or
	Number of	Number of	Number of			of Shares	Market	Other	Other
	Securities	Securities	Securities			or Units	Value of	Rights	Rights
	Underlying	Underlying	Underlying			of Stock	Shares or	That	That
	Unexercised	Unexercised	Unexercised	Option		That	Units of	Have	Have
	Options	Options	Unearned	Exercise	Option	Have Not	Stock That	Not	Not
	(#)	(#)	Options	Price	Expiration	Vested	Have Not	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	Vested ($)	(#)	(#)
Guoshen Tu	—	—	—	—	—	3,052,708	16,270,934	—	—
Terence Yap	—	—	—	—	—	837,708	4,464,984	—	—

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and stock vested for each of our named executive officers during the year ended December 31, 2010.

	OPTION AWARDS		STOCK AWARDS
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise(#)	on Exercise ($)	Vesting (#)	on Vesting ($)
Guoshen Tu	—	—	599,167	3,580,754
Terence Yap	—	—	194,167	1,164,338

Employment Agreements

We do not have employment agreements or termination agreements of any type with any of our executive officers, other than the consulting agreement with Mr. Yap, which as discussed above expired in February 2009.

Potential Payments Upon Termination of Employment or Change of Control

The Company does not have change-in-control arrangements with any of its executive officers, and the Company is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

The 2007 Employee Incentive Plan provides for the acceleration of vesting if a successor corporation does not assume or substitute outstanding stock awards. Upon a change of control, all unvested options and stock appreciation rights will become fully vested and exercisable, and all restricted stock units, performance units, performance shares and restricted stock will become fully vested and payable. Accelerated vesting occurs with respect to all equity-based compensation awards granted by the Company, and not just those granted to the named executive officers. In addition, no termination of employment is required to accelerate vesting.

The following table reflects the intrinsic value of unvested restricted stock that would be accelerated assuming a change in control occurred on December 31, 2010. Our named executive officers are not entitled to any payments upon a termination of employment. Values are based on the December 31, 2010 closing stock price of $5.33.

Name	Value of Accelerated Stock ($)	Total ($)
Guoshen Tu	16,270,934	16,270,934
Terence Yap	4,464,984	4,464,984

Non-Management Directors’ Compensation

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of the Company’s non-management director compensation are a cash retainer, committee Chairman fees, and equity-based compensation and meeting fees. The Company reimburses non-management directors for travel and other business expenses incurred in the performance of their services for the Company. Directors are also reimbursed for attending director education courses.

Each director has actively assisted management in executing the Company’s growth strategy. Director compensation has been primarily in the form of equity. As the company absorbs numerous acquisitions and solidifies its position in the marketplace, director pay will recede.

Our non-management directors are entitled to an annual retainer, consisting of (i) a cash retainer and (ii) stock grant. In addition, they receive cash fees for serving on committees of our board of directors.

Based on an analysis of director compensation paid by the Comparison Group, the board of the directors approved the following compensation structure for non-management directors in 2008. This compensation structure remained effective for 2010.

2010 NON-MANAGEMENT DIRECTOR COMPENSATION PROGRAM

	Retainer	Meeting Fee
Board
Annual Cash	As currently provided[1]	$0
Annual Equity	To be determined[2]	$0
Audit Committee
Chairman	$17,500	$2,000
Member	$10,000	$1,500
Compensation Committee
Chairman	$14,000	$1,500
Member	$7,500	$1,000
Nominating & Governance Committee
Chairman	$12,000	$1,500
Member	$5,000	$1,000
(1)	Annual cash retainer for the role of Board members varies by director as follows: Runsen Li - $43,077, Peter Mak - $120,000, Robert Shiver - $50,000.

(2)	Each director received 50,000 restricted shares in fiscal 2010 with grant date value of $314,200.

The Board believes that this fee structure recognizes our directors’ key role in driving our growth and for the work required on each of the three committees the directors serve.

The following table sets forth the total compensation earned by the non-management directors during fiscal year ended December 31, 2010:

	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)[1]	($)	($)	($)	($)[2]	($)
Runsen Li	43,077	314,200	—	—	—	36,000	393,277
Peter Mak	120,000	314,200	—	—	—	41,000	475,200
Robert Shiver	50,000	314,200	—	—	—	38,000	402,200
(1)

Consists of 30,000 restricted shares granted to each independent director on February 10, 2010. This grant vests monthly for 12 months beginning with the grant date. An additional 20,000 restricted shares were granted to each independent director on August 11, 2010 and vests monthly for 12 months beginning with the grant date.

(2)	Other compensation consists of fees received for serving on Board committees.

Compensation Committee Interlocks and Insider Participation

All current members of the Compensation Committee are independent directors, and all past members were independent directors at all times during their service on such Committee. None of the past or present members of our Compensation Committee are present or past employees or officers of ours or any of our subsidiaries. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. None of our executive officers serves on the board of directors or Compensation Committee of a company that has an executive officer that serves on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Since the beginning of the last fiscal year, there has not been any transaction, nor is there any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

We are in the process of adopting a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $50,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Board for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related-person transactions, our Board will take into account the relevant available facts and circumstances including, but not limited to:

  the risks, costs and benefits to us;

  the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  the terms of the transaction;

  the availability of other sources for comparable services or products; and

  the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must excuse himself or herself form the deliberations and approval. Our policy will require that, in determining whether to approve, ratify or reject a related-person transaction, our Audit Committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of our Company and our shareholders, as our board or Audit Committee determines in the good faith exercise of its discretion. We did not previously have a formal policy concerning transactions with related persons.

PROPOSAL FOUR—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected GHP Horwath, P.C. to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011. Horwath was the Company’s independent registered public accounting for the fiscal years ending December 31, 2010 and 2009.

We are asking our stockholders to ratify the selection of GHP Horwath, P.C. as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board of directors is submitting the selection of GHP Horwath, P.C. to our stockholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.

The Company has been advised by GHP Horwath, P.C. that neither the firm nor any of its associates had any relationship with the Company other than the usual relationship that exists between independent registered public accountant firms and their clients during the last fiscal year. Representatives of GHP Horwath, P.C. will be available via teleconference during the annual meeting, at which time they may make any statement they consider appropriate and will respond to appropriate questions raised at the annual meeting.

Independent Registered Public Accounting Firm’s Fees

The following is a summary of the fees billed to the Company by GHP Horwath, P.C. for professional services rendered for the fiscal years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009
Audit Fees	$1,313,991	$1,123,000
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
TOTAL	$1,313,991	$1,123,000

“Audit Fees” consisted of fees billed for professional services rendered by the principal accountant for the audit of our annual financial statements and review of the financial statements included in our Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” consisted of fees billed for assurance and related services by the principal accountant that were reasonably related to the performance of the audit or review of our financial statements and are not reported under the paragraph captioned “Audit Fees” above.

“Tax Fees” consisted of fees billed for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning.

“All Other Fees” consisted of fees billed for products and services provided by the principal accountant, other than the services reported above under other captions in the above table.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our auditors must be approved in advance by our Board to assure that such services do not impair the auditors’ independence from us. In accordance with its policies and procedures, our Board pre-approved the audit service performed by Horwath for our consolidated financial statements as of and for the year ended December 31, 2010.

PROPOSAL FIVE—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC rules.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value.

Our Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the approval of the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote "FOR" the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL SIX—ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 5 above. By voting on this Proposal No. 5, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

The board of directors has not made a recommendation on the frequency of holding an advisory vote on executive compensation. Stockholders may vote for having an advisory vote every year, every two years, or every three years, or they may abstain from voting on this proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the board of directors or the Company in any way, the board of directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

STOCKHOLDER PROPOSALS AND NOMINATIONS

As of the date of this proxy statement, the board of directors of the Company knows of no other matters which may be presented for consideration at the annual meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2012 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than [ ], 2011, unless the date of our 2012 annual meeting is more than 30 days before or after [ ], 2011, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Corporate Secretary of the Company at 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian District, Shenzhen, People's Republic of China, 518034.

If the merger is completed, we do not expect to hold our 2012 annual meeting of stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Company and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In many cases you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “predict,” or “expect” and similar expressions, although the absence of such words does not necessarily mean that a statement is not forward-looking.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. We cannot assure you that the actual results or developments reflected in these forward-looking statements will be realized or, even if they are realized, that they will have the expected effects on the merger or on our business or operations. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Risks, uncertainties and assumptions include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the possibility that various closing conditions for the merger (including the requisite stockholder approvals of the merger) may not be satisfied or waived; the possibility that alternative acquisition proposals will or will not be made; the failure to obtain sufficient funds to close the merger; the failure of the merger to close for any other reason; the amount of fees and expenses related to the merger; the diversion of management’s attention from ongoing business concerns; the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger; the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely matter or at all; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the merger and other risks that are set forth in the Company’s filings with the SEC, which are available without charge at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at www.csst.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the annual meeting:

  our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended on April 29, 2011;

  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

  our proxy statement filed on May 12, 2010; and

  our Current Reports on Form 8-K filed on March 3, 2011, March 8, 2011, April 21, 2011 and May 3, 2011.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to China Security & Surveillance Technology, Inc., 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen 518034, People's Republic of China, Attention: General Counsel, and should be made at least five business days before the date of the annual meeting in order to receive them before the annual meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

ANNEX A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

RIGHTMARK HOLDINGS LIMITED,

RIGHTMARK MERGER SUB LIMITED,

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

and

MR. GUOSHEN TU

(solely for the purpose of Section 6.15)

Dated as of May 3, 2011

3.24	No Other Representations or Warranties	A-18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND
MERGER SUB		A-18
4.1	Corporate Organization	A-18
4.2	Authorization	A-19
4.3	No Conflicts	A-19
4.4	Capitalization	A-19
4.5	Consents and Approvals	A-20
4.6	Operation and Ownership of Parent, Merger Sub and Intelligent One	A-20
4.7	Legal Proceedings	A-20
4.8	Parent Information	A-21
4.9	Financing	A-21
4.10	Broker's Fees	A-22
4.11	Limited Guaranty	A-22
4.12	Solvency	A-22
4.13	Interest in Competitors	A-22
4.14	Certain Actions	A-23
4.15	Buyer Group Contracts	A-23
4.16	Independent Investigation	A-23
4.17	Non-Reliance on Company Estimates	A-23
4.18	No Other Representations or Warranties	A-24
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-24
5.1	Conduct of Business Prior to the Effective Time	A-24
5.2	Company Forbearances	A-24
5.3	Parent Forbearances	A-26
ARTICLE VI ADDITIONAL AGREEMENTS		A-26
6.1	Proxy Statement and Schedule 13E-3; Stockholder Approvals	A-26
6.2	Reasonable Best Efforts	A-27
6.3	Access to Information	A-28
6.4	Reserved	A-29
6.5	Indemnification; Advancement of Expenses; Exculpation and Insurance	A-29
6.6	Stock Exchange Delisting	A-31
6.7	No Solicitation	A-31
6.8	Notification of Certain Matters	A-35
6.9	Financing	A-35
6.10	Takeover Statutes	A-37
6.11	Resignations	A-37
6.12	Participation in Litigation	A-37
6.13	Publicity	A-37
6.14	Merger Sub	A-38
6.15	Knowledge of Inaccuracies	A-38
6.16	Employee Matters	A-38

ii

ARTICLE VII CONDITIONS PRECEDENT		A-39
7.1	Conditions to Each Party's Obligation To Effect the Merger	A-39
7.2	Conditions to Obligations of Parent and Merger Sub	A-39
7.3	Conditions to Obligations of the Company	A-39
ARTICLE VIII TERMINATION AND AMENDMENT		A-40
8.1	Termination	A-40
8.2	Effect of Termination	A-42
8.3	Fees and Expenses	A-42
8.4	Amendment	A-44
8.5	Extension; Waiver	A-44
ARTICLE IX GENERAL PROVISIONS		A-45
9.1	Nonsurvival of Representations, Warranties and Agreements	A-45
9.2	Notices	A-45
9.3	Interpretation	A-46
9.4	Severability	A-46
9.5	Entire Agreement	A-47
9.6	Governing Law; Jurisdiction	A-47
9.7	Assignment; Third Party Beneficiaries	A-47
9.8	Specific Performance	A-47
9.9	WAIVER OF JURY TRIAL	A-48
9.10	Counterparts	A-48

iii

INDEX OF DEFINED TERMS

	Section		Section
2006 Warrant	1.6(b)	Facility Agreement	4.9
2008 Warrant	1.6(b)	Filings	3.6
Acceptable Confidentiality Agreement	6.7(a)	Financing	4.9
Affiliate	3.8	GAAP	3.7(b)
Agreement	Preamble	Go-Shop Period End Date	6.7(a)
Alternative Financing Agreements	6.9(a)	Governmental Entity	3.6
Alternative Financings	6.9(a)	Indebtedness	4.12
Alternative Transaction Proposal	6.7(i)(i)	Indemnified Parties	6.5(a)
Business Day	1.2	Insolvent	4.12
Buyer Group Contracts	4.15	Intellectual Property Rights	3.13
Buyer Group Parties	4.15	Intelligent One	4.4(c)
Certificate	1.5(a)	Judgment	3.9
Certificate of Merger	1.3	Law	3.3(a)
Change of Recommendation	6.7(e)	Liens	3.2
Closing	1.2	Limited Guaranty	Recitals
Closing Date	1.2	Material Adverse Effect	3.1(b)
Company	Preamble	Material Permits	3.11
Company Acquisition Agreement	6.7(e)	Merger	Recitals
Company Board	Recitals	Merger Agreement	Recitals
Company Board Recommendation	Recitals	Merger Consideration	1.5(a)
Company Bylaws	3.1(a)	Merger Sub	Preamble
Company Certificate	3.1(a)	Merger Sub Common Stock	1.5(c)
Company Common Stock	1.5(a)	Notice of Superior Proposal	6.7(f)
Company Contract	3.15(a)	NYSE	3.3(a)(iii)
Company Preferred Stock	3.5(a)	Parent	Preamble
Company Restricted Stock	1.6(a)	Parent Material Adverse Effect	4.1(b)
Company SEC Reports	3.7(a)	Parent Termination Fee	8.3(c)
Company Termination Fee	8.3(b)	Parties	Preamble
Company Warrant	1.6(b)	Paying Agent	2.1
Confidentiality Agreement	6.3(b)	Person	2.2(a)
D&O Premium	6.5(c)	PRC	3.25(a)
Debt Financing Sources	6.9(g)(ii)	Proceeding	3.1(a)
DGCL	Recitals	Proxy Statement	3.6
Disclosure Letter	3.21	Regulatory Approvals	3.6
Dissenting Shares	1.7(a)	Representatives	6.7(b)
Effective Time	1.3	Rollover Agreement	Recitals
End Date	8.1(c)(i)	Rollover Holders	Recitals
Environmental Laws	3.20	Rollover Shares	Recitals
Equity Incentive Plan	1.6(a)	SEC	3.6
Evaluation Date	3.16	Securities Act	3.7(a)
Exchange Act	3.7(a)	Solicited Person	6.7(a)
Exchange Fund	2.1	Special Committee	Recitals
Excluded Party	6.7(b)	Stockholder Approvals	3.3(c)
i

Stockholders' Meeting	3.17	Terminate Alternative Transaction
Subsidiary	3.2	Proposal	6.7(b)
Superior Proposal	6.7(i)(ii)	Total Common Stock Consideration	1.5(a)
Surviving Corporation	Recitals	Warrant Payments	1.6(b)
Takeover Statute	3.22

ii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of May 3, 2011 (this "Agreement"), by and among Rightmark Holdings Limited, a British Virgin Islands company ("Parent"), Rightmark Merger Sub Limited, a Delaware corporation and a wholly owned, direct subsidiary of Parent ("Merger Sub"), China Security & Surveillance Technology, Inc., a Delaware corporation (the "Company" and, together with Parent and Merger Sub, the "Parties") and Mr. Guoshen Tu (solely for the purpose of Section 6.15) .

RECITALS

WHEREAS, the Parties and Mr. Guoshen Tu entered into that certain Agreement and Plan of Merger dated as of April 20, 2011 (the "Merger Agreement"), upon the terms and subject to the conditions of which and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub will merge with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger (sometimes referred to herein in such capacity as the "Surviving Corporation");

WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, certain beneficial owners (the "Rollover Holders") of Company Common Stock entered into a Rollover Agreement (the "Rollover Agreement") pursuant to which the Rollover Holders agreed, among other things, to contribute the shares set forth on Exhibit A owned by such Rollover Holders (the "Rollover Shares") to Parent immediately prior to the Effective Time of the Merger;

WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, Mr. Guoshen Tu entered into a limited guaranty in favor of the Company with respect to certain obligations of Parent and Merger Sub under the Merger Agreement (the "Limited Guaranty");

WHEREAS, the Parties and Mr. Guoshen Tu desire to amend and restate the Merger Agreement as set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the Special Committee of the Company Board (the "Special Committee"), has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company, (b) approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement (the "Company Board Recommendation"), in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger and the Financing, are advisable and in the best interests of their respective stockholders, and has approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and consummation of the transactions contemplated hereby, including the Merger and the Financing, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree to amend and restate the Merger Agreement as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger.

1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Beijing time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 30th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China, on the second (2nd) Business Day after the satisfaction or (to the extent permitted by applicable Law) waiver by the Party or Parties entitled to the benefits of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." As used in this Agreement, the term "Business Day" shall mean any day other than Saturday, Sunday or a day on which banking institutions in New York, the People's Republic of China or Hong Kong are authorized or obligated under applicable Law to be closed.

1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with the relevant provisions of the DGCL. The term "Effective Time" shall be the time when the filing of the Certificate of Merger becomes effective or at such other date and time as may be agreed to by Parent and the Company prior to the Closing Date and specified in the Certificate of Merger.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation, all as provided in the DGCL and other applicable Laws of the State of Delaware.

1.5 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a) Conversion of Company Common Stock. Each share of common stock, par value US$0.0001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding the Rollover Shares, any shares of Company Common Stock to be cancelled pursuant to Section 1.5(b) and any Dissenting Shares) shall be converted into the right to receive an amount in cash equal to US$6.50 (the "Merger Consideration"), without any interest thereon. The sum of the cash payable to all holders of Company Common Stock in the aggregate is referred to as the "Total Common Stock Consideration." All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.5(a) shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time, and each certificate (or evidence of shares in book-entry form) that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each such certificate or evidence, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(b) Cancellation of Company Common Stock Owned by Parent or Merger Sub. Each share of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist as of the Effective Time, and no conversion thereof and no consideration shall be made with respect thereto.

(c) Common Stock of Merger Sub. Each share of common stock, par value US$0.0001 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value US$0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

1.6 Stock-Based Awards and Warrants.

(a) Each share of Company Common Stock that, immediately prior to the Effective Time, is subject to vesting and/or forfeiture restrictions ("Company Restricted Stock") under the equity incentive plan adopted by the Company Board on February 7, 2007 and subsequently amended in February 2010 (the "Equity Incentive Plan") shall become fully vested immediately prior to the Effective Time, and each such share of Company Restricted Stock shall be treated as a share of Company Common Stock for all purposes of this Agreement.

(b) At the Effective Time, each warrant to purchase shares of Company Common Stock issued on July 31, 2006 (the "2006 Warrant") and each warrant to purchase shares of Company Common Stock issued on July 23, 2008 (the "2008 Warrant" and together with the 2006 Warrant, the "Company Warrant") that is outstanding at the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Warrant immediately following the Effective Time an amount in cash (without interest) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share of such Company Warrant and (ii) the number of Shares subject to such Company Warrant (such payments, collectively, the "Warrant Payments"); provided, that if the exercise price per Share of any such Company Warrant is equal to or greater than the Merger Consideration, such Company Warrant shall be cancelled without any cash payment being made in respect thereof.

(c) At or prior to the Effective Time, the Company shall take all actions reasonably necessary to (i) effect the measures contemplated by this Section 1.6, including the adoption of any plan amendments, obtaining the approval of the Company Board or a committee thereof, and/or obtaining any necessary consents of the holders of the Company Warrants or shares of the Company Restricted Stock and (ii) cause there to be no rights under the Equity Incentive Plan or the Warrants Agreements to acquire Company Common Stock following the Effective Time.

(d) Prior to the Effective Time, the Company shall take all such steps as may be required to cause the conversion of Company Common Stock held by each individual who is a director or officer of the Company subject to the Section 16 of the Exchange Act immediately prior to the Effective Time into the right to receive Merger Consideration pursuant to Section 1.5(a) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

1.7 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, and are held by stockholders of the Company who are entitled to appraisal rights under section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration as described in Section 1.5(a), but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to section 262 of the DGCL; provided that if any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such stockholder's right to appraisal and payment under the DGCL, such stockholder's shares of Company Common Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (without any interest) as described in Section 1.5(a), and such shares shall not be deemed to be Dissenting Shares. Parent shall promptly deposit with the Paying Agent any additional funds necessary to pay in full the Total Common Stock Consideration so due and payable to such stockholders who have failed to perfect or who shall have effectively withdrawn or lost such right to seek payment of the appraisal value of such Dissenting Shares.

(b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any shares of Company Common Stock or withdrawals of such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, or as required by applicable Law, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

1.8 Changes in Company Common Stock. If, between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, readjustment or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted to reflect such change.

1.9 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, each of the certificate of incorporation and bylaws of the Surviving Corporation shall be amended in its entirety to read as the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable Law, in each case except to the extent necessary to (a) comply with Section 6.5 and (b) reflect that the name of the Surviving Corporation shall be China Security & Surveillance Technology, Inc. until thereafter amended as provided therein and by applicable Law.

1.10 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Company as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that is reasonably acceptable to the Company as may be designated by Parent at its own cost and expense (the "Paying Agent"), for the benefit of the holders of shares of Company Common Stock, immediately prior to the Effective Time (excluding Rollover Shares, any shares of Company Common Stock to be cancelled pursuant to Section 1.5(b) and any Dissenting Shares), cash in an amount sufficient for the Paying Agent to make payments under Sections 1.5(a), 1.6(a), 1.6(b) and 1.7(a), by wire transfer of immediately available funds (such cash amount being hereinafter referred to as the "Exchange Fund"). The Paying Agent shall also act as the agent for the holders of shares of Company Common Stock for the purpose of holding the Certificates and shall obtain no rights or interests in the shares represented by such Certificates. The Exchange Fund shall, pending its disbursement to the holders of shares of Company Common Stock, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (a) short-term direct obligations of the United States of America, (b) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (c) short-term commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard and Poor's Ratings Services or (d) certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding US$1 billion; provided that no such investment or losses shall affect the amounts payable to such holders and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Sections 1.5(a), 1.6(a), 1.6(b) and 1.7(a) . Earnings from investments, subject to the immediately preceding proviso, shall be the sole and exclusive property of Parent and the Surviving Corporation. The Exchange Fund shall not be used for any other purpose.

2.2 Exchange Procedures.

(a) Promptly after the Effective Time (but in no event later than five (5) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or other entity ("Person") who was at the Effective Time a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.5(a) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates that formerly evidenced the shares of Company Common Stock shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which shall have such customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates pursuant to such letter of transmittal in exchange for the Merger Consideration (which instructions shall provide that, at the election of the surrendering holder, such Certificates (including, as applicable, any book-entry shares) may be surrendered and the Merger Consideration in exchange therefor collected by hand delivery), in each case in form and substance reasonably agreed to by Parent and the Company.

(b) Upon (i) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto or (ii) receipt of an "agent's message" by the Paying Agent, as applicable, in the case of shares held in book-entry form, and such other documents as may be reasonably required by the Paying Agent and reasonably approved by Parent and the Company, the holder of such Certificate (including, as applicable, book-entry shares) shall be entitled to receive in respect of each share previously represented thereby cash in the amount of the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Sections 1.5(a), 1.6(a), 1.6(b) or 1.7(a) .

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be an obligation of payment that (i) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Paying Agent that such tax either has been paid or is not payable.

(d) Until surrendered as contemplated by this Section 2.2, each Certificate (including, as applicable, book-entry shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in respect of the number of shares previously represented thereby. From and after the Effective Time, holders of Certificates (including, as applicable, book-entry shares) shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

2.3 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or earnings from investments received with respect thereto) that remains undistributed to the holders of Company Common Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand by the Surviving Corporation, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their respective claims for the Merger Consideration that may be payable upon due surrender of their Certificates (or the payments pursuant to Section 1.6(a) or 1.6(b), as applicable), as determined pursuant to this Agreement (subject to abandoned property, escheat or other similar Laws), without any interest thereon. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of a Certificate for Merger Consideration that was required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law and was so delivered.

2.4 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate; provided, however, the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to the Surviving Corporation, or a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate alleged to have been lost, stolen or destroyed.

2.5 Transfer Books. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.4, if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Disclosure Letter (it being understood that any information set forth on one section or subsection of the Disclosure Letter shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) or (b) as set forth in the Company SEC Reports, other than disclosures in the Company SEC Reports contained in the "Risk Factors" and "Forward Looking Statements" sections to the extent they are general, nonspecific, forward-looking or cautionary in nature (in each case, other than specific factual information contained therein) the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its Certificate of Incorporation as amended to date (the "Company Certificate") or its Bylaws (the "Company Bylaws"). None of the Subsidiaries of the Company is in material violation or material default of any of the provisions of its certificate of incorporation, bylaws or other equivalent organizational documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, does not have or would not reasonably be expected to have a Material Adverse Effect, and no litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency ("Proceeding") has been instituted or threatened in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. True, complete and correct copies of the Company Certificate and the Company Bylaws, as in effect as of the date of this Agreement, have been publicly filed by the Company as part of the Company SEC Reports.

(b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company and its Subsidiaries, any circumstance, event, change, effect or development that, individually or in the aggregate together with all other circumstances, events, changes, effects or developments, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, liabilities, properties or business of such Party and its Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include circumstances, events, changes, effects or developments arising out of, relating to or resulting from (i) changes in GAAP or regulatory accounting requirements or changes in Laws (or interpretations thereof) applicable to the Company or any of its Subsidiaries, (ii) changes, effects or circumstances in the industries or markets in which the Company or any of its Subsidiaries operates, (iii) changes in general economic, political or financial market conditions, (iv) any suit, claim, request for indemnification or proceeding brought by any current or former stockholders of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities Laws or otherwise in connection with this Agreement or the transactions contemplated hereby, (v) any declines or other changes in the Company's stock price or the trading volume of the Company's stock or any failure by the Company to meet any public estimates or expectations of the Company's revenue, earnings or other financial performance, credit rating or results of operations for any period or any failure by the Company to meet any internal budgets, projections, plans or forecasts of its revenues, earnings or other financial performance or results of operations, (vi) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (vii) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing; (viii) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (ix) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters or similar force majeure events or (x) actions or omissions taken with the prior written consent of the other Parties hereto or expressly required or permitted by this Agreement; provided, further, that in the case of the foregoing clauses (i), (ii) and (iii), the impact of such change, effect or occurrence is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.

3.2 Subsidiaries. All of the Subsidiaries of the Company are set forth in the Company SEC Reports. Except as disclosed in the Company SEC Reports, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions ("Liens"), and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid except as permitted under applicable Law,non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary. As used in this Agreement, the term "Subsidiary" means any entity in which the Company directly or indirectly, owns at least a majority of capital stock or holds at least a majority of equity or similar interest and shall, where applicable, include any subsidiary of the Company formed or acquired after the date of this Agreement.

3.3 Authorization, Special Committee and Fairness.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by it of the Merger and other transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and, except for the Stockholder Approvals, no further action is required on the part of the Company in connection therewith. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by any applicable national, federal, provincial, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (including the New York Stock Exchange ("NYSE")), as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time ("Law").

(b) The Special Committee is composed of three (3) members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company's management. The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to make the Company Board Recommendation to the holders of Company Common Stocks. The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement be submitted to the holders of Company Common Stock for their approval.

(c) The affirmative vote (in person or by proxy) of the holders of both (i) a majority of the outstanding shares of Company Common Stock and (ii) a majority of the outstanding shares of Company Common Stock (other than the shares of Company Common Stock owned by Parent, Merger Sub, the Rollover Holders, and their respective Affiliates) at the Stockholders’ Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the "Stockholder Approvals") is the vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

3.4 No Conflicts. Except as set forth in Section 3.4 of the Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated hereby do not and will not (a) conflict with or violate any provision of the Company Certificate or Company Bylaws, or the certificate of incorporation, bylaws or other equivalent organizational documents of any Subsidiary of the Company, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (c) conflict with or result in a violation of any Law applicable to the Company or a Subsidiary, or by which any property or asset of the Company or a Subsidiary is bound or affected that, in respect of clauses (b) and (c), would reasonably be expected to result in a Material Adverse Effect.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 290,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, US$0.0001 par value per share ("Company Preferred Stock") of which, as of the date of this Agreement, 89,722,023 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding. As of the date of this Agreement, (i) 77,722,023 shares of Company Common Stock are issued and outstanding (excluding shares of Company Restricted Stock); (ii) 12,000,000 shares of Company Common Stock are reserved for issuance under the Equity Incentive Plan; (iii) 12,000,000 shares of Company Restricted Stock are issued and outstanding; and (iv) an aggregate of 157,373 shares of Company Common Stock are subject to or otherwise deliverable in connection with outstanding Company Warrants. Except as set forth in the Company SEC Reports, the Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act. Except as disclosed in the Company SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Company Common Stock or Company Preferred Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Company Common Stock or Company Preferred Stock. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as disclosed in the Company SEC Reports, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company's capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company's stockholders. As used in this Agreement, the term "Knowledge" means the knowledge of Mr. Guoshen Tu, Chairman and Chief Executive Officer of the Company, and Mr. Terence Yap, Chief Financial Officer of the Company.

(b) Each grant of Company Restricted Stock was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the Financial Statements in accordance with GAAP consistently applied.

3.6 Consents and Approvals. Assuming that the Filings and Regulatory Approvals referred to in Section 4.5 are duly made and obtained, as applicable, and except for (a) filings of applications, notices, petitions, filings, registrations, declarations, submissions and other documentation ("Filings") with, and permits, consents, approvals, authorizations, clearances, exemptions, nonobjections, waivers or orders (collectively, the "Regulatory Approvals") from, each federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory, self-regulatory or enforcement authority or instrumentality, whether domestic, foreign or supranational (each, a "Governmental Entity") set forth in the Disclosure Letter, (b) the filing with the Securities and Exchange Commission (the "SEC") of a Proxy Statement relating to the Stockholders' Meeting (together with any supplements or amendments thereto, the "Proxy Statement") and other filings required under, and compliance with other applicable requirements of, the Exchange Act, including a Schedule 13E-3 and filings on Form 8-K, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (d) any Filings or Regulatory Approvals in connection with compliance with the rules of the NYSE, (e) any Filings under any applicable antitrust or competitive Laws, and (f) such other Filings or Regulatory Approvals the failure of which to be made or obtained, as applicable, would not have a Material Adverse Effect, no Filings with, or Regulatory Approvals from, any Governmental Entity are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

3.7 Company SEC Reports; Financial Statements.

(a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2009, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "Company SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such Company SEC Reports prior to the expiration of any such extension. As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Report was amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Report was amended or supplemented, then as of the date of effectiveness of such amendment or supplemented), the Company SEC Reports complied, as to form, in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable, and none of the Company SEC Reports, as of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Report was amended, then as to the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Report was amended, then as of the date of effectiveness of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

3.8 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the Company SEC Reports, except as specifically disclosed in a subsequent Company SEC Report filed prior to the date of this Agreement, (a) there has been no event, occurrence or development that has had or that would reasonably be expected to have a Material Adverse Effect, (b) the Company has not incurred any liabilities (contingent or otherwise) in excess of US$2,000,000 other than (i) liabilities incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or disclosed in filings made with the SEC, (c) the Company has not altered its method of accounting, (d) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (e) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to the Equity Incentive Plan. Except for the Merger or other transactions contemplated hereby or as disclosed in the Company SEC Reports, no event, liability or development has occurred or exists on or after December 31, 2010 with respect to the Company or its Subsidiaries or their businesses, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities Laws. For purposes of this Agreement, "Affiliate" means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

3.9 Legal Proceedings. As of the date of this Agreement, except as set forth on Section 3.9 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or to the Company's Knowledge, threatened in writing, Proceedings of any nature against the Company or any of its Subsidiaries or to which any of their properties or assets is subject, that if adversely determined, would reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, there is no material judgment, order, injunction or decree ("Judgment") (other than those of general application that apply to similarly situated companies) outstanding against the Company, any of its Subsidiaries or any of their material properties or assets.

3.10 Compliance. Neither the Company nor any Subsidiary (a) is in material default under or in material violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a material default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is in violation of any order of any court, arbitrator or Governmental Entity, or (c) is or has been in violation of any Law, including without limitation, (i) any Law applicable to its business, (ii) the Currency and Foreign Transactions Reporting Act of 1970, as amended, or any money laundering Laws, and (iii) any Laws related to health, safety or the environment, including those relating to the regulation of hazardous substances, except for any such default or violation in respect of clauses (a), (b) or (c), which would reasonably be expected to result in a Material Adverse Effect.

3.11 Regulatory Permits. The Company and the Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate Governmental Entity necessary to conduct their respective businesses as described in the Company SEC Reports ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Material Permit.

3.12 Title to Assets. The Company and the Subsidiaries have valid land use rights for all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries, (ii) Liens that are not reasonably likely to have a Material Adverse Effect, (iii) Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties, (iv) mechanics', carriers', workmen's, repairmen's, materialmen's or other Liens or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings, (v) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions), (vi) Liens imposed by applicable Law, (vii) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations, (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (ix) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries, (x) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement, and (xi) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in material compliance.

3.13 Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights necessary or material for use in connection with their respective businesses as described in the Company SEC Reports and which the failure to so have would have a Material Adverse Effect (collectively, the "Intellectual Property Rights"); provided, however that the foregoing representation shall be subject to the Knowledge of the Company in respect of Intellectual Property Rights owned by third parties. Neither the Company nor any Subsidiary has received a written notice that any of the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the intellectual property rights of any Person. To the Knowledge of the Company, all such Intellectual Property Rights owned by the Company or its Subsidiaries are enforceable and there is no existing infringement by another Person of any of the material Intellectual Property Rights owned by the Company or its Subsidiaries. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their material confidential intellectual properties.

3.14 Insurance. The business and operations of the Company and the Subsidiaries in the People's Republic of China are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company deems adequate for the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.15 Contracts.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date of this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a) is referred to herein as a "Company Contract."

(b) (i) Each Company Contract is valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)), and is in full force and effect, and (ii) as of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Contract is in material breach of or material default under the terms of any Company Contract.

3.16 Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the United States Sarbanes-Oxley Act of 2002 which are applicable to it. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by the Company's most recently filed periodic report under the Exchange Act (such date, the "Evaluation Date"). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company's internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

3.17 Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with thea SEC, or at any time such document is amended or supplemented, contained any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the meeting of stockholders for the purpose of considering and taking action upon this Agreement (the "Stockholders' Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

3.18 Opinion. The Special Committee has received the opinion of Imperial Capital, LLC to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the consideration to be received by the holders of Company Common Stock (other than shares owned by Parent, Merger Sub and their Affiliates, the Dissenting Shares and the Rollover Shares) pursuant to the Merger is fair, from a financial point of view, to such holders.

3.19 Tax Status. The Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary. The provisions for taxes payable, if any, shown on the financial statements filed with or as part of the Company SEC Reports are sufficient for all accrued and unpaid taxes, whether or not disputed, and for all periods to and including the dates of such consolidated financial statements.

3.20 Environmental Matters. The Company and its Subsidiaries are in compliance in all material respects with applicable Laws relating to (a) the protection of the environment, human health or natural resources, (b) the handling, use, disposal, release or threatened release of any hazardous substance and (c) pollution, contamination or any injury to Persons or property involving any hazardous substance ("Environmental Laws"). There are no material Proceedings pending before, or, to the Company's Knowledge, or threatened in writing by, any Governmental Entity against the Company or its Subsidiaries relating to any noncompliance under Environmental Law and, to the Knowledge of the Company, there is no reasonable basis for any such Proceeding. There are no Judgments by or with any Governmental Entity which would reasonably be expected to result in any material liabilities or obligations under or in respect of any Environmental Law. To the Knowledge of the Company, there are no hazardous substances at any property (currently or formerly owned or leased by the Company or any of its Subsidiaries) under circumstances which would reasonably be expected to result in material liability to or claims against the Company or its Subsidiaries relating to any Environmental Law.

3.21 Disclosure Letter. Simultaneously with the execution of this Agreement, the Company delivered to Parent a letter (the "Disclosure Letter") that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission or evidence of materiality of such item or that such item has had or, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor shall it establish any standard of materiality for any purpose whatsoever. Disclosure of any fact, circumstance or information in any section of the Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other sections of the Disclosure Letter if it is reasonably apparent that such disclosure relates to one or more of all of such sections.

3.22 Application of Takeover Protections. The Company and the Company Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company Certificate, Company Bylaws or Laws of the state of Delaware (each, a "Takeover Statute") that is applicable to the Company as a result of the Parties fulfilling their obligations or exercising their rights hereunder.

3.23 Brokers Fees. Except as set forth in Section 3.23 of the Disclosure Letter, none of the Company or any of its Subsidiaries nor any of their officers, directors or employees has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than Imperial Capital, LLC, the fees and expenses of which will be paid by the Company.

3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Company, its Affiliates or their Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or their businesses, assets or properties, or with respect to any other information provided to Parent, Merger Sub, their Affiliates or their Representatives in connection with the transactions contemplated hereby. None of the Company, its Affiliates or their Representatives will have or be subject to any liability or indemnification obligation to Parent, Merger Sub, their Affiliates or their Representatives resulting from the distribution, or making available, to such Persons, or such Persons' use of, any such information, including any documents, projections, forecasts or other materials made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub hereby acknowledges that the Company make no representations or warranties except for the representations and warranties contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Each of Parent and Merger Sub is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Parent nor Merger Sub is in violation or default of any of the provisions of its respective certificate of incorporation, bylaws or other equivalent organizational documents. Each of the Parent and Merger Sub is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, does not have or cannot reasonably be expected to result in a Parent Material Adverse Effect, and no Proceeding has been instituted or threatened in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. True, complete and correct copies of the certificate of incorporation and bylaws or other equivalent organizational documents of each of Parent and Merger Sub, as in effect as of the date of this Agreement, have been delivered to the Company.

(b) As used in this Agreement, the term "Parent Material Adverse Effect" means any circumstance, event, change, effect or development that, individually or in the aggregate, prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement on a timely basis, including the Merger and the Financing.

4.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the Financing. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Merger and the transactions contemplated hereby, have been duly authorized by all necessary action on the part of each of Parent and Merger Sub, and no further action is required on the part of Parent or Merger Sub in connection therewith. The Board of Directors of each of Parent and Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger and the Financing, are advisable and in the best interests of their stockholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors' rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by any applicable Law.

4.3 No Conflicts. The execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Merger, the Financing and the other transactions contemplated hereby do not and will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other equivalent organizational documents of Parent or its Subsidiaries, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of Parent or Merger Sub or otherwise) or other understanding to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or (c) conflict with or result in a violation of any Law applicable to Parent or Merger Sub, or by which any property or asset of Parent or Merger Sub is bound or affected.

4.4 Capitalization.

(a) The authorized share capital of Parent consists solely of fifty thousand (50,000) shares of common stock, no par value, of which, as of the date of this Agreement and as of the Effective Time, one (1) share is validly issued and outstanding.

(b) The authorized capital stock of the Merger Sub consists solely of one thousand (1,000) shares of common stock, par value US$0.0001 per share, of which, as of the date of this Agreement and as of the Effective Time, one (1) share is validly issued and outstanding.

(c) As of the date of this Agreement, the authorized capital stock of Intelligent One Limited, a British Virgin Islands corporation ("Intelligent One"), consists solely of fifty thousand (50,000) shares of common stock, no par value, of which, as of the date of this Agreement, one (1) share is validly issued and outstanding. As of the Effective Date, all shares of common stock of Intelligent One issued to the Rollover Holders will be validly issued and outstanding.

(d) Except as disclosed on Schedules 13D filed with the SEC as of the date of this Agreement, none of Parent, Merger Sub, Intelligent One or Mr. Guoshen Tu beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire any Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

4.5 Consents and Approvals. Except for Filings required under and compliance with the applicable requirements of the Exchange Act and the DGCL, no Filings with, or Regulatory Approvals from, any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement.

4.6 Operation and Ownership of Parent, Merger Sub and Intelligent One. Each of Parent, Merger Sub and Intelligent One has been formed solely for the purpose of engaging in the transactions contemplated hereby and it has not conducted any business prior to the date of this Agreement and, prior to the Effective Time, will not have engaged in any business activities or conducted any operations, other than pursuant to this Agreement. As of the date of this Agreement, Mr. Guoshen Tu owns, beneficially and of record, all of the outstanding shares of Intelligent One, free and clear of all Liens, and as of the Effective Time, Mr. Guoshen Tu will own, beneficially and of record, at least eight-six percent (86%) of all of the outstanding shares of Intelligent One, free and clear of all Liens. Intelligent One owns and at the Effective Time will own, beneficially and of record, all of the outstanding shares of Parent, free and clear of all Liens (other than Liens created pursuant to the Financing). Parent owns and, at the Effective Time, will own, beneficially and of record, all of the outstanding shares of Merger Sub Common Stock, free and clear of all Liens (other than Liens created pursuant to the Financing), and upon consummation of the Merger, will own, beneficially and of record, all of the outstanding shares of the Surviving Corporation Common Stock, free and clear of all Liens (other than Liens created pursuant to the Financing).

4.7 Legal Proceedings. There is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent, Merger Sub or any of their respective Affiliates that would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent, Merger Sub or any of their respective Affiliates that would reasonably be expected to have a Parent Material Adverse Effect.

4.8 Parent Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of its Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.9 Financing. Parent has delivered to the Company (a) a true and complete copy of the Facility Agreement, dated as of April 20, 2011, between Parent and China Development Bank Corporation Hong Kong Branch (the "Facility Agreement"), pursuant to which China Development Bank Corporation Hong Kong Branch has agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the debt amounts set forth therein for the purposes of financing the consummation of the Merger and the other transactions contemplated by this Agreement and related fees and expenses (the "Financing") and (b) the executed Rollover Agreement. The Facility Agreement has not been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated and none of the commitments contained in the Facility Agreement have been withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, the Facility Agreement is in full force and effect and is the legal, valid and binding obligations of Parent and the other parties thereto. As of the date of this Agreement there are no side letters or other agreements, contracts or arrangements related to the funding or investment, as applicable, of the Financing other than as expressly set forth in the Facility Agreement delivered to the Company prior to the date of this Agreement. Parent has fully paid any and all commitment fees or other fees in connection with the Facility Agreement that are payable on or prior to the date of this Agreement. The net proceeds contemplated by the Financing (less any amounts of the Financing to be used by Parent to repay any outstanding debt of the Company) will be sufficient for Merger Sub and the Surviving Corporation to fund and pay, as applicable, on the Effective Date (i) the Exchange Fund and (ii) any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement upon the terms contemplated hereby and all related fees and expenses associated therewith. As of the date of this Agreement, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time or that the Financing (less any amount of the Financing to be used by Parent to repay any outstanding debt of the Company) will not be sufficient for Merger Sub and the Surviving Corporation fund and to pay, as applicable, on the Effective Date (A) the Exchange Fund and (B) any other amounts required in connection with the consummation of the transactions contemplated by the agreement upon the terms contemplated hereby and all related fees and expenses associated therewith. The Facility Agreement contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. The parties hereto agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Facility Agreement.

4.10 Broker's Fees. Neither Parent or any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement, other than Merrill Lynch (Asia Pacific) Ltd., the fees and expenses of which will be paid by Parent.

4.11 Limited Guaranty. Concurrently with the execution of the Agreement, the Mr. Guoshen Tu has delivered to the Company the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the Mr. Guoshen Tu, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors' rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by any applicable Law, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Mr. Guoshen Tu under the Limited Guaranty.

4.12 Solvency. Neither the Parent nor Merger Sub has taken any steps to seek protection pursuant to any bankruptcy Law and neither Parent nor Merger Sub has any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. The Parent and Merger Sub, individually and on a consolidated basis, are not as of the date of this Agreement, and immediately after giving effect to the transactions contemplated hereby to occur at the Closing, including the Financing and the payment of the Exchange Fund and all other amounts, fees and expenses required to be paid in connection with the consummation of the transactions contemplated by this Agreement will not be Insolvent (as defined below). For purposes of this Agreement, "Insolvent" means, with respect to any Person (a) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total Indebtedness, (b) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (d) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. For the purposes of this Agreement, "Indebtedness" means (i) any liabilities for borrowed money or amounts; (ii) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Person's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (iii) the present value of any lease payments in under leases required to be capitalized in accordance with GAAP.

4.13 Interest in Competitors. None of Parent, Merger Sub or any of their Affiliates (other than the Company and its Subsidiaries) own any interest, other than de minimis passive holdings of less than one percent (1%) in a publicly listed company, in any Person (other than the Company and its Subsidiaries) that derives revenues from products, services or lines of business within the Company's products, services or lines of business.

4.14 Certain Actions. As of the date of this Agreement, other than the Rollover Agreement and the Limited Guaranty, there are no agreements (whether oral or written) or undertakings (a) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any member of the Company's management, directors or stockholders, on the other hand, that relate in any way to the transactions contemplated hereby; or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

4.15 Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of (i) the Limited Guaranty, (ii) the Facility Agreement and (iii) the Rollover Agreement (collectively, the "Buyer Group Contracts"). As of the date of this Agreement, other than the Buyer Group Contracts, this Agreement and any other agreements solely between the Debt Financing Sources and its Affiliates, there are no side letters or other oral or written agreements or undertakings relating to the transactions contemplated by this Agreement with any of the following: Mr. Guoshen Tu, the Rollover Holders, the Debt Financing Sources, or any of their respective Affiliates (excluding the Company and its Subsidiaries) (collectively, "Buyer Group Parties").

4.16 Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and its Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company contained in Article III).

4.17 Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections, forecasts, plans and budgets for the business of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, other than fraud in connection therewith.

4.18 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub, their Affiliates or their respective Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to Parent or Merger Sub or their respective businesses, assets or properties, or with respect to any other information provided to the Company, its Affiliates or their respective Representatives in connection with the transactions contemplated hereby. None of Parent, Merger Sub, their Affiliates or their Representatives will have or be subject to any liability or indemnification obligation to the Company, its Affiliates or their Representatives resulting from the distribution, or making available, to such Persons, or such Persons' use of, any such information, including any documents, projections, forecasts or other materials made available in certain "data rooms" or management presentations in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. Except for matters set forth in the Disclosure Letter, as expressly contemplated by or permitted by this Agreement or with the written consent of Parent, during the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects and (b) use reasonable best efforts to maintain and preserve intact its business organization and business relationships and keep available the services of its current key officers and employees.

5.2 Company Forbearances.

(a) During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as set forth in the Disclosure Letter, as expressly contemplated by or permitted by this Agreement or as required by an existing agreement of the Company or any Subsidiary, applicable Law or a Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the written consent of Parent, which shall not be unreasonably conditioned, withheld or delayed:

(i) issue, sell, pledge, dispose, encumber, grant, or authorize any shares of Company Common Stock or any other capital stock of the Company or its Subsidiaries other then pursuant to the Equity Incentive Plan or the Company Warrants;

(ii) (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or (B) directly or indirectly adjust, split, combine, redeem, reclassify, repurchase or otherwise acquire any shares of its stock (other than repurchases of common stock in the ordinary course of business to satisfy obligations under equity incentive, deferred compensation, employee benefit plans or other similar plans or arrangements);

(iii) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in excess of US$2,000,000 other than in the ordinary course of business;

(iv) acquire (including by merger, consolidation or acquisition of stock or assets) all or any portion of the assets, business, deposits or properties of any other entity in excess of US$2,000,000 other than in the ordinary course of business;

(v) amend or otherwise change the Company Certificate or the Company Bylaws or amend or otherwise change the equivalent governing documents of any of the Subsidiaries of the Company in any material respect;

(vi) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(vii) grant any material increases in the compensation of any of its or its Subsidiaries' directors or executive officers other than in the ordinary course of business;

(viii) other than in the ordinary course of business or in accordance with the Equity Incentive Plan (A) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (B) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under the Equity Incentive Plan, (C) enter into, terminate or materially amend the Equity Incentive Plan or any other bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements between the Company or any Subsidiary and any employee of the Company or any Subsidiary, (D) enter into any employment agreement with any officer or employee of the Company or any Subsidiary of the Company, (E) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or its Subsidiaries or any of their beneficiaries, or (F) issue or grant any options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Company Common Stock or Company Preferred Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Company Common Stock or Company Preferred Stock;

(ix) incur or guarantee any long-term indebtedness for borrowed money in excess of US$2,000,000 other than in the ordinary course of business;

(x) enter into, terminate, modify or amend any Company Contract that calls for annual aggregate payments of US$2,000,000 or more with a term longer than one (1) year which cannot be terminated without material penalty upon notice of ninety (90) days or less, other than in the ordinary course of business; or

(xi) agree to take any of the actions prohibited by this Section 5.2(a) .

(b) Notwithstanding anything in Section 5.2(a) or otherwise in this Agreement to the contrary, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as expressly contemplated by or permitted by this Agreement or as required by applicable Law, Parent shall not, and shall not permit any of its Subsidiaries to, without the written consent of the Company, take, or agree to take, any action that would reasonably be expected to (a) adversely affect or materially hinder or delay the performance of its covenants and agreements under this Agreement or (b) result in any of the conditions to effect the Merger or the Financing becoming incapable of being satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement and Schedule 13E-3; Stockholder Approvals.

(a) Subject to Section 6.7, promptly following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement relating to the Stockholders' Meeting and the Company and Parent shall jointly prepare and caused to be filed with the SEC the Schedule 13E-3. Each of the Company and Parent shall, and shall cause its Subsidiaries and Representatives to, provide such information specifically for inclusion or incorporation by reference in the Proxy Statement and Schedule 13E-3 as may be necessary or appropriate so that, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders' Meeting or filing with the SEC (as applicable), the Proxy Statement and Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Parties shall use its reasonable best efforts so that the Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any information relating to Parent, Merger Sub or the Company or any of their respective Affiliates, officers or directors should become known to Parent, Merger Sub or the Company which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company agrees to promptly (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement or Schedule 13E-3 and of any request by the SEC for amendments of, or supplements to, the Proxy Statement or Schedule 13E-3, and (ii) provide Parent with copies of all correspondence between such Party and the SEC with respect to the Proxy Statement and Schedule 13E-3. Prior to filing or mailing (as applicable) the Proxy Statement and Schedule 13E-3 (or any amendment of supplement thereto), or responding to any comments from the SEC with respect thereto, Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement, Schedule 13E-3 and any proposed responses to any SEC comments or communications, and the Company shall consider all additions, deletions or changes suggested thereto by Parent and its counsel in good faith. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement and Schedule 13E-3 as promptly as reasonably practicable.

(b) As promptly as reasonably practicable after the Proxy Statement and Schedule 13E-3 shall have been cleared by the SEC, the Company shall (i) establish a record date for, duly call, give notice of, convene and hold the Stockholders' Meeting and (ii) mail a Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders' Meeting. Subject to Section 6.7(f), the Company shall include in the Proxy Statement the recommendation of the Company Board that the Company's stockholders adopt this Agreement.

6.2 Reasonable Best Efforts.

(a) The Parties shall cooperate with each other and shall, and shall cause each of their respective Subsidiaries or Representatives to, as the case may be, (i) promptly prepare and file all Filings with Governmental Entities that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including the Merger); and (ii) use its reasonable best efforts promptly to (A) obtain all Regulatory Approvals of all Governmental Entities, and to comply with the terms and conditions thereof, and (B) take, or to cause to be taken, all actions, and to do, or to cause to be done, all other things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable (and, in any event, by no later than the End Date). Each Party shall furnish all information reasonably required for any Filing to be made pursuant to this Section 6.2 and shall have the right to review in advance, and each will consult the other on, in each case subject to applicable Laws relating to the confidentiality of information, all of the information relating to such Party or any of its Subsidiaries or Representatives, or otherwise relating to the transactions contemplated by this Agreement, that appears in any such Filing made with, or other written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each Party shall, and shall cause its respective Subsidiaries to, take any and all commercially reasonable actions to avoid (i) the entry of, or to have vacated, lifted, reversed or overturned, any Judgment, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, including vigorously defending any Proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (ii) or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of businesses or assets of Parent, the Company or their respective Subsidiaries or otherwise taking or committing to take actions that limit Parent's or its Subsidiaries' freedom of action with respect to, or their ability to retain, any of their respective businesses or assets or those of the Company or its Subsidiaries, in each case, as may be required in order to avoid the entry of, or to effect the dissolution or lift of, any injunction, temporary restraining order, or other order in any Proceeding, which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement. No Party shall consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the request of any Governmental Entity without the consent of the other Parties to this Agreement.

6.3 Access to Information.

(a) From the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1, upon reasonable notice and subject to applicable Laws relating to the confidentiality of information or requirements of Governmental Entities, each Party shall, and shall cause each of its Subsidiaries to, afford the other Party's Representatives reasonable access, during normal business hours, upon reasonable advance notice, to all of its properties, books, contracts, commitments and records as may reasonably be requested by the other Party. Neither the Company, nor Parent, nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client or other privilege of such Party or such Subsidiaries, (ii) contravene any applicable Law or requirements of Governmental Entities or binding agreement entered into prior to the date of this Agreement or (iii) breach the terms of a confidentiality agreement with a third party (provided, however, that upon the written request of the other Party, such Party shall use its reasonable best efforts to obtain waivers from such third parties), (iv) would, as reasonably determined by the Company's counsel, be reasonably likely to result in antitrust difficulties for the Party or (v) information involves trade secrets of the Company or its Subsidiaries, as reasonably determined by the Company.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Company, the Special Committee and Mr. Guoshen Tu, dated as of February 25, 2011 (the "Confidentiality Agreement").

6.4 Reserved.

6.5 Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a) Parent shall, and shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under benefit plans of the Company and its Subsidiaries (collectively, the "Indemnified Parties"), as provided in the Company Certificate or the Company Bylaws (or equivalent organizational documents of the Company's Subsidiaries), without further action, as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, Parent shall cause the certificate of incorporation and bylaws and indemnification or similar agreements of the Surviving Corporation (or any successor) to contain provisions no less favorable to the Indemnified Parties with respect to rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions than are set forth as of the date of this Agreement in the Company Certificate and the Company Bylaws and indemnification or similar agreements in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification shall be required by applicable Law.

(b) Without limiting the provisions of Section 6.5(a), following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, jointly and severally indemnify and hold harmless each Indemnified Party, and any Person who becomes an Indemnified Party between the date of this Agreement and the Effective Time, against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law); provided that if required by applicable Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation and its other Subsidiaries not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties covered by such Proceeding from all liability arising out of such Proceeding, and does not include an admission of fault or wrongdoing by any Indemnified Party.

(c) Except as provided below, for at least six (6) years after the Effective Time, (i) Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect, on terms and conditions no less advantageous to the Indemnified Parties, or any other Person entitled to the benefit of this Section 6.5, as applicable, than, the existing directors' and officers' liability insurance and fiduciary insurance maintained by the Company as of the date of this Agreement, covering, without limitation, claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently paid by the Company on an annualized basis (the "D&O Premium"), but in such case shall purchase as much of such coverage as possible for such amount); and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may, following consultation with Parent, purchase a six (6) year "tail" prepaid policy on such terms and conditions (provided that the premium for such "tail" policy shall not exceed an amount equal to the D&O Premium), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.5(c) .

(d) The obligations of Parent and the Surviving Corporation and its other Subsidiaries under this Section 6.5 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party, or any other Person entitled to the benefit of this Section 6.5, to whom this Section 6.5 applies, without the consent of the affected Indemnified Party or such other Person, as the case may be. If Parent or the Surviving Corporation or any of their respective Subsidiaries or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to and assume all of the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 shall survive the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation and their respective Subsidiaries, and are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and each other Person entitled to the benefit of this Section 6.5, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.6 Stock Exchange Delisting. After the Effective Time, the Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of the NYSE and Nasdaq Dubai to delist the Company Common Stock from the NYSE and Nasdaq Dubai and the deregistration of the Company Common Stock under the Exchange Act. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and Nasdaq Dubai to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and Nasdaq Dubai and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.7 No Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, from the date of this Agreement until 11:59 p.m. New York City time on the date which is sixty (60) days after the date of this Agreement (the "Go-Shop Period End Date"), the Company and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Special Committee) to directly or indirectly (i) initiate, solicit and encourage Alternative Transaction Proposals, including by way of public disclosure and by way of providing access to non-public information to any Person (each, a "Solicited Person") pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that it has provided to any Solicited Person which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Alternative Transaction Proposals or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations. Within forty-eight (48) hours following the Go-Shop Period End Date, the Company shall notify Parent of the material terms and conditions of the Alternative Transaction Proposals (including any amendments or modifications thereof) received from any Excluded Party and the identity thereof. The Company shall immediately cease any discussions with any Person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected, to lead to an Alternative Acquisition Proposal, except as otherwise expressly provided in Sections 6.7(b) and 6.7(c) . As used in this Agreement, the term "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and shall not prohibit the Company from providing information to Parent which the Company is required to provide pursuant to Sections 6.7(a) and 6.7(d) .

(b) The Company agrees that, after the Go-Shop Period End Date until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1 hereof, it shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective directors, officers, employees, advisors, representatives or agents (collectively, "Representatives") to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly induce an Alternative Transaction Proposal; (ii) provide any material non-public information concerning the Company or its Subsidiaries to any Person in connection with an Alternative Transaction Proposal; or (iii) engage in any discussions or negotiations with any third party concerning an Alternative Transaction Proposal. Notwithstanding the foregoing, the Company may take and continue to take any of the actions described in Section 6.7(a) and, subject to Section 6.7(d), from and after the Go-Shop Period End Date with respect to any Solicited Person that, prior to the Go-Shop Period End Date, has made a bona fide Alternative Transaction Proposal that the Company Board and the Special Committee determines in good faith (after consultation with the Company's outside financial and legal advisors) constitutes or would reasonably be expected to result in a Superior Proposal (each such Solicited Person, an "Excluded Party"); provided that, for purposes of qualifying as an Excluded Party, the term "Alternative Transaction Proposal" shall have the meaning assigned to such term in Section 6.7(i)(i) except that the references to "twenty percent (20%)" shall be deemed to be references to "fifty percent (50%)." Notwithstanding anything contained in this Section 6.7(b) to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Alternative Transaction Proposal made by such party is withdrawn, is terminated or expires, or the Company Board and the Special Committee determines in good faith (after consultation with the Company's outside financial and legal advisors) that such Alternative Transaction Proposal ceases to constitute, or ceases to be reasonably likely to lead to, a Superior Proposal (a "Terminated Alternative Transaction Proposal"). At the Go-Shop Period End Date, other than with respect to Persons who at the Go-Shop Period End Date are Excluded Parties, and at any subsequent time with respect to any Person (including a formerly Excluded Party) that has made an Alternative Transaction Proposal that becomes a Terminated Alternative Transaction Proposal, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with such Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Alternative Transaction Proposal and shall use reasonable best efforts to require such Person to promptly return or destroy any confidential information previously furnished by the Company, any of its Subsidiaries or any of their respective Representatives.

(c) Notwithstanding anything to the contrary contained in Section 6.7(b), in the event that, prior to the receipt of Stockholder Approvals, the Company receives an unsolicited Alternative Transaction Proposal that the Special Committee determines in good faith (after consultation with the Company's outside financial and legal advisors) constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may take the following actions:

(i) furnish information concerning the Company and its Subsidiaries to the Person making such Alternative Transaction Proposal (and its respective Representatives) pursuant to an Acceptable Confidentiality Agreement; and

(ii) engage in discussions or negotiations (including, as a part thereof, making counterproposals) with such Person (and its Representatives) with respect to such Alternative Transaction Proposal.

(d) Following the Go-Shop Period End Date, the Company shall promptly (and in any event within forty-eight (48) hours) advise Parent, orally and, as promptly as practicable thereafter, in writing, of (i) any Alternative Transaction Proposal, (ii) any initial request for non-public information concerning the Company or any of its Subsidiaries related to, or from any Person who would reasonably be expected to make an Alternative Transaction Proposal or (iii) any initial request for discussions or negotiations related to any Alternative Transaction Proposal, in each case of this clause (i), (ii) and (iii) received after the Go-Shop Period End Date, and in connection with such notice, provide the material terms and conditions thereof and the identity of the Person making such Alternative Transaction Proposal or request. The Company shall keep Parent reasonably informed in all material respects of the status and details (including material amendments to the terms thereof) of such Alternative Transaction Proposal or request received after the Go-Shop Period End Date.

(e) Except as otherwise provided in this Agreement, the Company Board shall not (i)(A) withdraw (or modify in a manner adverse to Parent and Merger Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent and Merger Sub), the Company Board Recommendation or (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Alternative Transaction Proposal (any action in this clause (i) being referred to as a "Change of Recommendation") or (ii) adopt, approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (each, a "Company Acquisition Agreement") constituting or related to any Alternative Transaction Proposal (other than an Acceptable Confidentiality Agreement referred to in Section 6.7(b)(i)) . Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of Stockholder Approvals, (x) if the Special Committee determines in good faith (after consultation with the Company's outside legal advisors) that the failure to do so could likely be inconsistent with its fiduciary duties under applicable Law, then the Company Board, acting upon the recommendation of the Special Committee, may make a Change of Recommendation; and (y) if the Company Board determines in good faith (after consultation with the Company's outside financial and legal advisors) that an Alternative Transaction Proposal constitutes a Superior Proposal, then the Company may make a Change of Recommendation, enter into a Company Acquisition Agreement with respect to such Superior Proposal and/or terminate this Agreement in accordance with Section 8.1(d)(ii) .

(f) The Company shall not be entitled to effect a Change of Recommendation or terminate this Agreement as permitted under Section 8.1(d)(ii) unless (i) the Company has provided written notice (a "Notice of Superior Proposal") at least three (3) Business Days in advance to Parent and Merger Sub advising Parent that the Company Board intends to make a Change of Recommendation or enter into a Company Acquisition Agreement with respect to an Alternative Transaction Proposal that either constitutes or could reasonably be expected to constitute a Superior Proposal, as applicable, and specifying the reasons therefor, and, if such Change of Recommendation is being made as a result of a Superior Proposal, the terms and conditions of such Alternative Transaction Proposal that is the basis of the proposed action by the Company Board (including the identity of the Person making the Alternative Transaction Proposal and any financing materials related thereto, if any) and (ii) with respect to an Alternative Transaction Proposal received after the Go-Shop Period End Date, the Company has provided a Notice of Superior Proposal to Parent, and during the three (3)-Business Day period following Parent's and Merger Sub's receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Facility Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and following the end of the three (3)-Business Day period, the board of directors of the Company and the Special Committee shall have determined in good faith, taking into account any changes to this Agreement and the Facility Agreement proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Alternative Transaction Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.7(f)(ii) .

(g) Nothing in this Agreement shall restrict the Company from issuing a "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable Law.

(h) The Company shall have the right to reimburse the reasonable out-of-pocket expenses of any Person that has submitted an Alternative Transaction Proposal prior to the receipt of the Stockholder Approvals, if (i) the Special Committee shall have determined in good faith that such Alternative Transaction Proposal constitutes a Superior Proposal and intended to effect a Change of Recommendation, (ii) in response to such intended Change of Recommendation, Parent shall have revised the terms and conditions of this Agreement in accordance with Section 6.4(f)(ii) and (iii) the Company shall have not effected a Change of Recommendation with respect to such Alternative Transaction Proposal due to the fact that the Special Committee shall have determined that the Alternative Transaction Proposal submitted by such Person no longer constitutes a Superior Proposal in consideration of such revision of the terms and conditions of this Agreement by Parent.

(i) As used in this Agreement, the following terms shall have the following meanings:

(i) As used in this Agreement, the term "Alternative Transaction Proposal" means any proposal or offer made by any Person (other than Parent, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

(ii) As used in this Agreement, the term "Superior Proposal" means a written Alternative Transaction Proposal (provided that for purposes of this definition, references to "twenty percent (20%)" in the definition of Alternative Transaction Proposal shall be deemed to be references to "fifty percent (50%)") on terms which the Company Board and Special Committee determines in good faith (after consultation with the Company's outside legal and financial advisors) to be more favorable to the Company's stockholders from a financial point of view than the terms of this Agreement (taking into account such factors as the Company Board deems appropriate, including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) and to be reasonably capable of being consummated on the terms proposed.

6.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, or could have a Parent Material Adverse Effect, and (b) any Proceedings commenced or, to the Knowledge of the Company or the knowledge of Parent, as the case may be, threatened against, relating to or involving or otherwise affecting such Party or any of its Affiliates which relate to this Agreement or the transactions contemplated hereby.

6.9 Financing.

(a) Each of Parent and Merger Sub shall use, and cause its Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done (including, if necessary, enforcement of their respective rights under the Facility Agreement), all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Facility Agreement, including using (and causing their Affiliates to use) their respective reasonable best efforts to (i) satisfy, or cause their Representatives to satisfy, on a timely basis all conditions applicable to Parent, Merger Sub or their Representatives in such definitive agreements, and (ii) cause the lenders and any other Persons providing the Financing (the "Debt Financing Sources") to fund the Financing at the Effective Time. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Facility Agreement, Parent and Merger Sub shall use their respective reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from alternative sources, on terms not materially less favorable in the aggregate to Parent and Merger Sub (and their respective Affiliates) than those set forth in the Facility Agreement as in effect on the date of this Agreement, in an amount sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement (the "Alternative Financings"); provided, that, notwithstanding anything to the contrary in this Section 6.9 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required to amend or waive any of the terms or conditions hereof. Parent shall deliver to the Company as promptly as practicable (and no later than two Business Days) after such execution, true and complete copies of all agreements or other arrangements pursuant to which any such alternative sources shall have committed to provide any such Alternative Financings (the "Alternative Financing Agreements ").

(b) To the extent applicable and subject to the terms and conditions of this Agreement, Parent and Merger Sub shall use their respective reasonable best efforts to obtain the Alternative Financing on the terms and conditions described in the Alternative Financing Agreements. Each of Parent and Merger Sub shall use its reasonable best efforts to: (i) maintain in effect the Alternative Financing Agreements, (ii) satisfy on a timely basis all conditions in the Alternative Financing Agreements within its control, (iii) cause the financing sources for the Alternative Financing to fund the Alternative Financing at the Effective Time; and (iv) enforce its rights under the Alternative Financing Agreements.

(c) Neither Parent nor Merger Sub shall permit any amendment or modification to be made to, or consent to any waiver of any provisions or remedy under, the Facility Agreement and if applicable, the Alternative Financing Agreements, if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount) contemplated in the Facility Agreement and if applicable, the Alternative Financing Agreements, (ii) imposes new or additional conditions that would reasonably be expected to (x) prevent or materially delay the ability of Parent to consummate the Merger and the other transactions contemplated hereby or (y) adversely impact the ability of the Company, Parent or Merger Sub to enforce its rights against the other parties to the Facility Agreement and if applicable, the Alternative Financing Agreements. For the avoidance of doubt, the foregoing shall not prohibit Parent from amending the Facility Agreement to add additional lender(s) (and Affiliates of such additional lender(s)) as a party thereto. Parent shall not release or consent to the termination of the obligations of any party to provide the Financing under the Facility Agreement and, if applicable, the Alternative Financing Agreements. Parent shall give the Company notice promptly (i) upon becoming aware of any breach of any material provisions of, or termination by any party to, the Facility Agreement and, if applicable, the Alternative Financing Agreements or (ii) upon the receipt of any written or oral notice or other communication from any Person with respect to any threatened breach or threatened termination by any party to the Facility Agreement and, if applicable, the Alternative Financing Agreements. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of Parent's efforts to arrange any Alternative Financing, if applicable.

(d) The Company shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its Representatives to, use their reasonable best efforts to cooperate with Parent's reasonable requests in connection with the arrangement consummation and funding or draw-down of the Financing and if applicable, the Alternative Financing Agreements; provided that (i) the Company and its Affiliates (as applicable) shall not be required to pay or agree to pay any fees or reimburse any expenses or give any indemnities to any Person prior to the Effective Time and (ii) such cooperation by the Company or its Affiliates (as applicable) shall not be required to the extent such cooperation unreasonably interferes with the Company's or its Affiliates' (as applicable) on-going operations.

(e) Parent shall, promptly upon termination of this Agreement, (i) reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company in connection with cooperation provided for in Section 6.9(d) and (ii) reimburse the Company and its Representatives for any and all losses suffered or incurred by it in connection with the arrangement of the Financing or, if applicable, the Alternative Financing, and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries). All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent, Merger Sub, its Affiliates or their respective Representatives pursuant to this Section 6.9 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.9.

6.10 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Parties shall use their reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

6.11 Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

6.12 Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Proceedings commenced against such Party which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.13 Publicity. Each of the Company, Parent and Merger Sub shall consult with the other prior to issuing any press release or making other similar public disclosures with respect to this Agreement, the Merger or the other transactions contemplated hereby and prior to making any filings with any Governmental Entity with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such Party's securities are listed or traded, in which case the Party required to make the release or other similar public disclosure or filing shall consult with each other Party to the extent practicable. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form heretofore agreed to by the Parties.

6.14 Merger Sub. Parent will take all commercially reasonable actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness other than the Financing.

6.15 Knowledge of Inaccuracies. Each of Parent and Merger Sub shall promptly notify the Company if at any time before the Closing, Parent or Merger Sub becomes aware of any material inaccuracy in any of the representations and warranties made by the Company in Article III; provided that such notification shall be for informational purposes only, and a failure to provide such notification shall not be grounds for termination pursuant to Section 8.1(e)(i) . Parent shall not have any right to (i) terminate this Agreement under Section 8.1(e)(i) or (ii) claim any damage or seek any other remedy at Law or in equity for any breach or inaccuracy in the representations and warranties made by the Company in Article III to the extent Mr. Guoshen Tu has actual (but not constructive or imputed) knowledge as of the date of this Agreement of such inaccuracy. As of the date of this Agreement, Mr. Guoshen Tu (x) has reviewed the terms and conditions of this Agreement, including each of the representations and warranties made by the Company in Article III, and is not aware of any inaccuracy or breach in the representations and warranties made by the Company in Article III and (y) has no actual (but not constructive or imputed) knowledge of any circumstance, event, change, effect or development, the existence or magnitude of which has or would reasonably be expected to have a Material Adverse Effect.

6.16 Employee Matters. For the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date, the Parent shall provide each employee of the Company and its Subsidiaries with a level of compensation and employee benefits that is no less favorable in the aggregate than the level of compensation and employee benefits provided to such employees immediately prior to the Closing Date. The welfare plans of the Parent or its Affiliates, including, following the Closing Date, the Company, applicable to each employee of the Company and its Subsidiaries (a) shall not contain any exclusions for pre-existing medical or health conditions (to the extent the conditions had been covered under the Company plans as of the Closing Date) and (b) shall credit each employee for the plan year of the Company in which the Closing Date occurs with all deductibles and co-payments applicable to the portion of such plan year occurring prior to the Closing Date. In addition, each employee of the Company and its Subsidiaries shall receive credit for services with the Company, its Subsidiaries and their Affiliates and predecessors under the Parent's employee benefit plans for purposes of eligibility, vesting and benefit accrual; provided, however, that in no event shall such credit result in the duplication of benefits or the funding thereof.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the Parties to consummate the Merger shall be subject to the satisfaction or waiver (to the extent permissible under applicable Law) by Parent and the Company prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. The Stockholder Approvals shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction, or waiver (to the extent permissible under applicable Law) by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, both as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date) and disregarding for this purpose all qualifications or limitations set forth in any representations or warranties as to "materiality", "Material Adverse Effect" and words of similar import. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

7.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver (to the extent permissible under applicable Law) by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect, both as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date) and disregarding for this purpose all qualifications or limitations set forth in any representations or warranties as to "materiality", "Parent Material Adverse Effect" and words of similar import. The Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approvals, by the mutual written agreement of the Company and Parent duly authorized by their boards of directors (in the case of the Company, acting upon the recommendation of the Special Committee);

(b) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approvals, by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued a final order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in or materially contributed to such denial of approval, order, injunction or decree;

(c) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approvals, by either the Company or Parent if (i) the Merger shall not have been consummated on or before April 20, 2012 (the "End Date"); provided that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in or materially contributed to the failure of the Closing to occur by such date; or (ii) the Stockholders' Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approvals contemplated by this Agreement shall not have been obtained;

(d) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approvals, by the Company, if:

(i) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has given rise to or would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company (or, if the End Date is less than thirty (30) calendar days from the date of receipt of such notice, by the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to the Company if a material breach of this Agreement by the Company has been the primary cause of, primarily resulted in or materially contributed to the failure of any such condition capable of satisfaction; or

(ii) the Company enters into a Company Acquisition Agreement relating to a Superior Proposal after (A) complying with the applicable provisions of Section 6.7(e) and (B) paying to Parent the Company Termination Fee payable pursuant to Section 8.3(b) or the fees and expenses reimbursement pursuant to Section 8.3(d), as the case may be; or

(iii) if (A) all the conditions to Closing set forth in Section 7.1 and Section 7.2 have been waived or satisfied (other than those conditions that by their nature are to be satisfied at the Closing); (B) Parent and Merger Sub fail to complete the Closing within two (2) Business Days following the date the Closing should have occurred, (C) the Company has notified Parent in writing that stands and will stand ready, willing and able to consummate the Merger at such time and (D) the Company shall have given Parent written notice of at least one (1) Business Day prior to such termination stating the Company's intention to terminate this Agreement pursuant to this Section 8.1(d)(iii) .

(e) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approvals, by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has given rise to or would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) of this Agreement and (B) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent (or, if the End Date is less than thirty (30) calendar days from the date of receipt of such notice, by the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(e)(i) shall not be available to Parent if a material breach of this Agreement by Parent or Merger Sub has been the primary cause of, primarily resulted in or materially contributed to the failure of any such condition capable of satisfaction; or

(ii) the Company Board effects and has not withdrawn a Change of Recommendation.

(f) This Agreement may be terminated at any time for any reason on or prior to May 4, 2011 by the Company.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.2, specifying the provision or provisions hereof pursuant to which such termination is being effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of their respective Representatives shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated hereby, except that (a) Sections 6.3(b), 6.13 (only with respect to any press release or public disclosures of the termination of this Agreement and not any other press releases issued or public disclosures made thereafter), 8.2 and 8.3, ARTICLE IX and the expenses and other reimbursement provisions of Section 6.9(e) shall survive any termination of this Agreement, and (b) no Party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses.

(a) Except as provided otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

(b) In the event that:

(i) the Company terminates this Agreement pursuant to Section 8.1(d)(ii);

(ii) (A) after the date of this Agreement and prior to the Stockholders' Meeting, any Person shall have made an Alternative Transaction Proposal which proposal has been publicly disclosed and not withdrawn, and thereafter the Company or Parent terminates this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii), and (B) within twelve (12) months after such termination, such Alternative Transaction Proposal shall have been consummated or any definitive written agreement with respect to such Alternative Transaction Proposal shall have been entered into; provided that for the purpose of this clause (ii) the term "Alternative Transaction Proposal" shall have the meaning assigned to such term in Section 6.7(i)(i) except that the references to "twenty percent (20%)" shall be deemed to be references to "fifty percent (50%)."); or

(iii) Parent terminates this Agreement pursuant to Section 8.1(e)(ii), then the Company shall pay Parent a fee in the amount of US$10,000,000 (the "Company Termination Fee"), except that in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) in connection with an Alternative Transaction Proposal received by the Company on or before the Go-Shop Period End Date, the "Company Termination Fee" shall mean a fee in the amount of US$5,000,000. The Company shall pay Parent the Company Termination Fee no later than five (5) Business Days after such termination, in the case of a termination described in Section 8.3(b)(i) or Section 8.3(b)(iii) above, or no later than five (5) Business Days after such the consummation of such transaction, in the case of a termination described in Section 8.3(b)(ii) above. For the purposes of the foregoing, in no event shall the Company be required to pay the Company Termination Fee (x) on more than one (1) occasion or (y) if, at the time this Agreement is terminated, this Agreement could have been terminated by the Company pursuant to Section 8.1(d)(i) . The Parties agree that the payment of the Company Termination Fee shall constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy available to Parent with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable pursuant to this Section 8.3(b) upon termination of this Agreement and, upon payment of the Company Termination Fee, that the Company, its Subsidiaries and any of their respective Representatives shall have no further liability to Parent, its Subsidiaries or any of their respective Representatives hereunder.

(c) In the event that the Company terminates this Agreement (i) pursuant to Section 8.1(d)(i) or 8.1(d)(iii), then Parent shall pay a termination fee to the Company in an amount equal to US$20,000,000 (the "Parent Termination Fee") no later than five (5) Business Days after such termination. The Parties agree that the payment of the Parent Termination Fee shall constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable pursuant to this Section 8.3(c) upon termination of this Agreement by the Company and, upon payment of the Parent Termination Fee, that Parent, its Subsidiaries and any of their respective Representatives shall have no further liability to the Company, its Subsidiaries and any of their respective Representatives hereunder.

(d) In the event that the Company terminates this Agreement pursuant to Section 8.1(d)(ii), in connection with a Superior Proposal received by the Company before the Go-Shop Period End Date, the Company shall reimburse Parent for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources (including commitment fees), experts, consultants and the costs of all filing fees and printing costs) incurred by Parent or its Affiliates in connection with this Agreement or the transactions contemplated hereby in an amount to a maximum amount of US$1,000,000 by payment to Parent of the amount thereof by wire transfer of same day funds as promptly as reasonably practicable (and, in any event, within five (5) Business Days following request therefore).

(e) The payments of the Company Termination Fee and the Parent Termination Fee contemplated by Sections 8.3(b) and 8.3(c), respectively, shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of taxes. The Company and Parent acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. In the event that either Party fails to pay when due any amounts payable under this Section 8.3, then such Party shall (i) indemnify the other Party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) pay to the other Party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to three percent (3%) plus the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4 Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, with the approval of the boards of directors of the Parties at any time; provided, however, that (a) in the case of the Company, the Company Board, acting upon the unanimous recommendation of the Special Committee, has approved such amendment in writing, and (b) after the Stockholder Approvals has been obtained, no amendment shall be made which changes the Merger Consideration or adversely affects the rights of the Company's stockholders hereunder or is otherwise required under any applicable Law to be approved by such stockholders without, in each case, the approval of such stockholders.

8.5 Extension; Waiver. At any time prior to the Effective Time, any Party may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. For the purpose of this Section 8.5, Parent and Merger Sub collectively shall be deemed to be one Party.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 2.2 (Exchange Procedures), 2.3 (Termination of Exchange Fund), 2.4 (Lost, Stolen or Destroyed Certificates), 6.3(b) (Access to Information), 6.5 (Indemnification; Advancement of Expenses; Exculpation and Insurance) and this ARTICLE IX, and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part on or after the Effective Time, which shall survive the consummation of the Merger until fully performed.

9.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to the Company, to:

China Security & Surveillance Technology, Inc.
13/F, Shenzhen Special Zone Press Tower,
Shennan Road, Futian, Shenzhen 518034, PRC
Attention: General Counsel
Facsimile: +86 755 8351 0815

with a copy to:

Shearman & Sterling LLP
12th Floor, Gloucester Tower
The Landmark
15 Queen's Road, Central, Hong Kong
Attention: Gregory Puff
Facsimile: +852 2978 8082

(b) if to Parent or Merger Sub, to:

13/F, Shenzhen Special Zone Press Tower,
Shennan Road, Futian, Shenzhen 518034, PRC
Attention: General Counsel
Facsimile: +86 755 8351 0815

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue
Beijing 100004 China
Attention: Michael V. Gisser
                   Peter X. Huang
Facsimile: +86 10 6535 5577

9.3 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Sections of the Disclosure Letter, such reference shall be to an Article or Section of or Exhibit or Section of the Disclosure Letter to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "hereby," "herewith," "hereto" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. All Sections of the Disclosure Letter and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.4 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Entire Agreement. This Agreement (including the Facility Agreement, the Limited Guaranty, the Rollover Agreement, the Disclosure Letter and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

9.6 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles. The Parties agree that any Proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the Parties submits to the jurisdiction of any such court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

9.7 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. The Parties hereby agree that, except as otherwise provided herein (including Sections 6.5 and 6.9), and the rights which are explicitly provided to third party beneficiaries of the Limited Guaranty and the Rollover Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.8 Specific Performance. Notwithstanding anything in this Agreement to the contrary, the Parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity or pursuant to this Agreement. Without limiting the foregoing, each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement shall not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief and agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at Law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Any such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have. For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee under Section 8.3(c) and the expenses referred to in Section 8.3(e), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing and payment of all or any portion of the Parent Termination Fee.

9.9 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.10 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Mr. Guoshen Tu have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

RIGHTMARK HOLDINGS LIMITED

By: /s/ Guoshen Tu
Name: Guoshen Tu
Title:

RIGHTMARK MERGER SUB LIMITED

By: /s/ Guoshen Tu
Name: Guoshen Tu
Title:

CHINA SECURITY & SURVEILLANCE
TECHNOLOGY, INC.

By: Peter Mak
Name: Peter Mak
Title: Chairman of Special Committee

Solely for the purpose of agreeing to Section 6.15 of this Agreement

GUOSHEN TU

/s/ Guoshen Tu

ANNEX B

FINANCIAL ADVISOR OPINION

2000 Avenue of the Stars, 9th Floor South Los Angeles, California 90067 TEL 310 246 3700 800 929 2299 FAX 310 246 3714

CONFIDENTIAL

May 3, 2011

The Special Committee of the Board of Directors
China Security & Surveillance Technology, Inc.
13th Floor Shenzhen Special Zone Press Tower
Shennan Road, Futian District
Shenzhen, Guangdong Province 518034, China

Members of the Special Committee:

We understand that China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Rightmark Holdings Limited, a British Virgin Islands company (“Parent”), will acquire the Company. Under the terms of an Amended and Restated Agreement and Plan of Merger, draft dated as of April 29, 2011 (the “Merger Agreement”), by and among the Company, Parent, Rightmark Merger Sub Limited, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Mr. Guoshen Tu (solely for the purpose of Section 6.15 of the Merger Agreement), Parent shall cause Merger Sub to merge (the “Transaction”) with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent, and all of the issued and outstanding shares of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”) (excluding (i) the Rollover Shares (as defined in the Merger Agreement), (ii) shares owned by Parent and Merger Sub and (iii) the Dissenting Shares (as defined in the Merger Agreement)), will be converted into the right to receive US $6.50 in cash per share, without interest (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested that we provide our opinion as to the fairness, from a financial point of view, of the Consideration to the holders of the Company Common Stock (other than the shares owned by Parent, Merger Sub and their affiliates, the Dissenting Shares and the Rollover Shares) in connection with the Transaction. We are not opining on, and this opinion does not constitute an opinion with respect to, the Company’s underlying business decision to effect the Transaction, any legal, tax or accounting issues concerning the Transaction, or any terms of the Transaction (other than the Consideration).

In connection with this opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. We have, among other things:

(i)	Analyzed certain publicly available information of the Company that we deemed to be relevant to our analysis, including the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and quarterly report on Form 10-Q for the quarter ended March 31, 2011;
(ii)	Reviewed certain internal financial forecasts and budgets for the Company prepared and provided by the Company’s management;
(iii)	Held discussions with certain members of the Company’s management to discuss the Company’s operations and future prospects;
(iv)	Reviewed equity research reports and publications;
(v)	Reviewed public information with respect to certain other public companies with business lines and financial profiles which we deemed to be relevant;
(vi)	Reviewed the implied financial multiples and premiums paid in merger and acquisition transactions which we deemed to be relevant;
(vii)	Reviewed current and historical market prices of the Company Common Stock, as well as the trading volume and public float of the Company Common Stock;

The Special Committee of the Board of Directors of China Security & Surveillance Technology, Inc.
May 3, 2011

(viii)	Reviewed the draft Merger Agreement dated as of April 29, 2011; and
(ix)	Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed necessary, including our assessment of general economic and monetary conditions.

In giving our opinion, we have relied upon the accuracy and completeness of the foregoing financial and other information and have not assumed responsibility for independent verification of such information or conducted or have been furnished with any current independent valuation or appraisal of any assets of the Company or any appraisal or estimate of liabilities of the Company. With respect to the financial forecasts, we have assumed, with your consent that we have assumed, and on the advice of the Company’s management, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We have also relied upon the assurances of management of the Company that it is unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We assume no responsibility for, and express no view as to, such financial forecasts or the assumptions on which they are based.

Our opinion is based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof and does not address the fairness of the Consideration as of any other date. These conditions have been and remain subject to volatility and uncertainty, and we express no view as to the impact of such volatility and uncertainty after the date hereof on the Company or the contemplated benefits of the Transaction. In rendering this opinion, we have assumed, with your consent that (i) the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, (ii) the parties to the Merger Agreement will comply with all the material terms of the Merger Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the Transaction.

Our opinion expressed herein has been prepared at your request for the use and benefit of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Transaction. Our opinion does not constitute a recommendation as to how holders of the Company Common Stock should vote or act in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of any alternative transactions discussed by the Special Committee of the Board of Directors and the Board of Directors of the Company. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction or any class of such persons. This opinion may not be reproduced, disseminated, quoted or referred to at any time without our prior written consent, except that a copy of the opinion may be reproduced in full and otherwise referred to in the Company’s proxy statement and related filings in connection with the Transaction.

Pursuant to the terms of the engagement letter between Imperial Capital, LLC (“Imperial Capital”) and the Company, no portion of Imperial Capital’s fee for the delivery of this fairness opinion is contingent upon the conclusions reached in this opinion. In addition to the fairness opinion fee, Imperial Capital is also entitled to (i) a service fee for management of the go-shop process and (ii) an additional fee from the Company upon consummation of the Transaction in the event that the consideration per share exceeds US $6.50. Additionally, pursuant to the terms of the engagement letter between Imperial Capital and the Company, the Company has agreed to indemnify Imperial Capital from certain liabilities arising from this engagement and the delivery of this fairness opinion.

In the past, Imperial Capital has provided investment banking services to the Company unrelated to the Transaction, for which Imperial Capital received compensation, including having acted as co-manager in connection with the Company’s August 2009 common stock offering.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of Imperial Capital.

B-2

The Special Committee of the Board of Directors of China Security & Surveillance Technology, Inc.
May 3, 2011

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than the shares owned by Parent, Merger Sub and their affiliates, the Dissenting Shares and the Rollover Shares) in connection with the Transaction.

Very truly yours,

/s/ Imperial Capital, LLC

B-3

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights

(a)          Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)          Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)          Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)          Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.          Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.          Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.          Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.          Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)          In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)          Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)          Appraisal rights shall be perfected as follows:

(1)          If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)          If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)          Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)          Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)          At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)          After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)          The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)          The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)          From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)          The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL

Internet and telephone voting is available 24 hours a day, 7 days a week through
11:59 PM Eastern Time the day prior to the annual meeting date.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	TELEPHONE	MAIL
[ ]	[ ]	[ ]

Go to the website listed above.	Use any touch-tone telephone.	Mark, sign and date your proxy card.

Have your proxy card ready.	Have your proxy card ready.	Detach your proxy card.

Follow the simple instructions that appear on your computer screen.	Follow the simple recorded instructions.	Return your proxy card in the postage-paid envelope provided.

Please Vote, Sign, Date and Return Promptly in the Enclosed Postage-Paid Envelope

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints [  ], as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of China Security & Surveillance Technology, Inc. (the “Company”) held of record by the undersigned on [  ], 2011, at the Annual Meeting of Stockholders to be held at [  ] local time on [  ], 2011, at [  ] or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE. IF OTHER MATTERS THAN THE PROPOSALS LISTED ON THE REVERSE SIDE ARE PRESENTED AT THE ANNUAL MEETING, THE PERSONS NAMED ABOVE WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT WITH RESPECT TO THOSE MATTERS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR VOTE BY INTERNET OR TELEPHONE FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE.

(Continued and to be signed on the Reverse Side)

(Continued from the Other Side)

DETACH PROXY CARD HERE TO VOTE BY MAIL

The Board of Directors, acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends a vote “FOR” the adoption of the merger agreement, a vote “FOR” Proposal 2, a vote “FOR” the proposal to elect the nominated directors, a vote “FOR” the proposal to ratify the independent auditors, and a vote “FOR” the proposal to approve the compensation of our named executive officers.

					FOR	AGAINST	ABSTAIN
1.	To adopt the Amended and Restated Agreement and Plan of Merger, dated				[ ]	[ ]	[ ]
May 3, 2011, (the “merger agreement”) among the Company, Rightmark
Holdings Limited, a British Virgin Islands company (“Parent”), Rightmark
Merger Sub Limited, a Delaware corporation (“Merger Sub”), and Mr.
Guoshen Tu providing for the merger of Merger Sub with and into the
Company, with the Company surviving the merger as a wholly owned subsidiary of Parent.
					FOR	AGAINST	ABSTAIN
2.	To approve the adjournment of the annual meeting, if necessary or				[ ]	[ ]	[ ]
appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement.
3.	To elect as directors the nominees listed below:
		For	Withhold
	Guoshen Tu	[ ]	[ ]
	Terence Yap	[ ]	[ ]
	Runsen Li	[ ]	[ ]
	Peter Mak	[ ]	[ ]
	Robert Shiver	[ ]	[ ]
					FOR	AGAINST	ABSTAIN
4.	To approve the ratification of GHP Horwath, P.C. as the Company’s				[ ]	[ ]	[ ]
independent registered public accounting firm for fiscal year ending
December 31, 2011.
					FOR	AGAINST	ABSTAIN
5.	To approve, on an advisory basis, the Company’s executive compensation.				[ ]	[ ]	[ ]
6.	To approve, on an advisory basis, the frequency of holding an advisory vote to approve the Company’s executive compensation.

One Year [ ]		Two Years [ ]	Three Years [ ]	Abstain [ ]

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

Dated:______________________________ , 2011

Signature: ________________________________

Title or Authority: __________________________

Signature (if held jointly):_____________________